UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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PPG Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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2026 Proxy Statement

and Notice of Annual Meeting of Shareholders

April 16, 2026, at 11:00 a.m.

PPG

A MESSAGE FROM PPG'S INDEPENDENT LEAD DIRECTOR

Dear Fellow Shareholders:
It is an honor to once again serve as PPG’s Independent Lead Director, supporting our Board’s efforts to guide the company in delivering long-term value and advancing strong corporate governance that benefits our shareholders.

Throughout 2025, the Board remained actively engaged in stewarding PPG’s enterprise growth strategy and overseeing key initiatives aimed at strengthening the company’s competitive position. The company is focused on higher-margin, technology-driven segments that are strong organic growth drivers. Following strategic portfolio actions in 2024, we have created a sharper, more focused company. We announced a $380 million investment to build a new manufacturing facility in Shelby, N.C., to meet the growing demand for aerospace coatings and sealants. The Company also inaugurated a waterborne automotive coatings plant in Thailand, which will enhance PPG’s local production capacity of waterborne basecoats and primers and help meet rising demand for sustainably advantaged coatings.

PPG’s business demonstrated resilience in a challenging industrial macro environment in 2025, delivering sales volume and selling price growth in all four quarters that resulted in an increase of 2% in organic sales. We generated $1.9 billion in operating cash flow and a free cash flow yield of 5%. The team’s focus on growth enabled PPG to continue to reward shareholders. The company repurchased approximately $790 million in stock in 2025, which represented approximately 3% of our outstanding shares. Combined with dividends, PPG returned $1.4 billion to shareholders in 2025. PPG has raised its annual dividend payout for 54 consecutive years and has paid uninterrupted annual dividends for 126 years. The Company also maintains strong financial flexibility with cash and short-term investments totaling approximately $2.2 billion at year end.

During the year, we maintained our robust board succession and refreshment efforts adding two new directors to our Board. We elected Leon Topalian, Chair, President and Chief Executive Officer of Nucor Corporation, to the Board. He serves on the Audit Committee and the Sustainability and Innovation Committee, bringing nearly 30 years of experience in manufacturing and operations. His experience leading the largest and most diversified steel and steel products producer in North America will provide valuable expertise to PPG and the Company’s leadership team. In addition, we elected Todd M. Schneider, President and Chief Executive Officer of Cintas, to the Board, serving on the Nominating and Governance Committee and Sustainability and Innovation Committee. Schneider has been with Cintas for more than 35 years and brings a deep knowledge of sales, service and operations. His top-tier understanding of how to provide exceptional service to customers will be a strong asset to PPG’s leadership.

As we continuously look at ways to evolve and strengthen PPG’s governance, in recent years we have declassified our Board, eliminated supermajority voting requirements, endorsed the right of shareholders to call special meetings and have approved new stand-alone policies that: limit the number of public company boards on which PPG’s directors may serve; provide for compensation recovery from executives; and limit the amount of severance payments for executives. Developing these new policies reflects our comprehensive approach to governance and facilitates more transparent Board oversight.

As markets evolve, the Board is confident in PPG’s differentiated position and strategy. We have enhanced capabilities in high-growth, high-return areas—backed by innovation, sustainability leadership and operational discipline. Our culture of continuous improvement, paired with strategic focus, positions PPG well to deliver long-term, sustainable value.

On behalf of the Board of Directors, it is my pleasure to invite you to PPG’s 2026 Annual Meeting of Shareholders, which will be held at 11:00 a.m., Eastern Time, on Thursday, April 16, 2026, via live audio webcast at www.virtualshareholdermeeting.com/PPG2026. We encourage you to read the attached Proxy Statement and vote on the included proposals.

I thank you for your continued confidence and support. PPG's Board remains committed to advancing the company’s mission of delivering solutions that protect and beautify the world® while delivering strong returns for shareholders.

Michael W. Lamach
Independent Lead Director
PPG Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Proposals:
The Annual Meeting will be held on: April 16, 2026 at 11:00 a.m. Eastern Time It will be held virtually. You can attend by visiting: www.virtualshareholdermeeting.com/ PPG2026 There will be no physical location for in-person attendance at the Annual Meeting.	1	To elect as directors the twelve named nominees to serve in a class whose term expires in 2027
	2	To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis
	3	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2026
	4	To vote on approval of the PPG Industries, Inc. 2026 Omnibus Incentive Plan
	5	To vote on a shareholder proposal to adopt a policy requiring an independent board chair, if properly presented
	6	To transact any other business that may properly come before the meeting
Attending the Virtual Annual Meeting:
Our Board of Directors has fixed the close of business on February 20, 2026 as the record date for the determination of shareholders who are entitled to notice of and to vote at our Annual Meeting or any adjournments or postponements thereof. To attend the virtual Annual Meeting, please follow the instructions at:
www.virtualshareholdermeeting.com/PPG2026
You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting by voting or asking questions, you will need to pre-register by 5:00 p.m. Eastern Time on April 15, 2026. To pre-register for the meeting, please follow the instructions provided under the General Matters section found in the accompanying Proxy Statement. Shareholders may only participate online and must pre-register to vote and ask questions at the virtual meeting. A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders and guests who do not pre-register at www.virtualshareholdermeeting.com/PPG2026.

Please Vote
Please know that your vote is very important to us, and we encourage you to vote promptly. Whether or not you expect to attend the virtual Annual Meeting, please vote via the Internet or telephone, or by paper proxy card or vote instruction form, which you should complete, sign and return by mail, so that your shares may be voted.

Internet Visit www.proxyvote.com. You will need the control number included in your proxy card, voter instruction form or notice.	Mobile App You can scan this QR code to vote with your mobile phone. You will need the control number included in your proxy card, voter instruction form or notice.	Phone Call 1-800-690-6903. You will need the control number included in your proxy card, voter instruction form or notice.	Mail Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Virtually See above regarding attendance at the virtual meeting.

Joseph R. Gette Senior Vice President, General Counsel and Secretary March 5, 2026

Forward-Looking Statements and Incorporation of Website Information
This Proxy Statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook, governance and compensation programs; sustainability; culture; community engagement; and related goals, commitments and strategies. These statements involve risks and uncertainties. Our actual future results, including the achievement of our targets, goals or commitments, could differ materially from our projected results as the result of changes in circumstances, assumptions not being realized, or other risks, uncertainties and factors, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q, current reports on Form 8-K and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak as of the date of this Proxy Statement. This Proxy Statement includes several website addresses and references to additional materials found on those websites. These websites and materials are not incorporated herein by reference.

PROXY STATEMENT SUMMARY

About the Meeting

Time and Place Thursday, April 16, 2026 11:00 a.m. Eastern Time
Virtual Shareholders’ Meeting
We will have a virtual meeting which you can attend by visiting www.virtualshareholdermeeting.com/PPG2026. There will not be a physical location for the meeting, and you will not be able to attend the meeting in person.

Attending the Virtual Annual Meeting
You will be able to attend the virtual Annual Meeting, vote and submit your questions during the Annual Meeting via live online webcast by visiting www.virtualshareholdermeeting.com/PPG2026. You will not be able to attend the Annual Meeting in person. If you plan to participate in the virtual meeting by voting or asking questions, you will need to pre-register by 5:00 p.m. Eastern Time on April 15, 2026. To pre-register for the meeting, please follow the instructions provided under General Matters beginning on page 107. Shareholders may only participate online and must pre-register to vote and ask questions at the virtual meeting. A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders who do not pre-register at www.virtualshareholdermeeting.com/PPG2026.
Questions and Answers About the Annual Meeting
Please see General Matters beginning on page 107 for important information about the proxy materials, voting, accessing the 2026 Annual Meeting and the deadlines to submit shareholder proposals and director nominees for the 2027 Annual Meeting of Shareholders.
Who We Are
We were founded in 1883 as The Pittsburgh Plate Glass Company by Captain John B. Ford and John Pitcairn in Pittsburgh, Pennsylvania. At PPG, we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. PPG’s vision is to be the first-choice partner to meet our customers’ evolving needs for innovative paints, coatings and surface solutions. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. PPG helps customers in industrial, transportation, consumer products, and construction markets and aftermarkets to protect and beautify the world®.

~43,500	50+	140+ years	$15.9B

~43,500 employees globally at December 31, 2025	Operations in 50+ countries	Trusted by customers for over 140 years	$15.9 billion in sales from continuing operations in 2025

2026 Proxy Statement	1

Proxy Statement Summary
Well Positioned for Growth

Specialty Producer	Sustainable	Aftermarket	Innovative	Consolidating

Global and diverse producer of specialty products with key functional value	Growing portfolio of sustainably advantaged products	High percentage of sales to aftermarket end-use markets	Strong pipeline of innovative products	Successful acquirer of coatings assets and businesses
Our Products

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Proxy Statement Summary

Proposal 1:	Election of Directors

•Our Nominating and Governance Committee has recommended 12 directors to be re-elected to our board for a term of 1 year and until their successors have been duly elected and qualified. You are being asked to vote on the election of each of these nominees.
•Each nominee is independent except for our Chairman and Chief Executive Officer.
•Each nominee is a proven leader who has demonstrated a commitment to upholding our core values as a company.
•Our nominees collectively bring a diverse set of skills and experiences that is critical to the oversight of our business.
•Each director nominee who receives a majority of the votes cast (the number of shares voted FOR the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

Overview of Directors
SNAPSHOT OF 2026 DIRECTOR NOMINEES

Committee Memberships
Name, Age, Director Since, & Principal Occupation	Independent	Other Public Company Boards	Audit	Human Capital Management & Compensation	Nominating & Governance	Sustainability & Innovation
Nominees standing for election at this year’s annual meeting who will serve in a class whose term expires in 2027
Kathy L. Fortmann, 58, 2024 Chief Executive Officer of Amyris, Inc.		•FMC Corporation
Melanie L. Healey, 64, 2016 Former Group President, North America of The Procter & Gamble Company		•Hilton Worldwide Holdings, Inc. •Kenvue Inc.
Gary R. Heminger, 72, 2017 Retired Chairman and Chief Executive Officer of Marathon Petroleum Corporation		•Fifth Third Bancorp
Timothy M. Knavish, 60, 2022 Chairman and Chief Executive Officer of PPG Industries, Inc.		•Rockwell Automation, Inc.
Michael W. Lamach, 62, 2015 Retired Executive Chair and Chief Executive Officer of Trane Technologies plc		•Columbus McKinnon Corporation •Honeywell International Inc. •Nucor Corporation
Kathleen A. Ligocki, 69, 2020 Former Chief Executive Officer of Agility Fuel Solutions, LLC		•Carpenter Technology Corporation •Lear Corporation
Michael T. Nally, 50, 2021 Chief Executive Officer and Director of Generate Biomedicines, Inc. and CEO-partner of Flagship Pioneering		•Generate Biomedicines, Inc.
Guillermo Novo, 63, 2021 Chairman and Chief Executive Officer of Ashland Inc.		•Ashland Inc.
Christopher N. Roberts III, 63, 2023 Senior Vice President, Global SH&E of Ecolab Inc.		•None

2026 Proxy Statement	3

Proxy Statement Summary

Committee Memberships
Name, Age, Director Since, & Principal Occupation	Independent	Other Public Company Boards	Audit	Human Capital Management & Compensation	Nominating & Governance	Sustainability & Innovation
Todd M. Schneider, 58, January 2026 President and Chief Executive Officer of Cintas Corporation		•Cintas Corporation
Catherine R. Smith, 62, 2019 Executive Vice President, Chief Financial Officer of Starbucks Corporation		•Boston Scientific Corporation
Leon J. Topalian, 57, July 2025 Chair, President and Chief Executive Officer of Nucor Corporation		•Nucor Corporation

Member	Chair

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Proxy Statement Summary
Governance Highlights

Proposal 2:	Advisory Vote on Approval of the Compensation of the Named Executive Officers

•Our Human Capital Management and Compensation Committee recommends that you vote FOR the “say-on-pay” advisory proposal because the Board believes that our compensation policies and practices are effective in achieving our compensation goals of paying a competitive salary, providing attractive annual and long-term incentives to reward growth, and linking management’s interests with those of our shareholders.
•Our executive compensation is set annually based on market data and is highly weighted toward performance-based compensation.

2026 Proxy Statement	5

Proxy Statement Summary
Financial Performance Highlights

Executive Compensation Highlights
Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation.

FIXED	2025 Base Salary
	CEO	Other NEOs	Overview	Objectives

	9%	24%	Fixed compensation that is established annually based on local market data and individual performance	Maintain parity with the competitive market for executives in comparable positions

AT-RISK	2025 Annual Incentive Awards
	CEO	Other NEOs	Overview	Objectives

	14%	20%	Variable compensation that is based on Company, business and individual performance	Incentivize executive officers to achieve our short-term performance objectives

	2025 Long-Term, Equity-Based Incentives
	CEO	Other NEOs	Overview	Objectives

	77%	56%	Variable compensation that is based solely on Company performance	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals

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Proxy Statement Summary

Proposal 3:	Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2026

•The Board recommends that you vote FOR this proposal. Our Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2026 and is asking shareholders to ratify this selection.

Proposal 4:	Approval of the 2026 PPG Industries, Inc. Omnibus Incentive Plan

•The Board recommends that you vote FOR this proposal. The 2026 Omnibus Incentive Plan allows PPG to award incentive compensation to our employees. Our prior Omnibus Incentive Plan was last approved in 2016 and will expire in April 2026. Our Board believes that the Omnibus Incentive Plan and the use of incentive compensation under the Plan has been effective and continues to be integral in attracting and retaining highly-qualified employees.

Proposal 5:	Vote on a Shareholder Proposal to Adopt a Policy Requiring an Independent Board Chair

•The Board recommends that you vote AGAINST this proposal. PPG’s Board believes that the interests of its shareholders are best served when the Board has the flexibility to determine PPG’s leadership structure.
•The shareholder proposal seeks to mandate one rigid leadership structure for all circumstances and would prevent our directors from determining the most appropriate leadership structure for PPG’s Board at any given time.
•The Board’s deep knowledge of the Company’s strategic goals, the unique opportunities and challenges the Company faces, and the various strengths and capabilities of our directors and senior management best positions the Board to determine the most effective leadership structure for PPG.

2026 Proxy Statement	7

Proxy Statement Summary

CHOOSE ELECTRONIC DELIVERY
We encourage PPG shareholders to voluntarily elect to receive future proxy and annual report materials electronically to help contribute to our sustainability efforts. Shareholders can opt for e-delivery at www.proxyvote.com or by contacting Computershare, their stockbroker or other nominee.

Combined with your adoption of electronic delivery of proxy materials, and the elimination of approximately 96,473 sets of proxy materials, we can ideally reduce the impact on the environment by:

using approximately 159 fewer tons of wood, or 951 fewer trees (14.8 acres of forest)	saving approximately 850,000 gallons of water, or the equivalent of filling approximately 43 swimming pools

using approximately 1.01 billion fewer BTUs, or the equivalent of the amount of energy used by 1,210 residential refrigerators for one full year	using approximately 556,000 fewer pounds of greenhouse gases, including CO2, or the equivalent of 51 automobiles running for one year

eliminating approximately 44,200 pounds of solid waste	reducing hazardous air pollutants by approximately 63 pounds

Environmental impact estimates were calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

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SUSTAINABILITY, CULTURE AND HUMAN RIGHTS

Our Culture	Our Communities	Our Environment	Human Rights

At PPG, we aim to champion all employees, empowering them to reach their full potential and sustain a high-performing workplace that supports our enterprise growth strategy. In 2025:
•Employee engagement remained strong, with the October 2025 Engagement Survey showing record high levels of engagement across the workforce, supporting the organizational health required to deliver the company’s long term growth strategy and positioning PPG to earn the Gallup Exceptional Workplace Award for a fourth consecutive year.
•Our culture continued to evolve through input from approximately 38,000+ PPG People who participated in workshops, interviews, surveys and focus groups. Their perspectives shaped the behaviors and expectations that support continuous improvement and help position PPG for the future.
•Leadership capability continued to advance across the organization. More than 6,300 leaders participated in development programs, and the Frontline Leader Program reached 17 priority plants, equipping more than 200 frontline leaders with skills that enhance operational excellence, including safety, quality and people management.
•Onboarding for plant and manufacturing roles expanded to 85 sites across four regions, improving consistency and accelerating new hire readiness in support of operational excellence.
•Talent pipelines grew to more than 136,000 prospective candidates, strengthening the company’s ability to fill business-critical roles and support strategic growth priorities.
•Eight Employee Resource Networks connected 8,000+ employees across 60 countries, delivering monthly programming across topics such as mental health, women’s and men’s health, disability inclusion, career talks and cultural recognition, along with more than 15 global events that strengthened overall inclusion, collaboration and workforce sustainability.

Our Culture	Our Communities	Our Environment	Human Rights

At PPG, our community engagement supports our purpose to protect and beautify the world. Our efforts are focused on education, employee engagement and community sustainability, three areas that represent an intersection of our business strengths and our ability to create positive impacts across our communities. Our global giving totaled $18.1 million in 2025, supporting hundreds of community organizations worldwide.
We seek to build the next generation of innovative leaders in science, technology, engineering and mathematics (STEM) through programs such as EuroSkills Herning 2025, Europe’s largest vocational education and skills excellence competition, and Bidwell Training Center's Chemical Laboratory Technician program in the U.S. and

2026 Proxy Statement	9

Sustainability, Culture and Human Rights
through partnerships with several science centers worldwide. In 2025, we invested $9.8 million in advancing STEM education.
Our community sustainability investments deliver community transformations through colorful spaces and beautification projects, support essential needs (particularly in times of disaster), and provide opportunities to thrive in the communities where we operate. We activate the time and talent of our employees to make a difference in our local communities. Our COLORFUL COMMUNITIES® program brings together PPG volunteers, PPG products and financial support to rejuvenate community spaces. In 2025, we celebrated the 10-year milestone of the global program, completing 43 projects in 23 countries, 88% of which included elements of sustainability as defined by our internal guidelines. Since 2015, more than 33,000 PPG employees and community volunteers have positively impacted more than 10.3 million people in over 50 countries. In 2025, we extended the Colorful Communities program for an additional 10 years to mark a decade of beautifying and revitalizing communities. As part of this commitment, PPG committed $15 million to celebrate the next decade of the program.
As an extension of our sustainability efforts, we also committed to investing $5 million in environmental sustainability education from 2023 to 2030. Through the end of 2025, we invested $2 million of our commitment. Our efforts aim to strengthen support of the next generation of innovators and maximize the impact within communities where we operate through partnerships with organizations such as the National Energy Education Development (NEED) in the U.S., launching new education materials with Foundation for Environmental Education (FEE), and with Centrum JongerenCommunicatie Chemie (C3), a Dutch education nonprofit to launch the “Green paint factory” lesson.

Our Culture	Our Communities	Our Environment	Human Rights

In 2025, PPG further advanced its sustainability commitments by continuing to drive toward its 2030 targets, reducing environmental impacts across our value chain, identifying operational efficiencies and innovating sustainably advantaged solutions inside and outside the can for our customers.
Our paints, coatings and specialty products protect and beautify the world, many of which offer benefits that support our customers’ sustainability ambitions. In 2025, 43% of sales were from sustainably advantaged products and processes that we have defined as addressing multiple sustainability benefits, including lower emissions, energy efficiency, use of renewable raw materials or extending durability. One leading example of a sustainably advantaged product is PPG SIGMAGLIDE® 2390 fouling release coating, a breakthrough solution to help shipowners lower power consumption and carbon emissions and meet demands for higher performance. The biocide-free fouling release coating has revolutionary PPG HYDRORESET™ technology, which modifies the coating when it is immersed in water to create a super-smooth, almost friction-free surface that marine organisms do not recognize and cannot adhere to. The coating enables vessels to maintain a clean hull and reduce drag, achieving power savings of up to 20%, a speed loss performance of less than 1%, and up to 35% reduction in CO2 emissions in comparison to traditional antifouling coatings*. When electrostatically applied, the coating also ensures cleaner operation for applicators, dramatically minimizing overspray and significantly reducing waste through increased transfer efficiency.
In addition to product innovations, improving the efficiency of our operations in energy, water and waste is an ongoing focus. We know that operational excellence drives productivity at PPG and for our customers. We continue advancing the use of renewable energy, and in 2025 we continued to partner with a renewable energy provider to implement our decarbonization roadmap that is expected to reduce our operational greenhouse gas emissions by 50% by 2030. As part of this effort, our Coatings Services plant in Querétaro, Mexico, installed a solar panel system that will cover 61% of its annual energy needs. This project not only strengthens our energy independence and reduces exposure to electricity price fluctuations, but also meets customer expectations for renewable energy use in the production of PPG products. The plant will avoid emitting around 450 metric tons of CO2 equivalent annually, significantly reducing its carbon footprint. Overall, PPG made significant progress against the company’s 2030 emissions reduction targets by entering into Virtual Power Purchase Agreements to ensure we meet our customers' requirements for renewable energy in the manufacture of our products.
*Actual performance will depend on the specific ship model and operating conditions.

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Sustainability, Culture and Human Rights

2025 Achievements

Sustainably advantaged products	Water intensity	Supplier sustainability

43% of sales from sustainably advantaged products, allowing customers to reduce their environmental impact	28% reduction in water intensity at priority sites in water scarce communities, against a 2019 baseline	100% of key suppliers assessed to sustainability and social responsibility criteria

Our Culture	Our Communities	Our Environment	Human Rights

We respect the dignity and human rights of all people. As stated in our Global Code of Ethics, we comply with all laws pertaining to freedom of association, privacy, collective bargaining, immigration, wages and hours and working time in our operations throughout the world. We also uphold laws prohibiting forced, compulsory and child labor, human trafficking and employment discrimination. To reinforce our commitment to human rights, in 2025 PPG adopted the PPG Industries, Inc. Human Rights Policy. Our Human Rights Policy prohibits the use of forced, prison, indentured, bonded, slave or child labor; prohibits workplace discrimination; requires PPG to follow applicable laws with respect to work hours, wages and benefits; prohibits participation in any illegal forced eviction practice; and requires free, prior and informed consent of local communities before PPG uses land and natural resources. Our human rights policy is available at ppg.com/en-US/sustainability/human-rights-policy.
We expect all of our contractors, suppliers and other business partners to respect and uphold our commitment to human rights in their operations. Our Supplier Sustainability Policy builds upon our Global Supplier Code of Conduct by establishing our expectation that our suppliers, as well as their subcontractors, will comply fully with applicable laws and adhere to internationally recognized governance standards, including those governing working conditions, wages and prohibiting the use of child and forced labor. Each supplier must evaluate and maintain sustainable processes and raw material sources throughout their supply chain and supplier base. We annually assess key strategic suppliers, which make up 65% of our total supply base spend. As of the end of 2025, we had assessed all of these key suppliers to sustainability and social responsibility criteria.

2026 Proxy Statement	11

Sustainability, Culture and Human Rights

Recognition PPG’s leadership and progress in key areas has been recognized by reputable external organizations. Our recent awards include:

Fortune	The Wall Street Journal	Newsweek

World’s Most Admired Companies 2026	Best Managed Companies 2025	Most Trustworthy Companies in America 2025 World's Greenest Companies 2025 America's Greatest Companies 2025

Fortune	Time	Gallup

America's Most Innovative Companies	World’s Best Companies	Exceptional Workplace Award 2025

Learn More
You can learn more about PPG by visiting our website at www.ppg.com and PPG’s Sustainability Report website at www.ppg.com/sustainability, which highlights the Company’s sustainability achievements. In May, our latest Sustainability Report will be available with updates on the progress we made in 2025.

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PROPOSAL: 1 ELECTION OF DIRECTORS

Skills, Expertise and Experience of Our Directors
Each of PPG’s directors possesses the core competencies of a senior executive officer at a large organization that are essential to their service on our board. In addition to those qualifications, our directors collectively possess skill sets that are directly relevant to the Company’s business and strategic objectives and that are valued by our Board in guiding a complex, worldwide manufacturing and retail company with $15.9 billion in sales from continuing operations and in overseeing our strategy for future growth. This table is intended to depict notable areas of expertise for each director, and not having a mark does not mean that a particular director does not possess that qualification or skill. Nominees have developed competencies in these skills through education, direct experience and oversight responsibilities. The information presented below is based on voluntary self-identification by each director, and the biographies of our directors include more information about our directors’ relevant skills, experience and qualifications.

Skills	FORTMANN	HEALEY	HEMINGER	KNAVISH	LAMACH	LIGOCKI	NALLY	NOVO	ROBERTS	SCHNEIDER	SMITH	TOPALIAN

CORE COMPETENCIES

Senior Leadership Experience

These directors have experience serving as CEO, CFO or a senior executive having hands-on leadership experience in core management areas, including an understanding of organizational behavior and processes, strategic planning, compliance, values and culture.

Corporate Governance

These directors have experience serving on public company boards and/or an understanding of the dynamics and operation of a corporate board and its relationship with the CEO and senior management as well as knowledge of corporate governance practices and policies and the protection of stakeholder interests.

Risk Management

In light of the Board’s role in risk oversight and overseeing the Company’s enterprise risk management program, these directors have knowledge and experience assessing and managing key risks and overseeing compliance.

Financial Expertise

These directors have the ability to read and understand PPG’s financial statements and have knowledge of the financial reporting processes, internal controls and capital markets, which enables them to monitor and assess the Company’s operating and strategic performance and financing activities.

2026 Proxy Statement	13

Proposal 1: Election of Directors

Skills	FORTMANN	HEALEY	HEMINGER	KNAVISH	LAMACH	LIGOCKI	NALLY	NOVO	ROBERTS	SCHNEIDER	SMITH	TOPALIAN

STRATEGIC SKILLS

Manufacturing

At our heart, PPG is a manufacturer. These directors have experience leading a large manufacturing company or the manufacturing function of a large company as such skill is valuable in assessing and overseeing our manufacturing capabilities.

Global Business

We have operations in approximately 50 countries. These directors possess expertise managing operations, driving business success and developing business strategy in international markets, including an understanding of diverse cultures and economies.

Business Development, Mergers & Acquisitions

PPG has transformed itself into a coatings leader in part through a strategy built on mergers, acquisitions and dispositions. These directors have experience implementing organic and inorganic growth strategies, identification of acquisition targets and integration of acquired businesses.

Sustainability & Environment

To fulfill our purpose to Protect and Beautify the World®, we are committed to creating long-term value and to reducing our environmental impact and that of our customers. We have committed to having 50% of our sales come from sustainably advantaged products by 2030. These directors have expertise implementing strategies to reduce an organization’s environmental impact and creating sustainable value.

Retail

We have over 40 architectural paint brands and thousands of direct-to-consumer points of sale across the world. These directors have experience in the retail or consumer products sectors or with brand development and marketing.

Technology & Innovation

Innovation and commercializing new technologies have been a hallmark of PPG for over 140 years and continue to be critical to maintaining our status as the technology leader in our industry. These directors have experience in technology-related businesses; adopting new technologies; understanding technological change and innovation; or the management of information security.

Digital

Our industry is rapidly moving from an in-person, hands-on model to a digital-first model for everything from sales to formulation, color matching and paint mixing. These directors have experience with digital transformation programs that are critical to delivering the speed, agility and insights our business and customers demand.

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Proposal 1: Election of Directors

Skills	FORTMANN	HEALEY	HEMINGER	KNAVISH	LAMACH	LIGOCKI	NALLY	NOVO	ROBERTS	SCHNEIDER	SMITH	TOPALIAN

STRATEGIC SKILLS (CONTINUED)

Human Capital Management

PPG is committed to being a purpose-driven organization where our entire workforce is engaged and can bring their best self to work enabling us to be a more innovative, productive and competitive company. These directors have experience in recruitment, retention, development, compensation and incentivization of senior management and key talent and in cultivating an engaged workforce.

2026 Proxy Statement	15

Proposal 1: Election of Directors
Diversity of Our Directors
We value boardroom diversity as integral to effective corporate governance. We believe that board diversity – gender, race, age, insight, background and professional experience – is a necessity that improves the quality of decision-making and strategic vision, and represents the kind of company we aspire to be. Our Board of Directors is representative of a diverse group of industries, geographies, cultural backgrounds, ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from varied industries having diverse cultural or ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity. Below are self-identified diversity characteristics of our directors.

	FORTMANN	HEALEY	HEMINGER	KNAVISH	LAMACH	LIGOCKI	NALLY	NOVO	ROBERTS	SCHNEIDER	SMITH	TOPALIAN

DIVERSITY

Gender

Female	●	●				●					●

Male			●	●	●		●	●	●	●		●

Age as of March 5, 2026

Years Old	58	64	72	60	62	69	50	63	63	58	62	57

Race/Ethnicity

International Origin		●

Hispanic or Latino		●						●

White/Caucasian	●	●	●	●	●	●	●			●	●	●

American Indian											●

Asian

Black or African American									●

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Proposal 1: Election of Directors

INDEPENDENCE	BOARD REFRESHMENT	FEMALE COMMITTEE CHAIRS

11 out of 12 directors are independent	9 out of 12 directors have been elected since the end of 2017	2 out of 4 committees are chaired by women

BOARD TENURE	AGE

Diversity of Board Tenure	Mandatory Retirement Age of 75
Since the 2016 annual meeting, the average age of our directors has decreased from 63 to 62 and our average director tenure has decreased from approximately nine years to approximately five years. Although our average director tenure has fallen with the addition of new directors, the Board believes that it is important to have longer-serving directors on the Board who have an intimate knowledge of our operations and our corporate philosophy. These longer-serving directors have also guided PPG through the peaks and troughs of the business cycle and can share this experience with our newer directors.
Director Nominees
Twelve directors are nominated for election to serve until the 2027 Annual Meeting of Shareholders and until their successors have been duly elected and qualified or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted, in the discretion of the proxies, FOR the nominees for directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by our Board of Directors in the event any nominee or nominees become unavailable for election. In the event that an incumbent director receives a greater number of votes against their election than votes for such election, they are required to tender their resignation for consideration by the Nominating and Governance Committee of the Board of Directors in accordance with our Bylaws, as under “Director Resignation Policy.” The principal occupations of, and certain other information regarding, the nominees and our continuing directors are set forth below. In addition, information about each director’s specific experience, attributes and skills that led the Board to the conclusion that each of the directors is highly qualified to serve as a member of the Board is set forth below.
The Board believes that each of the Company’s directors is highly qualified to serve as a member of the Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we

2026 Proxy Statement	17

Proposal 1: Election of Directors
believe are highly relevant positions with some of the most admired organizations in the world. Many of our directors also benefit from an intimate knowledge of our operations and corporate philosophy. The Board believes that each director’s service as the chair, chief executive officer, president, chief financial officer, group president or senior vice president of a well-respected company has provided the directors with skills that are important to serving on our Board. The Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Specifically, the Board has noted that our directors have skills that, among others, have made them particularly suited to serve as a director of PPG. Our directors’ skills that are specifically related to PPG’s strategy are illustrated in the skills matrix beginning on page 13. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.
Our Corporate Governance Guidelines require that any director who has attained the age of 75 retire at the next annual meeting following the director’s 75th birthday. In 2025, the Board increased the mandatory retirement age of our directors from 72 to align with the prevailing practice of other S&P 500 companies.
At the 2022 Annual Meeting, PPG’s shareholders voted in favor of a Board-sponsored proposal to declassify the Board of Directors. On May 13, 2022, PPG’s Articles of Incorporation were amended to provide that all directors would be elected annually beginning at the 2025 Annual Meeting. The directors to be elected at the 2026 Annual Meeting will be elected to serve a one-year term. If elected, each director will hold office until the 2027 Annual Meeting and until their successor is elected and qualified or their earlier retirement or resignation.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.
Vote Required
Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.

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Proposal 1: Election of Directors
Nominees Standing for Election to Hold Office Until the 2027 Annual Meeting
Under PPG’s amended Articles of Incorporation, at this Annual Meeting these directors will be elected for a one-year term. If elected, each director will hold office until the 2027 Annual Meeting and until their successor is elected and qualified, or their earlier retirement or resignation.

KATHY L. FORTMANN
Chief Executive Officer of Amyris, Inc. Independent Age: 58 Director of PPG Since: 2024 Committees: Audit; Sustainability and Innovation	Professional Experience

Amyris, Inc. (Since May 2024)
•Chief Executive Officer (from May 2024)
ACOMO N.V. (2021 until 2023)
•Chief Executive Officer
International Flavors & Fragrances Inc. (2020 until 2021)
•Division President of Nourish
•Division Chief Executive Officer, Taste and Head, Taste Strategy and Cross Fertilization
FrieslandCampina (2017 until 2019)
•Business Group President
Cargill, Incorporated (2005 to 2017)
•President of Business Services (from 2014 to 2017)
•President of Cargill Starches and Sweeteners, Europe (from 2011 to 2014)
•Vice President of Global Polyols and Dextrose and European Lead, Health and Nutrition (from 2007 to 2011)
E.I. Dupont de Nemours, Inc. (1989 to 2005)
•Various leadership positions

Other Directorships
•FMC Corporation •Director of ACOMO N.V. (from 2021 to 2023) •James Finlay Limited (private) (from 2019 to 2021)
Expertise Provided to the Board
Ms. Fortmann has 35 years of industry experience across the specialty and fine chemicals, food ingredients and agriculture industries. Her senior leadership roles at several leading, multinational companies provides her with extensive experience managing global business operations. With over 30% of PPG’s sales in the Europe, Middle East and Africa region and increasing sales of sustainably advantaged products, her experience leading businesses in Europe and businesses with a sustainability focus provides valuable expertise to the Board.
Skills

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Proposal 1: Election of Directors

MELANIE L. HEALEY
Former Group President, North America of The Procter & Gamble Company Independent Age: 64 Director of PPG Since: 2016 Committees: Nominating and Governance; Human Capital Management and Compensation	Professional Experience

The Procter & Gamble Company (1990 to 2015)
•President and Advisor to the Chairman and Chief Executive Officer (from January to June 2015)
•Group President, North America (from 2009 to 2015)
•Group President, Global Feminine and Health Care (from 2007 to 2009)
•President, Global Feminine Care and Adult Care (from 2005 to 2007)
•Vice President and General Manager, Feminine Care North America (from 2001 to 2005)
S. C. Johnson & Son, Inc. and Johnson & Johnson
•Various leadership positions

Other Directorships
•Hilton Worldwide Holdings Inc. •Kenvue Inc. •Target Corporation (from 2015 to 2023) •Verizon Communications Inc. (from 2011 to 2024)
Expertise Provided to the Board
Ms. Healey has extensive experience in the consumer goods industry with three multinational companies. She has a thorough understanding of strategy, branding, consumer marketing and international operations, including 18 years working outside the United States. Ms. Healey brings to the Board significant marketing, brand building, managerial and international expertise gained from years of experience marketing consumer products to customers worldwide.
Skills

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Proposal 1: Election of Directors

GARY R. HEMINGER

Retired Chairman and
Chief Executive Officer
of Marathon Petroleum
Corporation
Independent
Age: 72
Director of PPG Since: 2017
Committees: Human
Capital Management and
Compensation;
Nominating and
Governance
Professional Experience

Marathon Petroleum Corporation (1975 to 2020)
•Chairman and Chief Executive Officer (retired in April 2020)
•Chief Executive Officer (from 2011 to 2020)
•Chairman of the Board (from 2016 to 2020)
•President and Chief Executive Officer, Marathon Petroleum Corporation (from 2011 to 2020)
Marathon Oil Corporation
•Executive Vice President – Downstream (from 2001 to 2011)
Marathon Petroleum Company LLC
•President (from 2001 to 2011)
Marathon Ashland Petroleum
•Executive Vice President, Supply, Transportation and Marketing (from January to September 2001)
•Senior Vice President, Business Development (from 1999 to 2001)
•Vice President, Business Development (from 1998 to 1999)
MPLX GP LLC
•Chairman of the Board and Chief Executive Officer (from 2012 to 2020)

Other Directorships
•Fifth Third Bancorp
Expertise Provided to the Board
Mr. Heminger has significant leadership and financial expertise gained from years of service at a large petroleum product refining, transport, marketing and retail company. His over 40 years of experience leading a complex manufacturing and marketing business provides useful guidance in managing PPG’s complex organization with many of the same challenges and opportunities as faced by PPG. Mr. Heminger also brings to the Board marketing and retail expertise gained from overseeing Marathon Petroleum Corporation’s former network of gasoline retail locations and convenience stores.
Skills

2026 Proxy Statement	21

Proposal 1: Election of Directors

TIMOTHY M. KNAVISH
Chairman and Chief Executive Officer of PPG Industries, Inc. Age: 60 Director of PPG Since: 2022 Committees: None	Professional Experience

PPG Industries, Inc. (Since 1987)
•Chairman and Chief Executive Officer (since October 1, 2023)
•President and Chief Executive Officer (from January 1, 2023 to October 1, 2023)
•Chief Operating Officer (from March 1, 2022 to December 31, 2022)
•Executive Vice President (from 2019 to 2022)
•Senior Vice President, Architectural Coatings and President, PPG EMEA (from January 2019 through September 2019)
•Senior Vice President, Industrial Coatings (from October 2017 through December 2018)
•Senior Vice President, Automotive Coatings (from March 2016 through September 2017)
•Vice President, Protective and Marine Coatings (from August 2012 through February 2016)
•Vice President, Automotive Coatings, Americas (from March 2010 through July 2012)

Other Directorships
•Rockwell Automation, Inc.
Expertise Provided to the Board
Mr. Knavish has been an employee of PPG for over 35 years and has served in executive level positions at PPG since 2010, providing him with significant knowledge of the coatings industry. He has been a highly successful leader of businesses in all of PPG’s segments, serving in a variety of key business and functional leadership roles in the United States, Europe and the Asia Pacific region. Mr. Knavish has been integral to developing and implementing PPG’s enterprise growth strategy and positioning PPG for increased organic growth. Mr. Knavish also has led PPG’s efforts to enhance PPG’s sales capabilities and digital offerings.
Skills

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Proposal 1: Election of Directors

MICHAEL W. LAMACH

Retired Executive
Chair and Chief
Executive Officer of
Trane Technologies plc
Independent
Lead Director
Age: 62
Director of PPG Since: 2015
Committees: Human
Capital Management and
Compensation;
Nominating
and Governance
Professional Experience

Trane Technologies plc (2021)
•Executive Chair (from July 1, 2021 until December 31, 2021)
•Chairman and Chief Executive Officer (February 2020 to July 1, 2021)
Ingersoll-Rand (2004 to 2020)
•Chairman and Chief Executive Officer (from 2010 to 2020)
•President and Chief Executive Officer (from February 2010 to June 2010)
•President and Chief Operating Officer (from February 2009 to February 2010)
•President of Trane Commercial Systems (from June 2008 to February 2009)
•President of the Security Technologies Sector (from February 2004 to June 2008)
Johnson Controls (1987 to 2004)
•Various leadership positions

Other Directorships
•Columbus McKinnon Corporation •Honeywell International Inc. •Nucor Corporation •Iron Mountain, Inc. (from 2007 to 2015) •National Association of Manufacturers (former Chair of the Board)
Expertise Provided to the Board
During his career, Mr. Lamach led a number of businesses serving different end-use markets, including automotive components, controls, security systems and HVAC systems. As former Chairman and Chief Executive Officer of Trane Technologies plc and previously of Ingersoll-Rand plc, he brings to the Board experience leading global companies that sell a diverse range of products and services to both industrial and consumer customers. Mr. Lamach’s also has experience evaluating business portfolios and transforming businesses. His past service as the Chair of the Board of the National Association of Manufacturers provides him with keen insight into the challenges facing manufacturers.
Skills

2026 Proxy Statement	23

Proposal 1: Election of Directors

KATHLEEN A. LIGOCKI
Former Chief Executive Officer of Agility Fuel Solutions, LLC Independent Age: 69 Director of PPG Since: 2020 Committees: Nominating and Governance; Human Capital Management and Compensation	Professional Experience

Agility Fuel Solutions, LLC (2015 to 2019)
•Chief Executive Officer
Harvest Power, Inc. (2014 to 2015)
•President and Chief Executive Officer
Kleiner Perkins Caufield & Byers (2012 to 2014)
•Operating Partner
Next Autoworks (2010 to 2012)
•President and Chief Executive Officer and a director
Pine Lake Partners (2008 to 2010)
•Principal
GS Motors (2008 to 2009)
•President and Chief Executive Officer
Tower Automotive (2003 to 2007)
•Chief Executive Officer
Ford Motor Company, United Technologies Corporation, General Motors Corporation
•Various leadership positions

Other Directorships
•Carpenter Technology Corporation •Lear Corporation •Qell Acquisition Corp. (from October 2020 to December 2021) •Ashland Inc. (from 2004 to 2014)
Expertise Provided to the Board
Ms. Ligocki has diverse senior leadership experience in the automotive and transportation industry, a key customer for PPG’s products. As the chief executive officer of several start-up and early stage companies, she brings to the Board significant understanding of the importance of innovation and the process of bringing new ideas to market. Ms. Ligocki also has substantial experience managing the manufacturing and operations of multinational companies.
Skills

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Proposal 1: Election of Directors

MICHAEL T. NALLY
Chief Executive Officer and Director of Generate Biomedicines, Inc. and CEO-partner of Flagship Pioneering Independent Age: 50 Director of PPG Since: 2021 Committees: Audit; Sustainability and Innovation	Professional Experience

Generate Biomedicines, Inc. (Since 2021)
•Chief Executive Officer (since March 31, 2021)
•CEO-partner of Flagship Pioneering
Merck & Co., Inc. (2003 to 2021)
•Executive Vice President and Chief Marketing Officer (from January 2019 to March 31, 2021)
•President, Global Vaccines (from September 2016 to January 2019)
•Managing Director, United Kingdom and Ireland (from January 2014 to August 2016)

Other Directorships
•Generate Biomedicines, Inc.
Expertise Provided to the Board
Mr. Nally’s leadership experience in the pharmaceutical industry and with the use of artificial intelligence brings to the Board extensive understanding of the research and development process and the importance of product innovation to growth. At Merck, he was responsible for developing Merck’s growth strategy and commercialization model. He also has valuable experience commercializing new technologies and marketing products to consumers. Mr. Nally has also managed significant global businesses for a multinational company.
Skills

2026 Proxy Statement	25

Proposal 1: Election of Directors

GUILLERMO NOVO
Chairman and Chief Executive Officer of Ashland Inc. Independent Age: 63 Director of PPG Since: 2021 Committees: Human Capital Management and Compensation; Sustainability and Innovation	Professional Experience

Ashland Inc. (since 2019)
•Chairman and Chief Executive Officer (since December 31, 2019)
Versum Materials, Inc. (2016 to 2019)
•President and Chief Executive Officer
Air Products and Chemicals, Inc. (2012 to 2016)
•Executive Vice President, Materials Technologies (from 2014 to 2016)
•Senior Vice President, Electronics, Performance Materials, Strategy and Technology (from 2012 to 2014)
Dow Chemical Company (2009 to 2012)
•Group Vice President, Dow Coating Materials
Rohm and Haas Company (1986 to 2009)
•Various leadership positions

Other Directorships
•Ashland Inc. •Bemis Company, Inc. (from 2018 to 2019) •Versum Materials, Inc. (from 2016 to 2019)
Expertise Provided to the Board
Mr. Novo’s over 35 years in the specialty chemicals and specialty materials industry brings to the Board extensive understanding of our business, including the perspective of a strategic raw material supplier to the specialty chemicals industry. He also has significant experience and knowledge in the areas of business strategy, mergers and acquisitions in the chemicals industry, global business operations, manufacturing and corporate governance.
Skills

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Proposal 1: Election of Directors

CHRISTOPHER N. ROBERTS III
Senior Vice President, Global SH&E of Ecolab Inc. Independent Age: 63 Director of PPG Since: 2023 Committees: Audit; Sustainability and Innovation	Professional Experience

Ecolab Inc. (Since 2020)
•Senior Vice President, Global SH&E (Safety, Health and Environment) (since September 2024)
•Executive Vice President and General Manager, Global Food and Beverage (from November 2020 to August 2024)
•Executive Vice President, Strategic Initiatives (from October 2020 to November 2020)
Land O’Lakes, Inc. (2017 to 2019)
•Executive Vice President and Chief Customer Officer (from September 2019 to May 2020)
•Executive Vice President and Chief Operating Officer, Dairy Foods (from 2017 to 2019)
Cargill, Incorporated (2006 to 2017)
•President, Cargill Foodservice North America (from 2016 to January 2017)
•President, Value Added Protein (from 2015 to 2016)
•President, Kitchen Solutions (from 2011 to 2015)
•Group Vice President, Food Products, Corn Milling North America (from 2009 to 2011)
•Vice President and General Manager, Sweeteners Americas (from 2006 to 2009)
MIC Capital Partners (2020)
•Strategy and Growth Advisor
PepsiCo, Inc. and The Coca-Cola Company
•Various leadership positions

Other Directorships
•Meredith Corporation (from 2019 to 2021)
Expertise Provided to the Board
Mr. Roberts’s senior leadership roles at several leading, multinational industrial and consumer products companies provides him with substantial operational, marketing, customer relations, retail and branding experience in business-to-business and business-to-consumer settings. He brings to the Board significant experience growing and improving the businesses he has led. His role overseeing Ecolab’s safety, health and environment programs will provide the Board and the Sustainability and Innovation Committee with timely and practical insight and perspective on the matters overseen by the Committee.
Skills

2026 Proxy Statement	27

Proposal 1: Election of Directors

TODD M. SCHNEIDER
President and Chief Executive Officer of Cintas Corporation Independent Age: 58 Director of PPG Since: January 2026 Committees: Nominating and Governance; Sustainability and Innovation	Professional Experience

Cintas Corporation (Since 1989)
•President Chief Executive Officer (since June 2021)
•Executive Vice President and Chief Operating Officer (July 2018 to May 2021)
•President and Chief Operating Officer of the Rental Division (from June 2013 to June 2018)
•Senior Vice President of the Sales and Rental Division
•Chief Operating Officer of the Document Management Division
•Vice President of Sales of the Midwest/South Central Region Rental Division

Other Directorships
•Cintas Corporation
Expertise Provided to the Board
Mr. Schneider has over 35 years of experience with Cintas, a customer-focused company with over one million clients. He brings to the Board valuable experience leading sales and marketing organizations centered on technical and customer service. He also has experience leading the operations of a global company with nearly 500 facilities servicing approximately 16,000 customer routes. His expertise will contribute to our Board’s oversight of our operations, customer relations, marketing and sales teams’ progress.
Skills

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Proposal 1: Election of Directors

CATHERINE R. SMITH
Executive Vice President, Chief Financial Officer of Starbucks Corporation Independent Age: 62 Director of PPG Since: 2019 Committees: Audit; Nominating and Governance Committee	Professional Experience

Starbucks Corporation (Since March 2025)
•Executive Vice President, Chief Financial Officer
Nordstrom, Inc. (2023 to March 2025)
•Chief Financial Officer and Treasurer
Bright Health Group, Inc. (2020 to 2023)
•Chief Financial and Administrative Officer (from January 2020 to May 2023)
Target Corporation (2015 to 2019)
•Executive Vice President and Chief Financial Officer (from 2015 to 2019)
Express Scripts Holding Company (2014 to 2015)
•Executive Vice President and Chief Financial Officer (from February 2014 to December 2014)
Walmart International, GameStop Corp., Centex Corp.
•Various lead financial officer positions

Other Directorships
•Boston Scientific Corporation •Baxter International Inc. (from 2017 to February 2026)
Expertise Provided to the Board
Ms. Smith has significant expertise gained from years of leading the complex finance organizations of some of the largest companies in the United States. Her experience in financial reporting and disclosure, accounting, risk management and internal controls brings valuable expertise to the Board. In addition, Ms. Smith has extensive experience leading retail companies with a national and international footprint similar to that of PPG.
Skills

2026 Proxy Statement	29

Proposal 1: Election of Directors

LEON J. TOPALIAN
Chair, President and Chief Executive Officer of Nucor Corporation Independent Age: 57 Director of PPG Since: July 2025 Committees: Audit; Sustainability and Innovation	Professional Experience

Nucor Corporation (Since 1996)
•Chairman, President Chief Executive Officer (since September 2022)
•President and Chief Executive Officer (from January 2020 to September 2022)
•President and Chief Operating Officer (from September 2019 to December 2019)
•Executive Vice President of Beam and Plate Products (from June 2017 to August 2019)
•Vice President (from 2013 through May 2017)

Other Directorships
•Nucor Corporation
Expertise Provided to the Board
Mr. Topalian has nearly 30 years of experience with Nucor, the largest and most diversified steel and steel products producer in North America. He has a thorough understanding of manufacturing and operations that provides valuable expertise to our Board in assessing PPG’s operations and capital needs. In addition, Nucor is a consumer of coatings products and sells its products to many of the same end-use markets as PPG, bringing a valuable perspective to the Board. He also has extensive experience growing businesses through joint ventures, strategic acquisitions and large-scale organic growth projects.
Skills

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CORPORATE GOVERNANCE

Our Governance Highlights

Independence	Board accountability and practices	Shareholder Rights

•11 of 12 directors are independent
•All Board committee members are independent
•Strong, engaged independent Lead Director with clearly defined duties that are publicly disclosed
•Independent directors regularly meet without management present
•Active Board refreshment
•Majority voting in uncontested elections •All directors are elected annually •Policy against “overboarding” •Board oversight of Company strategy •Annual Board and committee self-evaluations
•One class of stock; each shareholder gets one vote per share
•Proxy access right with market terms
•Extensive shareholder engagement
•No poison pill
•Shareholder right to call a special meeting
•Active shareholder engagement program

Board Of Directors

PPG’s Board is actively engaged in developing our strategy and overseeing its execution, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. The Board devotes at least one full day each year to reviewing and formulating our strategy. Throughout the year, the Board uses its experience in manufacturing, global business, science and technology, and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy.	CHAIRMAN	INDEPENDENT LEAD DIRECTOR
	Timothy M. Knavish	Michael W. Lamach

•Meetings of the full Board of Directors in 2025: 7
•11 of 12 PPG Directors are Independent
•Our independent directors meet separately without members of management present at each meeting of the Board.
•Each of the Board’s standing committees regularly meets without members of management present.
•Management succession is regularly discussed by the Board with Mr. Knavish and PPG’s Senior Vice President and Chief Human Resources Officer.
•The Lead Director presides over the independent director sessions at each meeting and facilitates communications and serves as a liaison between the independent directors and the Chairman and Chief Executive Officer.

The average attendance at meetings of the Board and committees during 2025 was 100%, and no incumbent director attended less than 75% of the total number of meetings of the Board and committees on which such director served. PPG does not have a formal policy requiring attendance at the annual meeting of shareholders; however, all directors serving at the time of the 2025 Annual Meeting of Shareholders attended the meeting.

2026 Proxy Statement	31

Corporate Governance
Board Composition, Refreshment and Diversity
PPG’s business, property and affairs are managed under the direction of the Board of Directors. The Board is currently comprised of 12 members. Pursuant to PPG’s amended Articles of Incorporation, all directors are elected annually. The Board is elected by our shareholders to oversee management of the Company in the long-term interests of all shareholders. The Board also considers the interests of other stakeholders, which include customers, employees, retirees, suppliers, the communities we serve and the environment. The Board strives to ensure that PPG conducts business in accordance with the highest standards of ethics and integrity.
The Board seeks to maintain an appropriate balance of directors with varying tenure, diversity and skills. The Nominating and Governance Committee continually evaluates potential director candidates with the goal of finding directors whose skills complement the skills of PPG’s current directors, who add to the expertise of the Board as a whole and who have experience to contribute insight into our strategy. Using a skills matrix that includes the experience and skills of our current directors and keeping in mind the skills that the Board believes would add to the capabilities and knowledge of our Board, the Nominating and Governance Committee regularly reviews the skills and experience of our directors and potential director candidates. More information about the skills and experience of our directors can be found in the matrix beginning on page 13 and within the biographies of our directors beginning on page 19.
Our Corporate Governance Guidelines require that any director who has attained the age of 75 retire at the next annual meeting following the director's 75th birthday. Nine new directors have joined the Board since the end of 2017. Since the 2016 annual meeting, the average age of our directors has decreased from 63 to 62 and our average director tenure has decreased from approximately nine years to approximately five years. Although our average tenure has fallen with the addition of new directors, the Board believes that it is important to have longer-serving directors on the Board who have an intimate knowledge of our operations and our corporate philosophy as well as newer directors with fresh perspectives and ideas. Our longer-serving directors have guided PPG through the peaks and troughs of the business cycle and can share this experience with our newer directors.
The Nominating and Governance Committee does not a have formal policy with regard to the consideration of diversity in identifying director candidates. However, we endeavor to have a Board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the Company’s global activities. The Nominating and Governance Committee seeks to find director candidates who have demonstrated executive leadership ability and who are representative of the broad scope of shareholder interests by identifying candidates from varied industries having diverse cultural or ethnic backgrounds, viewpoints and ages. The Nominating and Governance Committee believes that the current members of the Board provide this diversity as discussed more specifically beginning on page 16.
Director Independence
In accordance with the rules of the New York Stock Exchange, the Board affirmatively determines the independence of each director and nominee for election or appointment as a director in accordance with the categorical guidelines it has adopted, which include all objective standards of independence set forth in the exchange listing standards. Based on these standards, at its meeting held on February 19, 2026, the Board determined that each of the following non-employee directors is independent and has no material relationship with PPG, except as a director and shareholder:

Kathy L. Fortmann	Guillermo Novo

Melanie L. Healey	Christopher N. Roberts III

Gary R. Heminger	Todd M. Schneider

Michael W. Lamach	Catherine R. Smith

Kathleen A. Ligocki	Leon J. Topalian

Michael T. Nally

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Corporate Governance
In addition, based on such standards, the Board affirmatively determined that Timothy M. Knavish is not independent because he is an officer of PPG. The categorical independence standards adopted by the Board are contained in the Corporate Governance Guidelines, which may be accessed from the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance.
Board Leadership Structure
We believe our Board leadership structure provides the appropriate balance of oversight by independent directors and management insight. The Board believes the independent directors should have the flexibility to respond to changing circumstances and choose the board leadership structure that best fits the Company’s needs as they evolve over time.
Chairman. Mr. Knavish serves as our Chairman of the Board and Chief Executive Officer, but having a combined Chairman and Chief Executive Officer is only one element of our leadership structure. We have an active independent Lead Director, and 11 of our 12 board members are highly qualified and independent non-employee directors. Our Board has four standing committees, each of which is comprised solely of independent directors with an independent committee chair.
In light of the decision-making speed and agility required to drive PPG’s enterprise growth strategy, the Board has determined that the appropriate structure for the Board at this time is for Mr. Knavish to continue serving as Chairman, while also providing for the counterbalance of a strong independent Lead Director, fully independent Board committees, and other good governance practices as described below and elsewhere in this Proxy Statement. Mr. Knavish is closely involved with PPG’s enterprise growth strategy, and he enhances the alignment between PPG management and the Board in implementing this strategy. He is also intimately familiar with our business and industry, so be is best positioned to identify strategic opportunities and to communicate these to the Board. The Board also believes that Mr. Knavish’s service as Chairman creates a highly effective bridge between the Board and management and provides the leadership to execute our business strategy and create shareholder value. In addition, having one person serve as both Chairman and Chief Executive Officer demonstrates to our employees, shareholders, customers, suppliers and other stakeholders that PPG has strong leadership setting the tone and having the responsibility for managing our operations.
In addition to Mr. Knavish, our Board consists of highly-engaged directors with significant leadership skills. All of our independent directors have served as the chair, chief executive officer, president, chief financial officer, group president or executive vice president of other companies. Accordingly, we believe that our independent directors, including our independent Lead Director, are well suited to provide a strong counterbalance to the Chairman and Chief Executive Officer when necessary. In addition, many of our directors currently serve or have served on the board of directors of other large companies, bringing those valuable experiences and perspectives to our Board.
In accordance with our Bylaws and our Corporate Governance Guidelines, the Chairman is responsible for chairing Board meetings and setting the agenda for these meetings. Each director also may suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, each of the Board’s standing committees regularly meets without members of management present.
Independent Lead Director. PPG’s Corporate Governance Guidelines provide that if the Chair of the Board is not an independent director, the Board shall appoint an independent Lead Director. The Board has designated Michael Lamach to serve as the Lead Director. Mr. Lamach has been a director of PPG since 2015 and has served on each of PPG’s standing board committees, including serving as Chair of the Nominating and Governance Committee. The Board believes that Mr. Lamach is ideally suited to serve as Lead Director given his deep knowledge of the Company and the industry through the highs and lows of the business cycle, his many contributions since joining the Board, his sound perspective, his proven experience as Chairman and CEO of Trane Technologies and his experience gained from service as a director of Trane Technologies, Ingersoll-Rand, Nucor, Honeywell and Columbus McKinnon.
Aside from chairing meetings of the independent directors, the Lead Director:
•gathers feedback from the other directors and holds a debriefing meeting with the Chairman and Chief Executive Officer after each Board meeting;
•presides at all meetings where the Chairman and Chief Executive Officer is not present;
•facilitates communications and serves as a liaison between the independent directors and the Chairman and Chief Executive Officer;

2026 Proxy Statement	33

Corporate Governance
•has the power to call meetings of the independent directors;
•communicates to the Chairman and Chief Executive Officer any suggestions, views or concerns expressed by the independent directors and consults with the Chairman and Chief Executive Officer about the concerns of the Board;
•advises the Chairman and Chief Executive Officer as to the information necessary or appropriate for the independent directors to effectively and responsibly perform their duties and provides feedback on the quality, quantity and timeliness of information submitted by management;
•approves Board meeting agendas and other types of information sent to the Board;
•approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•is available for consultation and direct communication with major shareholders as appropriate;
•participates in the identification and evaluation of director candidates and facilitates director development;
•acts as a resource and advisor to the Chairman and Chief Executive Officer;
•unless otherwise directed by the Board, serves as the independent directors’ representative in extraordinary matters such as significant corporate transactions and crisis situations;
•recommends to the Board the formation and membership of ad-hoc committees of the Board to oversee extraordinary matters such as significant corporate transactions and crisis situations;
•authorizes the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;
•actively participates in the Board’s review of acquisition opportunities and the management succession process; and
•performs such other duties as the Board may from time to time designate.
As part of its self-evaluation process, the Board, at least annually, evaluates our leadership structure to ensure that it is in the best interest of PPG and its shareholders. We believe that having a Chairman and Chief Executive Officer with day-to-day oversight of Company operations, coupled with experienced independent directors who have appointed an independent Lead Director and four wholly-independent board committees, is the appropriate leadership structure for PPG at this time.
Shareholder Engagement
Engaging with our shareholders is essential to maintaining transparency, building trust, and ensuring that their perspectives are considered in our decision-making processes. We hold engagement meetings each year with several of our largest shareholders. Key participants in our engagement meetings include our Chairman and Chief Executive Officer, our independent Lead Director, our Chief Financial Officer, our Corporate Secretary, our Vice President, Global Sustainability and other subject matter experts, as appropriate. In addition, we host "investor days" or "investor deep-dives" during which we spend a full day meeting with investors and securities analysts to provide them with deeper understanding of our business. These engagements help us align our strategies with their interests and fosters a stronger relationship between the company and its shareholders.

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During 2025:

We engaged with institutional investors representing 60% of our outstanding shares.				We held governance-focused meetings with institutional investors representing 35% of our outstanding shares.

Through engagement with our shareholders, the Board and our senior management team are provided with feedback on a variety of topics, including:
Strategic and Financial Performance	Operations	Corporate Governance	Executive Compensation	Board Composition	Sustainability	Human Capital Management
These constructive engagements enable the Board and management to evaluate and assess our Company from different perspectives and viewpoints. The key themes of feedback received during our engagement meetings as well as efforts we are taking in consideration of the feedback we received were shared with the Board. These initiatives help to ensure that the Board is apprised of key trends and topics being considered by our shareholders. A general outline of our approach to shareholder engagement can be found below.

Before the Annual Meeting of Shareholders	At the Annual Meeting of Shareholders	After the Annual Meeting of Shareholders
•We reach out to investors to discuss key issues facing our Company and industry and to solicit their feedback about PPG
•Together, the Board and senior management discuss shareholder feedback and determine if additional actions are required
•Reviews any shareholder proposals and engages with the proponent
•Management institutes changes as appropriate

Our shareholders:
•elect nominees to serve on the Board of Directors
•vote on executive compensation
•vote on the ratification of our auditors
•potentially vote on other proposals brought by management or by our shareholders

•We tabulate and review the voting results
•Use shareholder feedback to enhance our governance, sustainability and compensation practices
•Together, the Board and senior management discuss the results and determine what additional actions are appropriate
•We prepare our agenda to enhance our shareholder engagement

Board Oversight of Sustainability
Our Board is actively engaged in our sustainability programs and initiatives. Our sustainability approach is grounded in our vision of delivering lasting value for stakeholders and customers by operating with integrity, working safely, respecting the contributions of our people, preserving the environment and supporting the communities where we operate. Our sustainability oversight structure is designed to effectively govern and manage the sustainability risks and opportunities that are integral to our business strategy, and Board oversight of significant sustainability matters is incorporated into its oversight of our business and our strategy. Significant sustainability risks are reviewed and evaluated by the Board and its committees as part of their ongoing risk oversight of our Company.

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Framework for Board oversight of Sustainability
The Nominating and Governance Committee actively monitors the changing governance landscape and recommends changes to PPG’s governance programs and practices.
The Board’s long-standing Sustainability and Innovation Committee oversees and receives regular updates on the Company’s environment, health, safety, product stewardship and sustainability initiatives, including the Company’s sustainability goals and progress toward our goals. In connection with its oversight of our sustainability program, the Sustainability and Innovation Committee reviews the risks and opportunities to PPG of incorporating sustainability into our business. The Committee is also periodically updated on risks to the Company from severe weather events and other environmental hazards.
PPG recognizes the importance of corporate culture and employee engagement to our success. The Board has been focused on employee engagement and provided its guidance in connection with the formulation and introduction of The original PPG Way and the PPG Way 2030. Since the introduction of The PPG Way, the Board has received regular updates on our engagement progress. The Board has also endorsed our engagement and corporate culture actions. The Human Capital Management and Compensation Committee’s responsibilities include oversight of our human capital strategies in the areas of culture and purpose, employee engagement, development and pay equity.
Our aim is to bring color and brightness to communities around the world. The PPG Industries Foundation is the primary vehicle for our U.S. community engagement efforts. The PPG Industries Foundation distributes millions of dollars of donations annually and manages our COLORFUL COMMUNITIES® program. The Board has oversight responsibility for the PPG Industries Foundation and also receives updates on PPG’s other community engagement and global giving initiatives.
PPG engages in the political process when we believe that doing so will serve the best interests of the Company and our stakeholders. We support public policies that contribute to the achievement of our long-term growth. The Nominating and Governance Committee has been assigned responsibility to oversee our government affairs activities and to receive periodic reports regarding the activities of our Government Affairs team. More information about PPG’s political activities, including PPG’s Political Contributions and Activities Policy and political spending reports, are available on our Government Affairs website at www.ppg.com/about-ppg/en-US/government-affairs.
The 2025 CPA-Zicklin Index of Corporate Political Disclosure and Accountability ranked PPG as a Trendsetter company, the highest distinction. PPG was recognized for its disclosure, accountability and political spending oversight.
Each Board committee reports its activities in these areas back to the full Board of Directors.
At the management level, day-to-day implementation of our sustainability initiatives is led by our Vice President, Global Sustainability who coordinates PPG’s sustainability programs, integrates these programs into our business and communicates the benefits of our sustainably advantaged products to our customers, shareholders and other stakeholders. The Vice President, Global Sustainability works with PPG’s Sustainability Committee, a committee of management consisting of senior corporate executives, to establish and monitor our sustainability goals, policies,

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programs and procedures that incorporate sustainability into our business practices, including resource management, weather impacts, innovation, communications, community engagement, procurement, manufacturing and employee wellness.
Board Oversight of PPG’s Strategy
PPG’s Board is actively engaged in developing and overseeing the execution of our strategy, including major business and organizational initiatives, capital allocation priorities and potential business development opportunities. Throughout the year, the Board applies its experience in manufacturing, global business, mergers and acquisitions, science and technology and marketing to oversee the execution of our strategy and capital allocation and works with senior management to guide our strategy. At its October meeting, the Board devotes one full day to reviewing and formulating our strategy. At each Board meeting and during our annual strategy session, directors engage with PPG’s senior leadership in robust discussions about the Company’s overall strategy, priorities for its businesses and long-term growth opportunities.
Director Time Commitments
In 2025, the Board amended our Corporate Governance Guidelines to include specific limits on the number of public company boards on which our directors may serve. Our Corporate Governance Guidelines limit independent directors to serving on no more than four public company boards, including PPG’s Board. A director who is an executive officer of a public company, including PPG, may serve on no more than two public company boards, including PPG’s Board.
Any director who is considering joining the board of directors of another publicly traded or privately held company must obtain the approval of the Nominating and Governance Committee. When reviewing such a request, the Nominating and Governance Committee takes into consideration the current time commitments of the requesting director, including the demands of their primary occupation and those of their service on the boards of directors of other companies, and the director “overboarding” limits in our Corporate Governance Guidelines.
The Board’s Role in Risk Management

Board of Directors

Our Board has broad oversight responsibility for our risk-management programs. While the Audit Committee has primary responsibility for overseeing our enterprise risk assessment and management process, our entire Board is actively involved in overseeing risk management for the Company by engaging in periodic discussions with Company officers and other employees as the Board may deem appropriate. We believe that the leadership structure of our Board supports the Board’s effective oversight of the Company’s risk management.
Management
Our management team is responsible for day-to-day management of risk. The Enterprise Risk Committee oversees management's active management of risk.

Committees

Audit Committee Focuses on risks inherent in our accounting, financial reporting, legal and regulatory compliance, cybersecurity, data privacy and internal controls.
Sustainability and Innovation Committee
Considers risks related to our environment, health, safety, product stewardship and sustainability programs. It reviews our approach to innovation, science and technology.
Human Capital Management and Compensation Committee Considers the risks that may be implicated by our executive compensation and human capital management programs.

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Special Role of Audit Committee:
•In accordance with New York Stock Exchange requirements, our Audit Committee charter provides that the Audit Committee is responsible for overseeing our risk management process.
•The Audit Committee is updated on a regular basis on relevant and significant risk areas and actions being taken to mitigate these risks. This includes periodic updates from certain officers of the Company, including our Chief Compliance Officer and Chief Information Officer, and a formal annual update by the Director, Corporate Audit Services (the leader of PPG's internal audit function). The annual update provides a comprehensive review of PPG's enterprise risks and includes the feedback from the Company's officers and key managers. The Audit Committee, in turn, reports to the full Board.

PPG’s Enterprise Risk Committee (“ERC”) has overall responsibility for overseeing PPG’s enterprise risk management program. The membership of the ERC includes the Executive Committee of the Company and the Director, Corporate Audit Services. Its responsibilities include:
•developing and fostering PPG’s risk management culture;
•identifying and monitoring the risks to PPG, both short- and long-term;
•monitoring PPG’s risk management capabilities and crisis preparedness and recovery plans;
•reviewing the steps management has taken to monitor and control major risk exposures, including the Company’s risk assessment and risk management policies; and
•reviewing and assessing the effectiveness of PPG’s enterprise-wide risk assessment processes.
The ERC provides updates on its key activities and PPG’s enterprise risk management programs and risk posture to the Board or its committees, as appropriate.
The primary component of our enterprise risk management process is an annual enterprise risk assessment. The enterprise risk assessment is prepared annually with the engagement of approximately 50 senior leaders across the Company, including certain directors. The results of this survey along with market research and industry data are used to prepare an enterprise risk matrix focusing on the top identified risks, and assigns risk owners and recommended mitigation plans, which are then tracked by the ERC. The risks assessed are generally ones that could materialize over a one-to-three-year horizon.
Cybersecurity Risk Management:
The Audit Committee receives bi-annual reports and periodic briefings on cybersecurity matters, including key risks to the Company, recent developments, and risk mitigation activities from our Vice President and Chief Information Officer (“CIO”) and our Chief Information Security Officer (“CISO"), who are both responsible for overseeing our cybersecurity program. In addition, the full Board receives bi-annual briefings from our CIO on our cybersecurity program. The ERC also receives updated information on cybersecurity risks at each of its meetings.The Board and the Audit Committee also periodically review the results of exercises performed by our advisors as part of an independent assessment of PPG’s cybersecurity program and internal preparedness. During 2024 and 2025, the Board held tabletop cybersecurity exercises led by an outside cybersecurity governance expert. In 2025, we adopted an internal AI Policy that establishes guiding principles for the legal and ethical use of AI technology at PPG.
As part of their oversight of our cybersecurity program, our CIO and our CISO oversee a team of cybersecurity professionals and are responsible for assessing and managing our material risks from cybersecurity threats. Our CIO and CISO are trained information technology professionals, each of whom has earned degrees in information systems and business administration and has many years of experience in or managing global enterprise information technology at various organizations.
Executive Succession Planning
One of the Board’s primary responsibilities is to oversee the development of appropriate executive-level talent to successfully execute PPG’s strategy. Executive succession is regularly discussed by the Board with the Chairman and Chief Executive Officer and PPG’s Senior Vice President and Chief Human Resources Officer. The Board reviews candidates for all executive officer positions to confirm that qualified successor-candidates are available for all key positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates. At least annually, as required by our Corporate Governance Guidelines, and typically more often, the Board discusses Chief Executive Officer succession planning. The current Chief Executive Officer provides the Board with recommendations for and evaluations of potential Chief Executive Officer successors and reviews with the Board development plans for these successors. Directors engage with potential Chief Executive Officer talent at Board and committee meetings and in less formal settings to enable directors to personally interact with candidates. The Board

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reviews executive succession in the ordinary course of business as well as contingency planning in the event of an emergency or unanticipated event.
In addition, the Board reviews the Company’s talent strategy at least annually and often more frequently. This includes a detailed discussion of the Company’s leadership candidates and succession plans with a focus on key positions at the senior officer level. High-potential leaders are given exposure and visibility to Board members through formal presentations and at informal events.
Corporate Governance Guidelines and Board Orientation
The Board has adopted Corporate Governance Guidelines. These guidelines are revised from time to time to better address the Board's particular needs and governance practices as they change over time. The Board most recently revised the Corporate Governance Guidelines to increase the mandatory retirement age for directors from 72 to 75 to align with the prevailing practice of other S&P 500 companies. In 2024, the Board amended the Corporate Governance Guidelines to add specific limits on the number of boards of directors on which our directors and executives may serve. The Corporate Governance Guidelines may be accessed from the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance.
The Board has a program for orienting new directors which includes presentations from members of senior management regarding our operations, technologies, governance, finances, compensation programs and other topics of interest to our new directors. The Company also provides for continuing education for all directors, including the reimbursement of expenses for continuing education.
Board Self-Evaluation
The Board annually evaluates its own performance and that of its standing committees. The evaluation process is coordinated by the Nominating and Governance Committee with a goal of improving the Board's performance and effectiveness. The committee self-assessments consider whether and how well each committee has performed the responsibilities listed in its charter. All assessments and evaluations focus on both strengths and opportunities for improvement and are shared with the Board. The evaluation process includes the following steps:

Annual Written Questionnaires	Discussions with the Lead Director	Committee and Board Private Sessions	Feedback is Incorporated
The full Board and each committee complete anonymous questionnaires. Topics include:
•Fulfilling the Board or committee's responsibilities under the Governance Guidelines or the committee's charter
•Board leadership structure
•Director skills and gaps
•Board meeting practices
•Succession planning
•Oversight of the Company's business
The Lead Director holds one-on-one discussions with each director to elicit their feedback
The full Board and each committee review the results of their evaluations and determine whether any feedback should be incorporated into future meetings
Each committee reports the results of its self-evaluation to the full Board

Improvements to Board or committee processes and recommended discussion topics are incorporated into future meetings.
Recent improvements have included:
•Increased focus on innovation
•More robust discussion of growth initiatives
•Improvements to Board pre-read materials

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Director Resignation Policy
Our Bylaws provide that if an incumbent director is not elected by majority vote in an “uncontested election” (where the number of nominees does not exceed the number of directors to be elected), the director must offer to tender their resignation to our Board of Directors. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders their resignation will not participate in the Board’s decision with respect to their resignation. The election of directors that will be held at the 2026 Annual Meeting is an uncontested election.
Review and Approval or Ratification of Transactions with Related Persons
The Board and its Nominating and Governance Committee have adopted written policies and procedures relating to approval or ratification of “Related Person Transactions.” Under these policies and procedures, the Nominating and Governance Committee (or its chair, under some circumstances) reviews the relevant facts of all proposed Related Person Transactions and either approves or disapproves of the Related Person Transaction, by taking into account, among other factors it deems appropriate:
•the benefits to PPG of the transaction;
•the impact on a director’s independence, in the event the “Related Person” is a director or an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
•the availability of other sources for comparable products or services;
•the terms of the transaction; and
•the terms available to unrelated third parties or to employees generally.
No director may participate in any consideration or approval of a Related Person Transaction with respect to which they or any of their immediate family members is the Related Person. Related Person Transactions are approved only if they are determined to be in, or not inconsistent with, the best interests of PPG and its shareholders.
If a Related Person Transaction that has not been previously approved or previously ratified is discovered, the Nominating and Governance Committee, or its chair, will promptly consider all of the relevant facts. In addition, the committee generally reviews all ongoing Related Person Transactions on an annual basis to determine whether to continue, modify or terminate the Related Person Transaction.
Under our policies and procedures, a “Related Person Transaction” is generally a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which PPG was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is generally any person who is, or at any time since the beginning of PPG’s last fiscal year was, (i) a director or executive officer of PPG or a nominee to become a director of PPG; (ii) any person who is known to be the beneficial owner of more than 5% of any class of PPG’s voting securities; or (iii) any immediate family member of any of the foregoing persons.
Certain Relationships and Related Transactions
As discussed above, the Nominating and Governance Committee is charged with reviewing potential conflicts of interest and all Related Person Transactions. PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the directors and/or executive officers of PPG are directors and/or executive officers. During 2025, PPG entered into the following transactions with Related Persons that are required to be reported under the rules of the Securities and Exchange Commission:
Guillermo Novo, a director of PPG, is Chairman and Chief Executive Officer of Ashland Inc. During 2025, PPG and its subsidiaries purchased approximately $12.4 million of products and services from Ashland Inc.
Christopher N. Roberts III, a director of PPG, is Senior Vice President, Global SH&E of Ecolab Inc. During 2025, PPG and its subsidiaries purchased approximately $1.2 million of products and services from Ecolab Inc.
Todd M. Schneider, a director of PPG, is President and Chief Executive Officer of Cintas Corporation. During 2025, PPG and its subsidiaries purchased approximately $7.8 million of products and services from Cintas Corporation.

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Catherine R. Smith, a director of PPG, is Executive Vice President, Chief Financial Officer of Starbucks Corporation. During 2025, PPG and its subsidiaries purchased approximately $300,000 of products from Starbucks Corporation.
Leon J. Topalian, a director of PPG, is Chair, President and Chief Executive Officer of Nucor Corporation. During 2025, PPG and its subsidiaries sold approximately $4.5 million of products and services to Nucor Corporation.
The Nominating and Governance Committee does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2025 of each of the purchaser and the seller and all of such transactions were in the ordinary course of business.
Board Committees
The Board currently has four standing committees: Audit Committee, Nominating and Governance Committee, Human Capital Management and Compensation Committee and Sustainability and Innovation Committee. The current composition of each Board committee is indicated below. The charter of each Board committee is available on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance. The Nominating and Governance Committee regularly reviews the membership and leadership of each committee and evaluates membership changes based on the qualifications of and skills of our directors in relation to the responsibilities of each committee.

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Audit Committee
Number of meetings in 2025: 5

Catherine R. Smith (Chair)	Kathy L. Fortmann	Michael T. Nally	Christopher N. Roberts III	Leon J. Topalian

Primary Role of this Committee:
The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls.
Key Responsibilities:
•oversees our independent auditors and internal auditors
•reviews audits, annual and quarterly financial statements and accounting and financial controls
•appoints our independent registered public accounting firm
•assists the Board in oversight of our compliance with legal and regulatory requirements
•oversees the risk management process, including cybersecurity and data privacy
The Audit Committee is comprised entirely of directors who are independent under the standards adopted by the Board, the listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.
The functions of the committee are primarily to review with our independent auditors and our internal auditors their respective reports and recommendations concerning audit findings and the scope of and plans for their future audit programs and to review audits, annual and quarterly financial statements and accounting and financial controls. The committee also appoints our independent registered public accounting firm, oversees our internal audit department, assists the Board in oversight of our compliance with legal and regulatory requirements related to financial reporting matters and oversees the risk management process.
The Board has determined that each member of the committee is “financially literate” in accordance with the applicable rules of the New York Stock Exchange. In addition, the Board has determined that all of the members of the committee, including Ms. Smith, the chair of the committee, are “audit committee financial experts” in accordance with the applicable rules of the Securities and Exchange Commission.

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Nominating and Governance Committee
Number of meetings in 2025: 5

Melanie L. Healey (Chair)	Gary R. Heminger	Michael W. Lamach	Kathleen A. Ligocki	Todd M. Schneider	Catherine R. Smith

Primary Role of this Committee:
The primary role of the Nominating and Governance Committee is to oversee PPG’s corporate governance framework and the composition of PPG’s Board of Directors and the Board’s committees.
Key Responsibilities:
•reviews the Company’s corporate governance framework, including all significant governance policies and procedures
•identifies and recommends nominees to stand for election as directors at each annual meeting of shareholders and recommends nominees to fill any vacancies on the Board or executive management team
•recommends actions to be taken regarding the structure, organization and functioning of the Board, including membership of the Board’s committees
•develops corporate governance guidelines, including the process and criteria to be used in evaluating the performance of the Board
•reviews the Company’s policies and practices regarding government affairs, public policy advocacy, and political spending and activities
•reviews the governance of the Company’s environmental, social and governance programs
•reviews the performance of the Board
•reviews the performance of the committees of the Board and the adequacy of the committees’ charters
The Nominating and Governance Committee is comprised entirely of directors who are independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and other committees appointed by, the Board. The charter gives the committee the responsibility to develop and recommend corporate governance guidelines to the Board, to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

Director Candidates
The Nominating and Governance Committee considers recommendations of potential director candidates from current directors, management and shareholders. The Nominating and Governance Committee also has authority to retain and terminate search firms to assist in identifying director candidates. From time to time, search firms have been paid a fee to identify candidates. In April 2025, the Board of Directors elected Leon Topalian as a director of PPG, effective at the July 2025 Board meeting. Mr. Topalian was initially brought to the attention of the Board as a potential director candidate by Mr. Lamach. In December 2025, the Board of Directors elected Todd Schneider as a director of PPG, effective at the January 2026 Board meeting. Mr. Schneider was initially brought to the attention of the Board by Mr. Knavish. The Nominating and Governance Committee then recommended that Mr. Knavish and other directors interview Messrs. Topalian and Schneider. Following meetings with several other directors and a

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review of their candidacies by the Nominating and Governance Committee, Messrs. Topalian and Schneider each were recommended by the Nominating and Governance Committee for election to the Board.
Director Candidate Attributes
In evaluating director candidates, the committee looks for candidates having the skills that the Board believes would add to the capabilities and knowledge of our Board, including the skills and attributes set forth below:
•age shall be considered only in terms of experience of the candidate, seeking candidates who have broad experience in business, finance, leadership, technology, strategy, sustainability, global affairs or law;
•candidates for director should have knowledge of the global operations of industrial and retail businesses such as those of PPG;
•each candidate should have sufficient time available to be a meaningful participant in Board affairs. Candidates should not be considered if there is either a legal impediment to service or a foreseeable conflict of interest which might materially hamper full and objective participation in all matters considered by the Board of Directors;
•absent unforeseen health problems, each candidate should be able to serve as director for a sufficient period of time to make a meaningful contribution to the Board’s guidance of PPG’s affairs; and
•the Board will be comprised of a majority of independent directors.
In applying these criteria, the committee seeks to establish a Board that, when taken as a whole, should:
•be representative of the broad scope of shareholder interests, without orientation to any particular constituencies;
•challenge management, in a constructive way, to reach PPG’s goals and objectives;
•be sensitive to the interests of PPG’s shareholders, employees, customers and other stakeholders;
•be comprised principally of active or retired senior executives of publicly held corporations or financial institutions, with consideration given to those individuals whose skills are complementary to the existing Directors’ skills and the Board’s needs for particular expertise in fields such as manufacturing, technology, strategy, finance, marketing, international business, human capital management, sustainability or other areas of expertise relevant to the Company’s business, whenever the needs of PPG indicate such membership would be appropriate;
•include directors of varying ages, but whose overriding credentials reflect maturity, experience, insight and prominence in the community; and
•be small enough to promote open and meaningful boardroom discussion, but large enough to staff the necessary Board committees.
Shareholder Recommendations or Nominations for Director, Proxy Access and Shareholder Right to Call a Special Meeting
The Nominating and Governance Committee considers recommendations of potential candidates from shareholders. Candidates recommended by shareholders are evaluated against the same criteria used to evaluate all candidates. Shareholders wishing to recommend or nominate a nominee for director should send their recommendation or nomination to the corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 or by email to CorporateSecretary@ppg.com.
PPG’s Bylaws provide for “proxy access.” Proxy access is a process that allows an eligible shareholder or a group of eligible shareholders to nominate director candidates to appear in PPG’s proxy materials. Proxy access is available to shareholders or groups consisting of no more than 20 shareholders that have held at least 3% of PPG’s outstanding stock for at least three years and who have met the other requirements set forth in Article I of PPG’s Bylaws. A shareholder recommendation or nomination of a director candidate must be submitted by the deadlines and with the information and written representations that are described in Article I of our Bylaws. Director nominations submitted pursuant to PPG’s proxy access Bylaw for consideration at the 2027 Annual Meeting of shareholders must be received by PPG no earlier than October 6, 2026 and no later than November 5, 2026. A copy of PPG’s Bylaws may be accessed on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance.
Our Articles of Incorporation provide the Company's shareholders with the right to call a special meeting of shareholders. Any shareholder or group of shareholders who collectively own 25% of PPG's outstanding common

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stock may demand the calling of a special meeting to consider any business that is proper for consideration by the Company's shareholders.

Human Capital Management and Compensation Committee			Number of meetings in 2025: 4

Gary R. Heminger (Chair)	Melanie L. Healey	Michael W. Lamach	Kathleen A. Ligocki	Guillermo Novo

Primary Role of this Committee:
The primary role of the Human Capital Management and Compensation Committee is to oversee the compensation of PPG’s executive officers and directors, to set objectives for incentive-based compensation for our executive officers and to oversee the Company’s human capital management strategies.
Key Responsibilities:
•approves and administers our compensation plans applicable to our directors and executive officers and establishes their compensation and benefits
•reviews and approves the goals and objectives relative to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of these goals
•reviews and approves the Company’s executive incentive compensation plans and equity compensation plans
•reviews and recommends to the Board the compensation of the Board of Directors
•reviews tally sheets that set forth the Company’s total compensation obligations to our senior executives under various scenarios, including retirement, voluntary and involuntary termination and termination in connection with a change in control of PPG
•reviews the Company’s human capital management strategies in the areas of culture and purpose, employee engagement, development and pay equity
The Human Capital Management and Compensation Committee is comprised entirely of directors who are independent under the standards adopted by the Board and the listing standards of the New York Stock Exchange. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance, describes the composition, purposes and responsibilities of the committee. Among other things, the charter provides that the committee will be comprised of independent, non-employee directors.
The committee approves, adopts, administers, interprets, amends, suspends and terminates our compensation plans applicable to, and establishes the compensation and benefits of, all of our directors and executive officers. Recommendations regarding compensation of other officers are made by our Chief Executive Officer. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the committee. The committee can exercise its discretion in modifying any recommended adjustments or awards to executives.
Committee meetings are regularly attended by our Chairman and Chief Executive Officer and Senior Vice President and Chief Human Resources Officer, as well as a representative of the outside compensation consulting firm retained by the committee, FW Cook. At each meeting, the committee meets in executive session. The committee’s chair reports the committee’s recommendations on executive compensation to the Board. The human resources department supports the committee in its duties, along with the Company’s Compensation and Employee Benefits Committee, a committee comprised of members of senior management that may be delegated authority to fulfill certain administrative duties regarding our compensation programs. The committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.

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Corporate Governance
Independent Compensation Consultant to the Human Capital Management and Compensation Committee
The committee engaged FW Cook to advise the committee on all matters related to executive officer and director compensation. Specifically, FW Cook provides relevant market data, current updates regarding trends in executive and director compensation, and advice on program design, specific compensation recommendations for the Chairman and Chief Executive Officer and on the recommendations being made by management for executive officers other than the Chairman and Chief Executive Officer. The committee meets independently with its consultant at each regularly scheduled meeting. All of the services that the compensation consultant performs for PPG are performed at the request of the committee, are related to executive and director compensation and are in support of decision making by the committee.
In 2025, the committee considered the independence of FW Cook in light of Securities and Exchange Commission rules and New York Stock Exchange listing standards. The committee requested and received a letter from FW Cook addressing FW Cook’s and the senior advisors involved in the engagement’s independence, including the following factors: (1) other services provided to us by FW Cook; (2) fees paid by us as a percentage of FW Cook’s total revenue; (3) policies or procedures maintained by FW Cook that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the committee; (5) any Company stock owned by FW Cook or the senior advisor; and (6) any business or personal relationships between our executive officers and FW Cook or the senior advisors. The committee discussed these considerations and concluded that the work performed by FW Cook and FW Cook’s senior advisors involved in the engagement did not raise any conflict of interest.
Compensation Program Design Mitigates Risk
In 2025, the Company’s management undertook a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. Based on the results of this review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. For more information about this review and the features of our compensation program that mitigate risk, see “Compensation Discussion and Analysis—Compensation Program Design Mitigates Risk.”
Compensation Committee Interlocks and Insider Participation
No member of the Human Capital Management and Compensation Committee was at any time during 2025 an officer or employee of PPG or any of our subsidiaries nor is any such person a former officer of PPG or any of our subsidiaries. In addition, no “Human Capital Management and Compensation Committee interlocks” existed during 2025. For information concerning Related Person Transactions involving members of the Human Capital Management and Compensation Committee, see “Corporate Governance—Certain Relationships and Related Transactions.”

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Corporate Governance

Sustainability and Innovation Committee		Number of meetings in 2025: 3

Guillermo Novo (Chair)	Kathy L. Fortmann	Michael T. Nally	Christopher N. Roberts III	Todd M. Schneider	Leon J. Topalian

Primary Role of this Committee:
The primary role of the Sustainability and Innovation Committee is to review and provide oversight of programs, initiatives and activities of PPG in the areas of environment, health, safety, technology and sustainability.
Key Responsibilities:
•reviews with management the Company’s approach to innovation, science and technology, including the Company’s processes, capabilities and plans in relation to its corporate strategies and goals in these areas
•reviews with management the current status, plans, risks and emerging trends related to the Company’s environment, health, safety, product stewardship and remediation programs that can have a material impact on the Company
•oversees the Company’s sustainability principles, practices and programs and monitors the Company’s performance against its sustainability goals, including the risks and opportunities to the Company of increasing sustainability demands from customers, stakeholders and outside observers
The Sustainability and Innovation Committee is comprised entirely of directors who are independent under the standards adopted by the Board. The committee’s charter, which may be accessed on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance, describes the composition, purposes and responsibilities of the committee. More information about PPG’s sustainability goals, metrics, initiatives and achievements and PPG’s community and employee engagement programs can be found on PPG’s Sustainability Report website located at www.sustainability.ppg.com.

Codes of Ethics
Our Global Code of Ethics is applicable to all directors, officers and employees worldwide. The Global Code of Ethics, which was revised, updated and reformatted to make it more user friendly in 2022, embodies our principles and practices relating to the ethical conduct of our business and our long-standing commitment to honesty, fair dealing and compliance with all laws affecting our business. We also have a Code of Ethics for Senior Financial Officers that is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Global Code of Ethics and Code of Ethics for Senior Financial Officers are available on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance. In addition, we intend to post on our website all disclosures that are required by law, the Securities and Exchange Commission’s Form 8-K rules or the New York Stock Exchange listing standards concerning any amendments to, or waivers from, any provision of our codes.
The Board has established a means for employees, customers, suppliers, shareholders or other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Global Code of Ethics. Any employee, shareholder or other interested party can call the PPG Ethics HELPLINE toll-free to submit a report. In North America, this number is (800) 461-9330. This number is operational 24 hours a day, seven days a week. PPG Ethics HELPLINE numbers for other regions may be found on the Ethics page of our website at www.ppg.com/ethics.
Communications with the Board
Shareholders and other interested parties may send communications to the Board, the independent directors (individually or as a group) or the Lead Director in writing by sending them in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 or by email to CorporateSecretary@ppg.com. All

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communications received will be opened by the corporate secretary for the sole purpose of determining whether the contents represent a message to the directors. The corporate secretary may exclude items that are not related to Board duties and responsibilities such as junk mail and mass mailings; product inquiries; job inquiries and resumes; advertisements or solicitations; and surveys. The corporate secretary will maintain a log of all relevant communications. Communications of an urgent nature are promptly reported to the Board. Communications to directors may also be forwarded within PPG for review by a subject matter expert.
Compensation of Directors
Overview
The compensation program for our directors who are not also officers of PPG, to whom we refer as non-employee directors, is reviewed annually by the Human Capital Management and Compensation Committee to ensure that the program remains appropriate. As a part of the Human Capital Management and Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. Target total annual compensation for our directors is set at or near the market median using a comparator group of companies. The companies comprising this comparator group are used for review of the executive officer compensation program as well. The comparator group used in 2024 to set 2025 compensation was:

3M Company	Eaton Corporation plc	International Paper Company	Stanley Black & Decker, Inc.

Air Products and Chemicals, Inc.	Ecolab Inc.	Johnson Controls International Plc	Textron Inc.

Celanese Corporation	Emerson Electric Co.	Linde Plc	The Sherwin-Williams Company

Dow, Inc.	Honeywell International Inc.	LyondellBasell Industries N.V.	Trane Technologies Plc

DuPont de Nemours, Inc.	Howmet Aerospace Inc.	Parker-Hannifin Corporation

Eastman Chemical Company	Illinois Tool Works Inc.	Rockwell Automation, Inc.

As of July 2024, when then comparator group was approved by the Human Capital Management and Compensation Committee, PPG was ranked in the 46th percentile of the comparator group based on net revenue and market capitalization.
Taking into consideration the size of PPG relative to this comparator group and advice from FW Cook, the Human Capital Management and Compensation Committee forms its compensation recommendation and presents it to the Board for approval. The Human Capital Management and Compensation Committee does not determine director compensation, but only makes recommendations to the Board, which approves all non-employee director compensation changes. Changes to the non-employee directors’ compensation program generally become effective as of the year following adoption.

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Directors Compensation (2025)

	FEES EARNED OR PAID IN CASH ($)(1)
NAME	ANNUAL RETAINER	COMMITTEE CHAIRPERSON FEES	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)

K. L. Fortmann	$135,000	$—	$185,074	$6,000	$326,074
M. L. Healey	$135,000	$25,000	$185,074	$—	$345,074
G. R. Heminger	$135,000	$25,000	$185,074	$10,000	$355,074
M. W. Lamach	$135,000	$40,000	$185,074	$20,000	$380,074
K. A. Ligocki	$135,000	$—	$185,074	$—	$320,074
M. T. Nally	$135,000	$—	$185,074	$—	$320,074
G. Novo	$135,000	$20,000	$185,074	$—	$340,074
M. H. Richenhagen(4)	$33,750	$—	$—	$—	$33,750
C. N. Roberts III	$135,000	$—	$185,074	$—	$320,074
T.M. Schneider(5)	$—	$—	$—	$—	$—
C. R. Smith	$135,000	$30,000	$185,074	$—	$350,074
L.J. Topalian(6)	$95,748	$—	$139,265	$—	$235,013
(1)Fees include an annual cash retainer of $135,000, plus an additional cash retainer for each committee chair and for the Lead Director. For 2025, the annual retainer for service as a committee chair or as the Lead Director was as follows: $40,000 for the Lead Director; $30,000 for the chair of the Audit Committee; $25,000 for the chair of each of the Nominating and Governance Committee and the Human Capital Management and Compensation Committee; and $20,000 for the chair of the Sustainability and Innovation Committee.
(2)In April 2025, each director, other than Messrs. Topalian, Schneider and Richenhagen, received 1,849 time-based restricted stock units, or TBRSUs. The TBRSUs will vest on April 15, 2026, and the grant date fair value of each TBRSU grant was $100.09. Dollar values represent the grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Topic 718. The assumptions made in calculating the grant date fair values are set forth in Note 19 to our Financial Statements for the year ended December 31, 2025, which is located in our Annual Report on Form 10-K. As of December 31, 2025, each non-employee director, other than Messrs. Topalian, Schneider and Richenhagen, had 1,849 unvested TBRSUs. Mr. Topalian had 1,210 TBRSUs as of December 31, 2025, and Messrs. Schneider and Richenhagen had none.
(3)Amounts in this column reflect donations made by the PPG Industries Foundation under our charitable awards program. The PPG Industries Foundation matches donations up to $10,000 per year in most cases made by a director in any one year. However, matching payments by the PPG Industries Foundation may be paid in a year subsequent to the donation depending on the timing of the director's donation during the year and the timing of the PPG Industries Foundation's verification process. This may result in matching payments that exceed $10,000 in one year. For additional information regarding charitable awards, see "Charitable Awards Program".
(4)Mr. Richenhagen retired as a director on April 17, 2025.
(5)Mr. Schneider was not a director during 2025. He was elected to the Board, effective January 14, 2026.
(6)Mr. Topalian was elected as a director effective July 16, 2025. Mr. Topalian received a prorated retainer of $95,748 and 1,210 TBRSUs. The TBRSUs have a grant date fair value of $115.10 and vest on April 15, 2026.
Annual Retainer
For 2025, each of our non-employee directors received an annual retainer with a value equal to $320,000, of which $135,000 was paid in cash and $185,000 in equity in the form of time-based restricted stock units, or TBRSUs. The cash portion of the retainer was payable in quarterly installments, with the first quarterly installment paid after the annual meeting of shareholders. The number of TBRSUs a director received was determined by dividing $185,000 by

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the weighted average closing price of our stock on the grant date, which was the date of the 2024 Annual Meeting of Shareholders. A TBRSU represents the right to receive a share of PPG common stock upon vesting and earns dividend equivalents during the vesting period when dividends are declared on PPG common stock, but does not carry voting rights or other rights afforded to a holder of PPG common stock. TBRSUs granted in 2025 vest on the day prior to the 2026 Annual Meeting of Shareholders. Beginning in 2026, the annual retainer will increase to $330,000, of which $140,000 will be paid in cash and $190,000 will be paid in equity in the form of TBRSUs
Additional Retainers for Committee Chairs and the Lead Director
In addition to the annual retainer for each non-employee director, each non-employee director who chairs a Board standing committee is entitled to an additional annual cash retainer, which is payable at the same time as the regular annual retainer. The Lead Director also receives an additional cash retainer in recognition of the additional time and effort required by the role, including, among other responsibilities, planning Board meetings, meeting with management and engaging with our shareholders. Beginning in 2026, the retainer for the the Lead Director will increase by $5,000. For 2025, the additional annual retainers for service as a committee chair or as the Lead Director were:

COMMITTEE	RETAINER AMOUNT
Lead Director	$40,000
Audit	$30,000
Nominating and Governance	$25,000
Human Capital Management and Compensation	$25,000
Sustainability and Innovation	$20,000
Insurance Coverage
We pay the premiums to provide each of our non-employee directors with the following insurance coverage:
•Accidental death and dismemberment insurance coverage, which provides $250,000 for accidental loss of life and up to 100% of the death benefit for loss of limb.
•PPG aircraft travel insurance coverage, which provides up to a $1,000,000 per seat voluntary settlement allowance for travel on a PPG-owned aircraft and a reduced amount for travel on a PPG leased or chartered aircraft.
The aggregate cost to PPG of providing this insurance coverage to non-employee directors for 2025 was $3,292.
Deferred Compensation
A non-employee director may elect to have all or a portion of their retainer fees (including fees payable in TBRSUs) credited to the PPG Industries, Inc. Deferred Compensation Plan for Directors, thus deferring receipt of these fees until after the director leaves the Board. All amounts held in a director’s account under the Deferred Compensation Plan are credited as hypothetical shares of our stock, or what we refer to as common stock equivalents, the number of which is determined by dividing the dollar amount of the deferral by the closing stock price of PPG common stock on the New York Stock Exchange on the date of the deferral. Common stock equivalents earn dividend equivalents (that are converted into additional common stock equivalents) when dividends are declared on PPG common stock, but do not carry voting rights or other rights afforded to a holder of PPG common stock. Each non-employee director will generally be paid their deferred compensation account balance no earlier than six months and ten days after leaving the Board of Directors, except in circumstances of death or disability, in which case payment shall be made as soon as administratively possible. Each non-employee director’s account balance will be paid in a lump sum. All distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the director’s deferred account (and cash as to any fractional common stock equivalents).
PPG Industries Foundation Matching Gifts Program
All of our current directors are eligible to participate in the PPG Industries Foundation Matching Gifts Program, which encourages charitable donations by our directors by matching their contributions to eligible institutions. Contributions of up to a total of $10,000 per year, in most cases, may be matched under the program. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions.

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Corporate Governance
Stock Ownership
We established stock ownership guidelines for all non-employee directors effective January 1, 2005. Under the guidelines, each non-employee director is required to own shares of our stock with a value equal to five times the portion of the annual retainer that is paid in cash. For non-employee directors, unvested TBRSUs and common stock equivalent shares credited to the director under the Deferred Compensation Plan are counted toward meeting this requirement. Ms. Fortmann and Messrs. Roberts, Schneider and Topalian are within their five-year compliance period and should meet the ownership requirement by the end of such period. All other non-employee directors have met or exceeded the ownership requirement.

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PROPOSAL: 2 ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE NAME EXECUTIVE OFFICERS

We conduct a non-binding, advisory shareholder vote on our executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”) every year.
The Board believes that PPG’s executive compensation program aligns the interests of our executives with those of our shareholders. Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders.
We believe our pay-for-performance compensation program is working effectively. For 2025, we achieved net sales from continuing operations of $15.9 billion and adjusted EPS of $7.58, which represented a decrease of 4% year over year. We delivered operating cash flow of $1.9 billion, $500 million more than in 2025, and our organic sales were up 2% on a year-over-year basis, exceeding the market growth rate which declined slightly. We exceeded our adjusted cash flow from operations target, but we fell short of our adjusted earnings per diluted share and our organic sales growth targets. As a result, annual incentive awards paid to executive officers ranged from 59% to 93% of target. Our total shareholder return over the past three years, when measured against the S&P 500, was in the 19th percentile resulting in no payment for long-term TSR share awards.
At the 2025 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of shareholder votes cast in favor of our 2025 say-on-pay resolution. Following its review of this vote, the Human Capital Management and Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders.
Accordingly, you are asked to vote on the following resolution:
RESOLVED: The Board strongly endorses the Company’s executive compensation program and recommends that the shareholders vote in favor of the following resolution: that the shareholders approve the compensation of the Company’s named executive officers as described in this Proxy Statement on pages 53 through 82 and disclosed in accordance with rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained therein.
Because the vote is advisory, it will not be binding upon the Board or the Human Capital Management and Compensation Committee, and neither the Board nor the Human Capital Management and Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Human Capital Management and Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation programs.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT
Vote Required
Adoption of the resolution approving the compensation of the Company’s named executive officers will require the affirmative vote of more than one half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

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Proposal 2: Advisory Vote on Approval of the Compensation of the Named Executive Officers

Compensation Discussion and Analysis
Our Named Executive Officers in 2025
This Compensation Discussion and Analysis focuses on the compensation of our Named Executive Officers for 2025, whose names and current positions with the Company are set forth below.

TIMOTHY M. KNAVISH Chairman and Chief Executive Officer	VINCENT J. MORALES Senior Vice President and Chief Financial Officer	ANNE M. FOULKES Senior Vice President Legal and Special Projects; served as Senior Vice President and General Counsel during 2025	K. HENRIK BERGSTRÖM Senior Vice President, Global Architectural Coatings	KEVIN D. BRAUN Senior Vice President, Operations

Executive Compensation Best Practices
The Human Capital Management and Compensation Committee’s decision making reflects the following core governance principles and practices that we employ to promote our overall compensation objectives and to align executive compensation with the interests of our shareholders:

WHAT WE DO	WHAT WE DON’T DO

•Hold an annual say-on-pay advisory vote for shareholders
•Pay for performance – a substantial portion of compensation is performance-based
•Use an appropriate peer group when establishing compensation
•Balance short-term and long-term incentives
•Align executive compensation with shareholder returns through long-term incentives
•Cap individual payouts in incentive plans
•Maintain a compensation recovery policy in the event of a financial restatement
•Maintain robust stock ownership requirements for executives
•Mitigate undue risk-taking in compensation programs
•Condition grants of long-term incentive awards on non-compete and non-disclosure restrictions
•Retain a fully independent, external compensation consultant whose independence is reviewed annually by the Human Capital Management and Compensation Committee
•Include a double-trigger change-in-control provision for equity grants
•Appropriately weight incentive plans between short-term and long-term performance and cash and equity using multiple award types and performance measures
•Subject cash severance payments to certain limits under the company’s Executive Officer Cash Severance Policy

•Have employment contracts with our U.S.-based named executive officers
•Allow our officers to engage in short sales or hedge their PPG securities
•Allow our officers to pledge their PPG securities or place their PPG securities in a margin account
•Guarantee incentive awards
•Provide significant perquisites to our executive officers
•Reprice, reload or discount options

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Proposal 2: Advisory Vote on Approval of the Compensation of the Named Executive Officers
CD&A Roadmap

PPG’s vision is to be the first-choice partner to meet our customers’ evolving needs for innovative paints, coatings and surface solutions that protect and beautify the world®. This vision is enabled by a strategy of accelerated profitable growth and enhanced operational excellence. Our executive compensation program is a key factor in promoting this strategy and a crucial tool in aligning the interests of our senior leadership with those of our shareholders.

Performance
How Did We Perform?
•Net sales from continuing operations of $15.9 billion
•Generated organic sales of 2%, exceeding the market which declined slightly
•Adjusted earnings per diluted share of $7.58, a decrease of 4% versus 2024
•Operating cash flow of $1.9 billion, up $500 million year over year; returned $1.4 billion to shareholders in the form of share repurchases and dividends
•Company net income margin of 9.9%, an increase of 140 basis points year over year, and adjusted EBITDA margin of 17.3%
•Segment margin of 16.5% and segment EBITDA margin of 19.3%, a decrease of 60 basis points year over year
•Achieved our adjusted cash flow from operating activities target but fell short of our adjusted earnings per diluted share from continuing operations and our organic sales growth targets

Compensation Determination
How Do We Determine Compensation?
•Based on our pay-for-performance philosophy
•Executive Compensation is approved by our independent Human Capital Management and Compensation Committee
•We utilize general industry and comparator group data that is intended to be representative of the market in which we compete most directly for executive talent and pay is set at or near the market median

Risk Management
How Do We Address Risk?
•Our officers are subject to stock ownership requirements
•Our officers may not engage in securities transactions that are contrary to the interests of shareholders
•Executive officers are subject to a compensation recovery policy
•Incentive plans are appropriately weighted between short-term and long-term performance and cash and equity using multiple award types and performance measures

Executive Compensation
How Do We Pay Our Executives?
•Our executive officers receive three forms of long-term incentive compensation—stock options, performance-based RSUs and total shareholder return contingent shares—which together constitute an executive’s total long-term incentive compensation
•Our annual compensation policies reflect our pay for performance philosophy with over 76% of our named executive officers’ pay tied to performance
•Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation

Say-on-Pay
Why You Should Approve Our Say on Pay
•Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions and are set at or near the market median
•Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of shareholder votes cast in favor of our 2025 say-on-pay resolution
•Our compensation program is heavily weighted toward pay for meeting performance objectives and increasing PPG’s stock price

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PERFORMANCE	COMPENSATION DETERMINATION	RISK MANAGEMENT	EXECUTIVE COMPENSATION	SAY-ON-PAY

How Did We Perform? In the following section, we discuss our performance in 2025 and how it affected the compensation of our named executive officers.
The Company’s performance and focus on shareholder value is evident in our continuing legacy of outstanding cash generation and rewarding shareholders. PPG has paid uninterrupted annual dividends since 1899 and has increased its annual dividend payout for 54 consecutive years. Continuing with that legacy, in 2025 PPG returned $1.4 billion to shareholders in the form of dividends and share repurchases.
•In 2025, the PPG team demonstrated resilience in a challenging macro environment by delivering sales volume and selling price growth all four quarters resulting in an increase of 2% in organic sales, exceeding market growth and led by sales of our technology advantaged products. We delivered record results in several of our businesses, including aerospace coatings, protective and marine coatings and packaging coatings.
•The Company’s net sales from continuing operations were $15.9 billion, flat compared to 2024 due to higher sales volumes, higher selling prices, and favorable foreign currency offset by divestitures.
•The Company’s 2025 full-year reported net income from continuing operations was $1.6 billion, or $6.92 per diluted share versus $1.3 billion, or $5.72 per diluted share, in 2024. Full-year 2025 adjusted earnings per diluted share from continuing operations decreased 4% year over year to $7.58 compared with $7.87 in 2024. Adjusted net income from continuing operations for 2025 was $1.7 billion, down 7% year over year due to the unfavorable impact of sales mix and overhead and other cost inflation, partially offset by higher selling prices, increased manufacturing productivity and restructuring savings.
•Net sales, excluding the impact of currency, acquisitions and divestitures (“organic sales”) increased 2% driven by higher sales volumes and selling prices. The company benefitted from growth in the Performance Coatings segment in the aerospace coatings, protective and marine coatings and traffic solutions businesses and share gains in the Industrial Coatings segment in automotive original equipment manufacturer (OEM), industrial coatings and packaging coatings which more than offset declines in the automotive refinish coatings and architectural EMEA coatings businesses.
•Year-over-year aggregate segment margins declined 60 basis points driven by margin expansion in the Industrial Coatings and Global Architectural Coatings segments, offset by margin compression in the Performance Coatings segment.
•In 2025, the Company generated cash flow from operations of $1.9 billion, up $500 million from 2024, and a free cash flow yield of 5%.
•In July, the Company raised the per share dividend by 4%—paying approximately $630 million in dividends in 2025. The Company also repurchased $790 million of stock in 2025.
•Operating working capital as a percentage of fourth quarter sales, annualized for 2025, was higher than 2024 by 200 basis points. Selling, general and administrative costs as a percentage of sales for 2025 increased by 30 basis points compared to 2024.
•Cost savings from restructuring actions, including the impact of acquisition-related synergies, totaled about $75 million for 2025.
The following charts contain adjusted earnings per diluted share from continuing operations, net sales and adjusted net income from continuing operations. Data was recast in 2024 for the years 2023 and 2024 to present the results of the architectural coatings business in the U.S. and Canada as discontinued operations, as used for determining the compensation of our executive officers for each of the last three fiscal years:

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Proposal 2: Advisory Vote on Approval of the Compensation of the Named Executive Officers
*Adjusted net income and adjusted earnings per share from continuing operations as calculated for purposes of determining incentive compensation excludes one half of the full year earnings impact of foreign currency translation versus the Company’s plan, which represented an exclusion of $40 million and $0.13 per share, respectively for 2025, $2 million and $0.01 per share, respectively, for 2024 and $43 million and $0.17 per share, respectively, for 2023..
Adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) and should not be considered a substitute for earnings per diluted share or net income or other financial measures as computed in accordance with U.S. GAAP. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. A Regulation G reconciliation of adjusted earnings per diluted share from continuing operations and adjusted net income from continuing operations to reported earnings per diluted share from continuing operations and net income from continuing operations is included in Annex A to this Proxy Statement.
•Our business demonstrated resilience in a challenging industrial macro environment. We achieved our 2025 adjusted cash flow from operating activities target, but we fell short of our adjusted earnings per diluted share from continuing operations and our organic sales growth targets. As a result, annual incentive awards paid to executive officers ranged from 59% to 93% of target. Our total shareholder return over the past three years, when measured against the S&P 500, was in the 19th percentile resulting in no payment for long-term TSR share awards.
•Between 71% and 84% of the named executive officers’ target total direct compensation opportunity for 2025 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
•Base salary and annual incentive targets for our executive officers are established annually to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation for each position is set at or near the market median.
•PPG’s compensation programs are reviewed annually to identify any inherent material risks to PPG created by these programs. Based on the results of the 2025 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG.

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PERFORMANCE	COMPENSATION DETERMINATION	RISK MANAGEMENT	EXECUTIVE COMPENSATION	SAY-ON-PAY

How Do We Determine Compensation?
In the following section, we discuss our philosophy for compensating executives based on their performance as well as how we execute that philosophy through our compensation programs.

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation.
In keeping with our pay-for-performance philosophy, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. We believe the program strikes the appropriate balance between effectively incentivizing our executives based on performance and utilizing responsible, market competitive pay practices so that our executives dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the performance metrics described in the section above.
Compensation Philosophy and Objectives
PPG’s philosophy in establishing compensation policies for our executive officers is to align compensation with our strategic objectives, while concurrently providing competitive compensation that enables us to attract and retain top-quality executive talent. The primary objectives of our compensation policies for executive officers are to:

Base Salary	Annual Incentive Awards	Long-Term, Equity-Based Incentives

Attract and retain executive officers by offering cash compensation that is competitive with that offered by similarly situated companies and rewarding outstanding personal performance	Promote and reward the achievement of short-term objectives that our Board of Directors and management believe will lead to long-term growth in shareholder value	Closely align the interests of executive officers with those of our shareholders by making long-term incentive compensation dependent upon the Company’s financial performance and total shareholder return

Annual Compensation Programs
Our executive officers receive two forms of annual compensation—base salary and annual incentive awards—which together constitute an executive’s total annual compensation. Our executive officers also receive long-term incentives which together with total annual compensation constitute an executive’s total direct compensation. Please note that “total annual compensation” and “total direct compensation” as discussed in this Compensation Discussion and Analysis, differs from the “Total” compensation column of the Summary Compensation Table and the “Compensation Actually Paid” column of the Pay Versus Performance table, which include long-term incentive, pension and other forms of compensation. The levels of base salary and annual incentive targets for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions. Target total annual compensation and target total direct compensation for each position are set at or near the “market value” for that position.
To determine market value, the Human Capital Management and Compensation Committee considers compensation data based on a comparator group, as well as the most recently available data from nationally-recognized independent executive compensation surveys representing a cross section of general industrial companies.

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For purposes of establishing the 2025 executive compensation program, the Human Capital Management and Compensation Committee considered a competitive analysis of total direct compensation levels and compensation mixes for our executive officers using information from:
•three general industry surveys in which management participates: the 2024 Aon Radford Associates TCM Executive Total Compensation Survey, the 2024 WTW CDB and the 2024 FW Cook Executive Compensation Survey; and
•comparison company median data from a comparator group consisting of 22 companies.
The comparator group used in 2024 to set 2025 compensation was:

3M Company	Eaton Corporation plc	International Paper Company	Stanley Black & Decker, Inc.

Air Products and Chemicals, Inc.	Ecolab Inc.	Johnson Controls International Plc	Textron Inc.

Celanese Corporation	Emerson Electric Co.	Linde Plc	The Sherwin-Williams Company

Dow, Inc.	Honeywell International Inc.	LyondellBasell Industries N.V.	Trane Technologies Plc

DuPont de Nemours, Inc.	Howmet Aerospace Inc.	Parker-Hannifin Corporation

Eastman Chemical Company	Illinois Tool Works Inc.	Rockwell Automation, Inc.

Our comparator group is intended to be representative of the market in which we compete most directly for executive talent. The selection of companies comprising our comparator group is based on similarity in revenue size, lines of business, participation in global markets and market capitalization. The peer group is constructed to target PPG near the median of the composite ranking of the financial and operating metrics of the companies in the comparator group. As of July 2024, when then comparator group was approved by the Human Capital Management and Compensation Committee, PPG was ranked in the 46th percentile of the comparator group based on net revenue and market capitalization.
The Human Capital Management and Compensation Committee annually reviews this group of companies with our independent executive compensation consultant, FW Cook, to ensure that it remains an appropriate benchmark for PPG.
We target the median levels of compensation to derive our market value. The competitive analysis showed that the 2025 target total direct compensation for the Company’s named executive officers was on average positioned within the market median range, which we define as within 20% of the median.
In addition, the Human Capital Management and Compensation Committee annually reviews a tally sheet of each executive officer’s compensation. Each tally sheet includes detailed data for each of the following compensation elements:
•Annual compensation: Information regarding base salary and annual incentive targets for the current year;
•Long-term incentive awards: Information regarding all equity-based awards, whether vested or unvested, including total pre-tax value to the executive and holdings relative to our stock ownership requirements;
•Benefits and perquisites: Line item summary showing the annualized cost to the Company of health and welfare benefits, life insurance and perquisites;

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•Pension and deferred compensation: Annualized cost to the Company of pension plan benefits (qualified plan and non-qualified plan) and defined contribution plans (401(k) and deferred compensation); and
•Description and quantification of all compensation and benefits payable upon retirement, termination of employment or change in control.
The Human Capital Management and Compensation Committee reviews the information presented in the tally sheet to ensure that it is informed of the compensation and benefits each executive is receiving annually.

PERFORMANCE	COMPENSATION DETERMINATION	RISK MANAGEMENT	EXECUTIVE COMPENSATION	SAY-ON-PAY

How Do We Address Risk? In the following section, we outline strategies that we have developed to mitigate risks over the short and long term in consideration of regulatory requirements.

Compensation Program Design Mitigates Risk
Annually, PPG management undertakes a review of all of PPG’s compensation programs to identify any inherent material risks to PPG created by these programs. The framework used to identify any potential risks that could be incentivized by our compensation programs was developed with input from members of our human resources, finance, and legal functions and our independent executive compensation consultant, FW Cook. Based on the results of the 2025 review, we concluded that the design of our compensation programs does not encourage our employees to take unnecessary or excessive risks that could harm the long-term value of PPG. Features of our compensation programs and practices that mitigate risk include, among other things: (i) incentive plans that are appropriately weighted between short-term and long-term performance and cash and equity; (ii) long-term incentives that consist of a mix of stock options, performance-based restricted stock units and total shareholder return contingent shares, which provides for a balanced mix of performance measures; (iii) ranges of performance and multiple performance targets are utilized to determine incentive compensation payouts, rather than a single performance target that provides an “all or nothing” basis for compensation; (iv) maximum payouts are in place in our incentive compensation programs to limit excessive payments; (v) determination of incentive compensation payouts is subject to managerial approval and/or Human Capital Management and Compensation Committee discretion; and (vi) our executive officers are subject to a recoupment policy in the event of a financial restatement affecting their incentive compensation payout. The results of this review are shared with the Human Capital Management and Compensation Committee.
In addition, the following design elements of our compensation program mitigate potential risks.
•Our officers are subject to stock ownership requirements, as discussed below.
•Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
•Executive officers are subject to a compensation recovery policy that is designed to recoup incentive compensation when a financial restatement occurs.
•We provide limited perquisites to our executive officers.
•We provide tax gross-ups and tax reimbursements to our named executive officers in limited situations related to costs incurred for international assignments.

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Financial Restatement
In 2023, PPG’s Board of Directors adopted a new Compensation Recovery Policy that complies with the New York Stock Exchange’s listing standards. It is our policy that we will recoup incentive compensation received by any executive officer or the chief accounting officer serving during the prior three completed fiscal years where:
•the payment was predicated upon the achievement of one or more financial reporting measures that were subsequently the subject of a material accounting restatement (as defined in the policy); and
•a lower payment would have been made to the officer after taking into account the accounting restatement.
In each such instance, we will, subject to limited exceptions, recover the amount by which the individual executive officer’s incentive compensation for the relevant period exceeded the payment that would have been made after taking into account the accounting restatement. A complete copy of PPG’s Compensation Recovery Policy was filed as an exhibit to PPG’s Annual Report on Form 10-K for the year ended December 31, 2024.
PPG Stock Ownership Requirements
The Human Capital Management and Compensation Committee also believes that it is in the best interests of shareholders for our officers to own a significant amount of PPG common stock, thereby aligning their interests with the interests of shareholders. Accordingly, in 2003 the Human Capital Management Compensation Committee implemented stock ownership requirements applicable to all of our officers based on a multiple of base salary. The current stock ownership requirements are:

Position	Required Stock Ownership
Chairman and Chief Executive Officer	6 times base salary
Other executive officers	3 times base salary
Other officers	1 or 2 times base salary
Ownership for purposes of these requirements includes shares of PPG common stock personally owned as well as all stock holdings in PPG’s savings plan and deferred compensation accounts and any unvested time-based restricted stock units. Unexercised options and unvested performance shares awarded under our long-term incentive plans are not counted for these purposes. Officers are expected to meet these ownership requirements within five years of election, appointment or promotion. Those officers who have been subject to the policy for more than five years at their current requirement level and have not met the ownership requirement are paid 20% of their annual incentive in PPG stock, which is restricted from sale for a period of two to five years, and 100% of the vested shares delivered from the performance-based restricted stock unit award and total shareholder return share award are required to be held by the officer for a minimum of one year and until the requirement is met. All of the executive officers named in the Summary Compensation Table, except Messrs. Knavish, Bergström and Braun, have met their ownership requirement. Messrs. Knavish, Bergström and Braun are within the five-year compliance period and should meet their ownership requirement by the end of such period. As of the end of 2025, Mr. Knavish’s stock ownership was approximately 5.8 times his base salary. Upon the vesting of Mr. Knavish's 2023-2025 performance-based restricted stock unit on February 18, 2026, Mr. Knavish had met his stock ownership requirement.
Prohibition on Derivatives Trading, Hedging and Pledging PPG Securities; 10b5-1 Plans
PPG’s Insider Trading Policy, which was substantially updated in 2024, prohibits PPG officers and directors and certain employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of PPG’s securities. This prohibition includes “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price) and other hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock, such as zero-cost collars and forward sale contracts. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan. This policy is designed to discourage risk taking with PPG securities by officers and to ensure compliance with all insider trading rules. PPG’s Global Code of Ethics prohibits all PPG employees from buying or selling PPG stock or the stock of any other company while aware of material non-public information and prohibits employees from sharing material non-public information for financial or other personal benefit. A complete copy of PPG’s Insider Trading Policy is filed as an exhibit to PPG’s Annual Report on Form 10-K.

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We have enacted rules governing the use by our officers of pre-established trading plans for sales of our stock and exercises of stock options for shares of our stock. Under these rules, all trading plans intended to qualify for the safe harbor provided by Rule 10b5-1 must be pre-cleared by our Law Department, must be entered into, modified or terminated with prior approval and only during an open trading window while the officer is not in possession of material nonpublic information and must include a waiting period of 90 days.
Our Policies with Respect to the Granting of Equity Awards
Equity awards may be granted by either the Human Capital Management and Compensation Committee or its delegate. The Human Capital Management and Compensation Committee only delegates authority to grant equity awards to employees who are not executive officers, and only in aggregate amounts not exceeding amounts approved by the Human Capital Management and Compensation Committee. The Board generally does not grant equity awards, although the Human Capital Management and Compensation Committee regularly reports its activity, including approval of grants, to the Board.
Timing of Grants and Option Exercise Price. Equity award grant values are determined in February at a regularly scheduled meeting of the Human Capital Management and Compensation Committee, and generally further grants are not made for the remainder of the year. These meetings occur approximately one month after the release of our earnings for the immediately preceding year. Annual equity awards are granted on the third business day after the filing of the Company’s Annual Report on Form 10-K based on grant values approved by the Human Capital Management and Compensation Committee at its February meeting. On limited occasions, grants may occur on an interim basis, primarily for the purpose of approving a compensation package for a newly hired or promoted executive officer. These grants are made on the second Friday of the second month of the quarter after the hire or promotion date; provided, however, that if the date of hire or promotion would fall within a Company imposed blackout period, the grant date will be the first business day following such blackout period. The timing of these grants is driven solely by the activity related to the need for hiring or promotion, not our stock price or the timing of any release of Company information. The exercise price of a newly granted stock option is the closing price on the New York Stock Exchange on the date of grant.
Change In Control Agreements
We have agreements in place with each of the executive officers named in the Summary Compensation Table providing for their continued employment for a period of up to three years in the event of an actual or threatened change in control of PPG (as “change in control” is defined in the agreements). We believe that these agreements serve to maintain the focus of our senior executives and ensure that their attention, efforts and commitment are aligned with maximizing the success of PPG and shareholder value. These agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change in control and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change in control agreements, see “Potential Payments Upon Termination or Change in Control.”
Executive Officer Cash Severance Policy
In 2024, the Board of Directors adopted the PPG Industries, Inc. Executive Officer Cash Severance Policy. Under this policy, PPG will not enter into any new agreement with, or establish a new severance plan or policy with respect to, our executive officers that provides for cash severance payments that exceed 2.99 times the sum of the officer’s base salary and target annual bonus opportunity without seeking shareholder ratification or advisory approval. Vesting of equity awards, deferred compensation, retirement benefits, earned but unpaid annual incentive awards, and non-cash benefits (such as health and welfare plan coverage) are excluded from the 2.99 times limit.
Tax Deductibility of Compensation Expense
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to any one of our named executive officers during any fiscal year. While it considers the tax and accounting consequences of utilizing various forms of compensation, the Human Capital Management and Compensation Committee designs our compensation programs based on the long-term interests of PPG, with deductibility of compensation being one of a variety of considerations taken into account.

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PERFORMANCE	COMPENSATION DETERMINATION	RISK MANAGEMENT	EXECUTIVE COMPENSATION	SAY-ON-PAY

How Do We Pay Our Executives?
In this section, we describe the components of the total compensation package for our executives and how these components align with our greater pay-for-performance philosophy.

Principal Components of Executive Compensation
The principal components of our executive compensation program are:

FIXED	2025 Base Salary
	CEO	Other NEOs	Overview	Objectives

	9%	24%	Fixed compensation that is established annually based on local market data and individual performance	Maintain parity with the competitive market for executives in comparable positions

AT-RISK	2025 Annual Incentive Awards
	CEO	Other NEOs	Overview	Objectives

	14%	20%	Variable compensation that is based on Company, business, and individual performance	Incentivize executive officers to achieve our short-term performance objectives

	2025 Long-Term, Equity-Based Incentives
	CEO	Other NEOs	Overview	Objectives

	77%	56%	Variable compensation that is based solely on Company performance	Retain our executive officers, align their financial interests with the interests of shareholders, and incentivize achievement of our long-term strategic goals

Mix of Compensation Components
Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. To this end, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment being contingent on the achievement of performance goals. The portion of compensation that is performance-based increases with the executive’s level of responsibility. We use performance- based compensation for more senior positions because these roles have greater leadership responsibility and influence on the performance of the Company as a whole.
Annual Compensation
Our annual compensation policies reflect our pay-for-performance philosophy. We set target total annual compensation for our executive officers to be competitive with the market value for comparable positions, taking into account each executive’s experience in the position and performance. Annual incentive awards are targeted at a level that, when combined with base salaries, is intended to yield total annual compensation that approximates market value. As a result, total annual compensation for a position generally should exceed its market value when our financial performance exceeds our applicable annual targets and individual performance contributes to meeting our objectives. Total annual compensation generally should be below market value when our financial performance does not meet targets and/or individual performance does not have a favorable impact on our objectives.

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Base Salary. Based on the Human Capital Management and Compensation Committee’s review of the applicable compensation data as discussed above, in February 2025 the Human Capital Management and Compensation Committee set base salaries effective March 1, 2025 for all executive officers in relation to the market value for comparable positions. Mr. Knavish’s annual base salary did not change in 2025. Mr. Morales received a base salary increase of $13,000. Ms. Foulkes received a base salary increase of $10,000. Mr. Bergström received a base increase of $11,355 calculated based on the December 31, 2025 Swiss Franc (i.e., CHF) exchange close rate. Mr. Braun received a base salary increase of $9,000.
Annual Incentive Awards. In February 2025, the Human Capital Management and Compensation Committee established annual incentive awards primarily based on target levels set for each executive officer and pre-established, short-term performance objectives. On an annual basis, the Human Capital Management and Compensation Committee establishes a target annual incentive award for each executive officer based on the executive’s position and the market value of comparable positions in our comparator group. For 2025, this target, when expressed as a percentage of base salary, was as follows for each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 160%; Mr. Morales, 100%; Ms. Foulkes, 90%; Mr. Bergström, 80%, and Mr. Braun, 80%. The amount of an executive’s actual annual incentive award, in relation to the executive’s target opportunity, is determined on the basis of achievement of short-term performance objectives. The performance objectives for Mr. Knavish, Mr. Morales, Ms. Foulkes and Mr. Braun include specific financial targets for Company performance (weighted 50%), a weighted business unit composite (weighted 30%) and personal performance (weighted 20%). The performance objectives for Mr. Bergström include specific financial targets for Company performance (weighted 30%), business performance (weighted 50%) and personal performance (weighted 20%).
Annual incentive compensation of PPG’s executives and senior managers is partially (20%) based on personal goals that tie to overall corporate business goals, with the remainder based on Company and business financial performance. Included in the named executive officer performance review are sustainability metrics that are aligned with business growth objectives and appropriate employee metrics that are aligned to their business unit or function.
The potential payout of the Company performance component of the annual incentive is based on a pre-determined schedule recommended by management and approved by the Human Capital Management and Compensation Committee. The schedule corresponds to various levels of potential Company financial performance measured by adjusted earnings per diluted share from continuing operations (weighted 50%), adjusted cash flow from operating activities (weighted 20%), and organic sales growth (weighted 30%), assuming the minimum adjusted earnings per diluted share from continuing operations threshold is met. The maximum payout of this component under the schedule is 220% of target.
In assessing Company performance against objectives, the Human Capital Management and Compensation Committee considers reported results against the approved target objectives, taking into consideration whether significant uncontrollable and unforeseen events or economic obstacles or more favorable circumstances impacted the Company’s results. Adjustments that are applied to determine the corporate component of the annual incentive are typically consistent with the non-GAAP adjustments reported in our quarterly financial statements, but the adjustments applied by the Human Capital Management and Compensation Committee may differ depending on the circumstances. The assessment of Company performance determines the percentage of the target award that will be awarded to each executive for the Company performance component of the annual incentive award. For 2025, as described below, the Human Capital Management and Compensation Committee exercised discretion and approved certain non-operating adjustments to the 2025 reported earnings per diluted share from continuing operations and cash flow from continuing operations targets, consistent with guidelines established previously by the Human Capital Management and Compensation Committee and the non-GAAP adjustments reported in our quarterly financial statements. In the past, select adjustments have related to items such as legacy litigation or legacy environmental remediation, accounting rule changes and major business portfolio changes, including planned restructuring initiatives. Beginning with the calculation of the 2022 annual incentive award, one half of the earnings impact (positive or negative) of foreign currency translation versus plan is applied as an adjustment to earnings per diluted share.
In February 2025, the Human Capital Management and Compensation Committee approved a financial performance standard for the Company component of the award of $7.90 adjusted earnings per diluted share from continuing operations, adjusted cash flow from operating activities of $1,746 million, and organic sales growth of 3.3%. If achieved, this standard would generate 100% of the target bonus for the Company component of the award. The approved performance standard for 2025 included a threshold adjusted earnings per diluted share from continuing operations of $5.92, below which no bonus would be paid, regardless of the adjusted cash flow from operating activities or the sales increase from organic sales growth. The committee also set threshold cash flow from continuing operations performance of $1,310 million and a threshold for organic sales growth of 0.8%. In addition, the approved performance standard for 2025 included a maximum bonus opportunity of 220% if adjusted earnings per diluted share

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from continuing operations of $8.69, adjusted cash flow from operating activities of $1,921 million, and organic sales growth of 5.3% were achieved.
For 2025, the Human Capital Management and Compensation Committee approved the actual Company performance component for incentive awards based on adjusted earnings per diluted share from continuing operations of $7.45, adjusted cash flow from operating activities of $2,047 million, and organic sales growth of 2.0%. The earnings per diluted share performance component included adjustments of $0.41 for amortization, $0.18 for business restructuring cost, $0.05 for environmental remediation costs, -$0.01 for portfolio optimization, -$0.02 for insurance recovery costs, $0.03 for impairment costs, -$0.04 for income from legal settlement and $0.06 for resolution of a tax matter. Beginning with the calculation of the 2022 annual incentive award, one half of the earnings impact (positive or negative) of foreign currency translation versus plan will be applied as an adjustment to earnings per diluted share. For 2025, an adjustment of -$0.13 for foreign currency translation was applied.
Adjusted earnings per diluted share from continuing operations of $7.45, adjusted cash flow from operating activities of $2,047 million, and organic sales growth of 2.0% resulted in a payout of 97% of target for the Company performance component, based on the schedule discussed above. For the adjusted earnings per diluted share component, this schedule yielded a payout of 77% for the result of $7.45 per share. For the adjusted cash flow from operating activities component, this schedule yielded a payout of 220% for the result of $2,047 million. For the organic sales growth component, this schedule yielded a payout of 48% for the result of 2.0%. Combining these three results using the 50%, 20%, and 30% weightings, respectively, yielded an overall result of 97%, which was approved by the Human Capital Management and Compensation Committee.
Approved 2025 Performance Components

Weighting	Metric	Threshold	Target	Maximum	2025 Actual Result
50%	Adjusted Earnings Per Diluted Share - Continuing Operations	$5.92	$7.90	$8.69	$7.45 (94% of target)

20%	Adjusted Cash Flow from Operating Activities (In Millions USD)	$1,310	$1,746	$1,921	$2,047 (117% of target)

30%	Organic Sales Growth	0.8%	3.3%	5.3%	2.0% (61% of target)

The personal performance component of the annual incentive is based on measures of individual performance relevant to the particular individual’s job responsibilities. The personal performance assessment of our Chairman and Chief Executive Officer is determined by the Human Capital Management and Compensation Committee with input from the other independent members of the Board. The personal performance of each other executive officer is determined by our Chairman and Chief Executive Officer. The following factors were considered in assessing the personal performance of the executive officers named in the Summary Compensation Table for 2025 against individual objectives:
During 2025, Mr. Knavish accelerated PPG’s enterprise growth strategy and made positive progress in key areas such as refocusing the Company on organic growth, commercial excellence and modernizing the Company through targeted capital expenditures, implementation of digital tools, artificial intelligence and improved operations. In 2025, PPG demonstrated resilience in a challenging macro environment, delivering sales volume and selling price growth all four quarters resulting in an organic sales increase of 2%, exceeding the market growth rate which declined slightly. The Company generated $1.9 billion in operating cash flow and a free cash flow yield of 5%. During the year, PPG repurchased approximately $790 million of stock, which represented approximately 3% of the Company’s outstanding shares, and increased its dividend. Full-year 2025 net sales were $15.9 billion, flat compared with 2024 with higher sales volumes and selling prices and favorable foreign currency translation offset by the impact of business divestitures. Sales volumes increased by 1% year over year with growth in the Performance Coatings segment in the aerospace coatings, protective and marine coatings, and traffic solutions businesses and share gains in the Industrial Coatings segment in automotive original equipment manufacturer (OEM) coatings, industrial coatings, and packaging coatings more than offset by declines in the automotive refinish coatings business and the Global Architectural Coatings segment. Selling prices increased 1% as targeted price increases were partially offset by lower index-based pricing. Full-year 2025 EPS was $6.92 and adjusted EPS was $7.58 which declined 4% year over year. Segment EBITDA margin was 19%. Results reflect the sales of PPG’s technology-advantaged products and strong brands, as the Company delivered record results in several of its businesses, including aerospace coatings, protective and marine coatings, and packaging coatings. The Company made positive progress in 2025 against its sustainability

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targets and reduced its injury and illness rate to a record low; however, its spill and release rate increased over 2024. He provided strong leadership of the Executive Committee, positively influencing the results of the Company. Finally, employee engagement increased for the tenth year in a row. The Board viewed Mr. Knavish’s performance as strong against the 2025 objectives the Board set for him.
Mr. Morales led the finance organization. During 2025, he focused significant effort on improving cash flow, improving margins and implementing restructuring actions. For 2025, the Company had operating cash flow of $1.9 billion, up $500 million year over year, and returned $1.4 billion to shareholders in the form of dividends and share repurchases. The Company’s net income margin was 9.9%, an increase of 140 basis points year over year; however, year-over-year aggregate segment margins declined 60 basis points driven by margin expansion in the Industrial Coatings and Global Architectural Coatings segments, offset by margin compression in the Performance Coatings segment. Operating working capital as a percentage of fourth quarter sales, annualized for 2025, was higher than 2024 by 200 basis points, and selling, general and administrative costs as a percentage of sales for 2024 increased by 30 basis points compared to 2024. He led the Company’s efforts to contain costs, delivering about $75 million from restructuring actions, including the impact of acquisition-related synergies. Mr. Morales performed strongly as a member of the Executive Committee, positively influencing the results of the Company. The Human Capital Management and Compensation Committee viewed his performance as strong against the 2025 objectives set for him.
Ms. Foulkes led the legal, communications and government affairs organizations. She managed litigation, compliance, communications, government affairs and environmental matters globally for the Company. In addition, she led the legal aspects of the Company’s acquisition and divestiture activities. Her department was responsible for securing the recovery of legal fees in a significant intellectual property matter, the favorable settlement of several claims and certain insurance recoveries. Engagement scores for the Law Department were among the highest in the Company. Ms. Foulkes performed effectively as a member of the Executive Committee, positively influencing the results of the Company. The Human Capital Management and Compensation Committee viewed her performance as effective against the 2025 objectives set for her.
Mr. Bergström led the Global Architectural Coatings segment. Architectural coatings EMEA organic sales decreased by a low single-digit percentage year over year due to lower sales volumes partially offset by higher selling prices. Architectural coatings Latin America and Asia Pacific organic sales increased by a low single-digit percentage during the year primarily due to higher selling prices partially offset by lower sales volumes. In Mexico, retail demand for architectural coatings was solid and project-related spending continued to improve throughout the year. Segment income decreased $79 million year over year primarily due to wage and other cost inflation and lower sales volumes, partially offset by higher selling prices and cost reductions, including restructuring savings. During 2025, Mr. Bergström led initiatives to increase sales of sustainable products, refurbish stores and increase the penetration of customer loyalty programs and the use of digital tools. The Human Capital Management and Compensation Committee viewed his performance as effective against the 2025 objectives set for him.
Mr. Braun led the global Operations function. During 2025, the Operations function made progress reducing manufacturing complexity across the Company and improved productivity by over $100 million. He led initiatives to implement digital tools into plant operations and oversaw several critical productivity projects. Mr. Braun oversaw the highly successful go-live of a new ERP system in the protective and marine coatings business. He provided leadership to his staff responsibilities for the global Procurement and EH&S organizations. The Procurement organization was successful in keeping the Company’s overall raw material costs relatively flat despite previously enacted tariffs and anti-dumping duties. While the Company’s injury and illness rate improved versus the prior year, the Company failed to achieve its spill and release rate target for 2025. The Human Capital Management and Compensation Committee viewed his performance as strong against the 2025 objectives set for him.
Business unit short-term performance objectives and their assessment are specific to each particular business and are based on earnings before interest and taxes, working capital and organic sales growth. The overall assessment of business performance determines the percentage of target paid to applicable executives for the business component of the annual incentive award.
For 2025, we assessed the performance of 12 defined businesses against the criteria discussed above. Actual payouts of the business performance component ranged from 20% to 150% of target. The business performance component payout for our executive officer named in the Summary Compensation Table who has business unit performance included in their annual incentive award was 20% based on the performance of the specific businesses for which they were responsible.
Mr. Bergström’s business performance component was based on the results of architectural coatings EMEA, Latin America, and Asia Pacific businesses and resulted in a payment at 20% of target.

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The level of achievement of corporate, composite business unit and personal performance objectives for 2025 for Messrs. Knavish, Morales, Braun and Ms. Foulkes corresponded to payouts of 93%, 93%, 93% and 87% of target, respectively. The level of achievement of business, corporate and personal performance objectives for 2025 for Mr. Bergström corresponded to a payout of 59% of target. The annual incentive awards actually paid to each of these executives for 2025 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Historical annual incentive awards for these executive officers for the years that they have been named executive officers have ranged from 56% to 184% of target.
Annual incentive awards are payable in cash, except for any executive who has been subject to PPG’s stock ownership policy for more than five years at their current requirement level and has not met the ownership requirement. For these executives, 20% of their annual incentive is paid in PPG stock, which is restricted from sale for a period of two to five years, and 100% of the vested shares delivered from the performance-based restricted stock unit award and total shareholder return share award are restricted from sale for a minimum of one year and until the requirement is met. U.S.-based participants are entitled to defer part or all of an annual incentive award under our Deferred Compensation Plan. For additional information concerning our Deferred Compensation Plan, see “Deferred Compensation Opportunities.”
Long-Term Incentive Compensation
Our Human Capital Management and Compensation Committee believes that long-term incentive compensation is an important component of our program because it has the effect of retaining executives, aligning executives’ financial interests with the interests of shareholders and incentivizing achievement of PPG’s long-term strategic goals. Payment of long-term incentive awards is based solely on Company performance. Grants are targeted at levels that approximate market value for comparable positions, utilizing the same compensation data used for setting total annual compensation. Each February, the Human Capital Management and Compensation Committee reviews and approves equity-based compensation for that year to be granted to executive officers. Three types of long-term incentive awards are granted annually to executive officers:
•Stock options;
•Total Shareholder Return contingent shares, or TSR shares; and
•Performance-based Restricted Stock Units, or PBRSUs.
The number of stock options, TSR shares and PBRSUs granted to executive officers is intended to represent an estimated potential value that, when combined with total annual compensation, as discussed above, will approximate the market value of total annual and long-term compensation paid to executives in our comparator group and in a cross-section of general industrial companies represented in nationally-recognized executive compensation surveys.
These types of long-term incentive awards were selected to provide a program that focuses on different aspects of long-term performance: stock price appreciation, total return to shareholders and earnings per share growth and cash flow return on capital. The estimated potential value of the awards granted to each executive officer is delivered equally through each instrument, so that approximately one-third of the value of the total award is in stock options, one-third is in performance-based RSUs, and one-third is in TSR shares. The Human Capital Management and Compensation Committee selected equal distribution to emphasize its view that each of the three equity-based vehicles serves a particular purpose and is equally important in supporting our long-term compensation strategy.
Stock Options. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in PPG and to share in the appreciation of the value of our stock. All stock options granted to executive officers in 2025 were granted from our shareholder-approved Omnibus Incentive Plan. Some features of our stock option program include:
•Options become exercisable on the third anniversary of the date of grant;
•The term of each grant does not exceed ten years;
•The exercise price is equal to the closing market price on the date of grant (we do not backdate or grant discounted stock options);
•We do not grant options with “reload” or “restored” provisions; and
•Repricing of stock options is prohibited.
We continue to use stock options as a long-term incentive because stock options focus the management team on delivering levels of Company financial performance over a longer term that contribute to shareholder value. For

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additional information concerning the timing of grants of stock options, see “Our Policies with Respect to the Granting of Equity Awards.” In February 2025, the following stock options were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 111,348; Mr. Morales, 34,417; Ms. Foulkes,16,196; Mr. Bergström, 12,147; and Mr. Braun, 12,147. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above.
TSR Shares. TSR shares represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. The grant is settled in a combination of cash and shares of PPG common stock at the end of the performance period. The award amount generated by the grant is based on PPG’s total shareholder return relative to the S&P 500 comparison group. This comparison group represents the entire S&P 500 Index as it existed at the beginning of the performance period, excluding any companies that have been removed from the Index because they ceased to be publicly traded during the performance period. The calculation of total shareholder return assumes that all dividends were reinvested. Summarized below are the material provisions of the TSR share program:

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT

•Total shareholder return of PPG compared to total shareholder return for S&P 500 companies (as described above) •Payout is 0% to 200% of original TSR shares awarded	•3 calendar years
•Vest on last day of performance period
•Settled in a combination of cash and shares at end of performance period
•Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid

PPG TSR	GRANT PAYOUT
90th percentile	200%
80th percentile	175%
70th percentile	150%
60th percentile	125%
50th percentile	100%
40th percentile	75%
30th percentile	50%
If minimum performance is not achieved, no payment is made with respect to the TSR share grant. If performance is above target, payment may exceed the original number of contingent TSR shares awarded. Target performance is set at the 50th percentile rank. The minimum and maximum number of shares that may be issued upon settlement of a TSR share grant ranges from 0% to 200% of the original number of contingent TSR shares awarded. Dividend equivalents are awarded at the end of the performance period, based on the actual number of shares earned and paid to an executive. TSR shares are intended to reward executives only when we provide a greater long-term return to shareholders relative to a percentage of the comparison set of companies, which is consistent with our pay-for-performance compensation philosophy.
In February 2025, the following TSR shares were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 32,055; Mr. Morales, 9,908; Ms. Foulkes, 4,663; Mr. Bergström 3,497; and Mr. Braun, 3,497. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”
The performance period for the TSR shares granted in 2023 ended on December 31, 2025. PPG’s total shareholder return was measured against that of the S&P 500 (as described above) over the three-year period ending December 31, 2025. PPG’s ranking on this performance measure was at the 19th percentile, resulting in payouts at 0.0% of target. Had payouts been made, these would have been distributed 50% in shares of PPG common stock and 50% in cash with the cash payment calculated based on the average PPG stock closing price during the month of December 2025. Payouts to the executive officers named in the Summary Compensation Table for the 2023 TSR

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grants were zero. Such share payouts, if earned, would have vested in December 2025 and are reflected in the Option Exercises and Stock Vested table as zero.
Performance-based RSUs. Performance-based RSUs, or PBRSUs, represent a contingent share grant that is made at the beginning of a three-calendar-year performance period and vests on the last day of the performance period. If we achieve certain pre-determined performance thresholds, payment is settled in shares of PPG common stock in the February immediately after the end of the three-year performance period. The performance criteria for each year in the three-year performance period were growth in adjusted earnings per diluted share and 11% cash flow return on capital, taking into account the same adjustment categories utilized by the Human Capital Management and Compensation Committee in determining adjusted earnings per diluted share for purposes of annual incentive awards (see “Annual Incentive Awards” above). The adjusted earnings per diluted share growth portion of the PBRSU awards utilizes a linear payment scale that is calculated annually as shown below:

Adjusted EPS Growth (Annual)
Achievement Level	Payout Factor
< 5.0%	0.0%
5.0%	50.0%
6.0%	60.0%
7.0%	70.0%
8.0%	80.0%
9.0%	90.0%
>= 10.0%	100.0%
Achievement of 10% growth in adjusted earnings per diluted share is required to receive 100% of the original share grant. A payout scale is not applied to the cash flow return on capital goal, which requires achievement of 11% for this goal to be met each year. Performance against the adjusted earnings per diluted share goal and the cash flow return on capital goal are calculated annually, and the annual payout for each goal is weighted equally over the three-year period. If minimum performance is not achieved, no shares are issued with respect to the grant. If performance is above target, the number of shares issued may exceed the original number of contingent shares awarded. The minimum and maximum number of shares that may be issued upon settlement of a PBRSU award ranges from 0% to 200% of the original number of contingent shares awarded, depending on the goals attained during the three-year period. No dividend equivalents are awarded on performance-based RSUs. By including performance-based RSUs in the long-term incentive mix, executives are rewarded when financial performance objectives are achieved over an extended period of time. Summarized below are the material provisions of the performance-based RSUs:

BASIS OF PAYOUT	PERFORMANCE PERIOD	VESTING AND PAYOUT OF BENEFIT

Performance Goals: •Greater than 5.0% growth in adjusted earnings per diluted share •11% cash flow return on capital Payout is 0% to 200% of original PBRSU shares awarded	•3 calendar years	•Vest on last day of performance period •Settled in shares in the February immediately after the end of performance period •No dividend equivalents are awarded
In February 2025, the following PBRSUs were awarded to each of the executive officers named in the Summary Compensation Table: Mr. Knavish, 32,055; Mr. Morales, 9,908; Ms. Foulkes, 4,663; Mr. Bergström 3,497; and Mr. Braun, 3,497. Such awards are consistent with our program to distribute long-term incentive awards equally among three different equity-based vehicles, as discussed above under “Long-Term Incentive Compensation.”

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PBRSU Performance Measures for 2023-2025 Performance Period
The performance period for the PBRSUs granted in 2023 ended on December 31, 2025. For the 2023 grants, the payout was at 120.0% of target. Specifically, the results were as follows:

	Result	Payout Factor	Portion of Performance Cycle	Payout % Achieved
Adjusted EPS Growth
2023	26.8%	100.0%	1/3	33.3%
2024	6.0%	60.0%	1/3	20.0%
2025	(5.2)%	—%	1/3	—%
				53.3%
Cash Flow ROC
2023	15.4%	100.0%	1/3	33.3%
2024	12.6%	100.0%	1/3	33.3%
2025	10.0%	—%	1/3	—%
				66.7%
Total Performance-based RSU payout				120.0%
The Company made share payouts to the executive officers named in the Summary Compensation Table for the 2023 PBRSU grants as follows: Mr. Knavish, 25,408; Mr. Morales, 10,054; Ms. Foulkes, 4,865; Mr. Bergström 1,986; and Mr. Braun, 1,830. Such payouts, which vested in December 2025, are reflected in the Option Exercises and Stock Vested table.
Perquisites and Other Benefits
In addition to the annual and long-term compensation described above, executive officers named in the Summary Compensation Table receive certain perquisites and other benefits. Such perquisites may include financial counseling services, limited personal use of PPG’s corporate aircraft by the Chairman and Chief Executive Officer and reimbursements of certain relocation expenses, living expenses and taxes incurred due to international assignments. At the direction of the Human Capital Management and Compensation Committee, in 2011 executive officer perquisites were reviewed and reduced. Effective January 1, 2012, personal club memberships were discontinued. Other benefits for our executive officers may include Company matching contributions under our Deferred Compensation Plan. These perquisites and other benefits are provided to increase the availability of the executives to focus on the business of the enterprise or because we believe they are important to our ability to attract and retain top-quality executive talent. The costs to PPG associated with providing these benefits for executive officers named in the Summary Compensation Table are reflected in the “All Other Compensation” column of the Summary Compensation Table and in the All Other Compensation Table.
We also provide other benefits, such as medical, dental, and disability coverage and life insurance, to each executive named in the Summary Compensation Table under our benefit plans, which are also provided to most eligible U.S.-based salaried employees. In addition, all of our U.S.-based executive officers are eligible to participate in the PPG Industries Foundation Matching Gift Program, which encourages charitable donations by all of our U.S. employees by matching their contributions to eligible institutions. Contributions of up to a total of $10,000 per year, in most cases, may be matched under the program. Most charitable organizations are eligible for the Matching Gifts Program, with a few exceptions. The value of these benefits is not included in the Summary Compensation Table because such benefits are made available on a Company-wide basis to most U.S. salaried employees. We also provide vacation and other paid holidays to all employees, including the executive officers named in the Summary Compensation Table, which are comparable to those provided at other large companies.

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Deferred Compensation Opportunities and Retirement Plans
Another aspect of our executive compensation program is our Deferred Compensation Plan. The plan is a voluntary, non-tax qualified, unfunded, deferred compensation plan available to all U.S.-based executive officers and other participants in our management incentive plans to enable them to save for retirement by deferring a portion of their current compensation. The plan also provides eligible employees with supplemental contributions equal to the contributions they would have received under the PPG Industries Employee Savings Plan, but for certain limitations under the Internal Revenue Code. Under the plan, compensation may be deferred until death, disability, retirement or termination or, in the case of the cash portion of certain incentive awards, other earlier specified dates the participants may select. Deferred amounts (other than the PPG common stock portion of deferred incentive awards, which must be invested in PPG stock) are credited to an investment account that earns a return based on the investment options chosen by the participant. The value of a participant’s investment account is based on the value of the investments selected. Benefits are paid out of our general assets. For certain longer-serving, U.S.-based, salaried employees, we maintain both a tax-qualified defined benefit pension plan and a non-qualified defined benefit pension plan, which was frozen for all remaining participants December 31, 2020. Substantially all employees in the U.S., including our executive officers, participate in the PPG Industries Employee Savings Plan. For additional information concerning our Deferred Compensation Plan, pension plans and the PPG Industries Employee Savings Plan, see “Pension Benefits” and “PPG Industries Employee Savings Plan and Deferred Compensation Plan” and the accompanying Pension Benefits Table and Non-Qualified Deferred Compensation Table.

PERFORMANCE	COMPENSATION DETERMINATION	RISK MANAGEMENT	EXECUTIVE COMPENSATION	SAY-ON-PAY

Why You Should Approve Our Say-on-Pay
Our Human Capital Management and Compensation Committee recommends you vote FOR this “say-on-pay” advisory proposal because the Board believes that our compensation policies and practices are effective in achieving our compensation goals of paying a competitive salary, providing attractive annual and long-term incentives to reward growth, and linking management’s interests with those of our shareholders.

The Board believes that PPG’s executive compensation program aligns the interests of our executives with those of our shareholders. Our executive compensation is based on our pay for performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value creation. At the 2025 Annual Meeting, we held a shareholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 93% of shareholder votes cast in favor of our 2025 say-on-pay resolution. Following its review of this vote, the Human Capital Management and Compensation Committee recommended to the full Board that we retain our general approach to executive compensation, with an emphasis on short-term and long-term incentive compensation that rewards our executive officers when they deliver value for our shareholders. Consistent with this philosophy:
•Our performance metrics are focused on increasing shareholder value and are tied to measures impacting both shorter-term and longer-term performance. Shorter-term performance metrics include adjusted earnings per diluted share from continuing operations, cash flow from operating activities and organic sales growth. Longer-term performance metrics include total shareholder return, adjusted earnings per diluted share growth, adjusted cash flow return on capital and stock price appreciation.
•Payment of long-term incentive awards is based solely on Company performance. We have three-year award and payout cycles for both performance-based restricted stock units and total shareholder return shares. We also have three-year vesting for stock options.

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•Between 71% and 84% of the named executive officers’ target total direct compensation opportunity for 2025 was in the form of performance-based variable compensation and long-term incentives motivating them to deliver strong business performance and create shareholder value.
•Our business demonstrated resilience in a challenging industrial macro environment. We achieved our adjusted cash flow from operating activities target, but we fell short of our adjusted earnings per diluted share from continuing operations target and our organic sales growth targets. As a result, annual incentive awards paid to executive officers ranged from 59% to 93% of target. Our total shareholder return over the past three years, when measured against the S&P 500, was in the 19th percentile resulting in no payment for long-term TSR share awards.
•Executive stock ownership goals align the interests of executives with shareholders.
•We provide limited perquisites to our executive officers.
•Our officers may not engage in transactions that are contrary to the interests of shareholders, such as “short sales,” “short sales against the box,” “put” and “call” options and hedging transactions designed to minimize an executive’s risk inherent in owning PPG stock. In addition, officers may not hold PPG stock in a margin account and may not pledge PPG stock as collateral for a loan.
•Executive officers are subject to a compensation recovery policy that is designed to recoup incentive compensation when a financial restatement occurs.
Human Capital Management and Compensation Committee Report to Shareholders
We have reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in the Annual Report on Form 10-K for the year ended December 31, 2025.
Human Capital Management and Compensation Committee:
Gary R. Heminger (Chair)
Melanie L. Healey
Michael W. Lamach
Katleen A. Ligocki
Guillermo Novo

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Human Capital Management and Compensation Committee Report to Shareholders shall not be incorporated by reference into any such filings.

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Compensation of Executive Officers
Summary Compensation Table (2023-2025)

NAME AND POSITION	YEAR	SALARY(2)	STOCK AWARDS(3)	OPTION AWARDS(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS(6)	ALL OTHER COMPENSATION(7)	TOTAL
T. M. Knavish	2025	$1,300,000	$7,333,542	$3,666,690	$1,924,000	$317,929	$342,861	$14,885,022
Chairman and Chief Executive Officer	2024	$1,283,333	$5,833,471	$2,916,930	$1,320,000	$(59,721)	$430,456	$11,724,469
	2023	$1,200,000	$4,999,561	$2,500,188	$3,200,000	$312,592	$260,614	$12,472,955

V. J. Morales	2025	$845,833	$2,266,752	$1,133,352	$785,000	$325,375	$146,507	$5,502,819
Senior Vice President and Chief Financial Officer	2024	$830,000	$2,066,719	$1,033,424	$565,000	$(69,594)	$190,268	$4,615,817
	2023	$800,000	$2,066,808	$1,033,338	$1,475,000	$320,582	$94,710	$5,790,438

A. M. Foulkes	2025	$683,333	$1,066,802	$533,334	$534,000	$198,610	$117,108	$3,133,187
Senior Vice President Legal and Special Projects	2024	$663,333	$1,066,812	$533,411	$375,000	$(25,768)	$142,100	$2,754,888
	2023	$600,833	$1,000,110	$500,026	$995,000	$196,624	$70,802	$3,363,395

K. H. Bergström(1)	2025	$728,614	$800,044	$400,001	$346,000	$—	$191,499	$2,466,158
Senior Vice President, Global Architectural Coatings	2024	$625,689	$600,248	$300,060	$244,655	$—	$251,005	$2,021,657

K. D. Braun(1)	2025	$587,500	$800,044	$400,001	$436,000	$97,875	$98,620	$2,420,040
Senior Vice President, Operations
(1)Mr. Bergström was not a named executive officer in 2023. Mr. Braun was not a named executive officer in 2024 and 2023.
(2)The annual salaries as of January 1, 2025 and as of the annual salary increase date of March 1, 2025 were: Mr. Knavish, no increase and remained at $1,300,000; Mr. Morales, $835,000 and $848,000; Ms. Foulkes, $675,000 and $685,000; Mr. Bergström, 570,000 CHF and 579,000 CHF (base and bonus paid in CHF and converted to USD using the December 31, 2025 exchange rate of 1.26167); Mr. Braun, $580,000 and $589,000. The annual salaries as of January 1, 2024 and as of the annual salary increase date of March 1, 2024 were: Mr. Knavish, $1,200,000 and $1,300,000; Mr. Morales, $805,000 and $835,000; Ms. Foulkes, $605,000 and $675,000 and Mr. Bergström, 566,115 CHF and 579,848 CHF (base and bonus paid in CHF and converted to USD using the December 31, 2024 exchange rate of 1.10205) . The annual salaries as of January 1, 2023 and as of the annual salary increase date of March 1, 2023 were: Mr. Knavish, $900,000 and $1,200,000; Mr. Morales, $775,000 and $805,000; and Ms. Foulkes, $580,000 and $605,000.
(3)The amounts in this column represent the grant date fair value calculated in accordance with FASB ASC Topic 718 for grants occurring in the fiscal years ended December 31, 2025, 2024 and 2023 of performance-based restricted stock units, or PBRSUs, and performance-based total shareholder return contingent shares, or TSRs, granted as part of the long-term incentive components of our compensation program described on pages 66 through 69. The assumptions used in calculating these amounts for 2025 are set forth in Note 19 to our Financial Statements for the year ended December 31, 2025 which is located in our Annual Report on Form 10-K. PBRSUs and TSRs are subject to performance conditions, and the grant date fair value shown is based on performance at target levels, which is the probable outcome of such conditions. The value of these awards made in the fiscal year ended December 31, 2025 assuming that the highest level of performance conditions will be achieved, is as follows: Mr. Knavish $14,667,086; Mr. Morales, $4,533,504; Ms. Foulkes, $2,133,602; Mr. Bergström, $1,600,087; and Mr. Braun, $1,600,087.
(4)The amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for stock option grants occurring in the fiscal years ended December 31, 2025, 2024 and 2023 as part of the long-term incentive component of our compensation program described on pages 66 through 69. The assumptions used in calculating these amounts are set forth in Note 19 to our Financial Statements for the year ended December 31, 2025, which is located inf our Annual Report on Form 10-K.
(5)The amounts in this column reflect the dollar value of annual incentive awards for 2025, 2024 and 2023, as described on pages 62 through 66.
(6)The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under our qualified and non-qualified pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan.
(7)Includes all other compensation as described in the table entitled “All Other Compensation Table” on page 73.

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All Other Compensation Table (2025)

	PERQUISITES				OTHER COMPENSATION
	PERSONAL USE OF COMPANY AIRCRAFT(1)	FINANCIAL COUNSELING(2)	OTHER(3)	TOTAL PERQUISITES	EMPLOYEE SAVINGS PLAN CONTRIBUTIONS(4)	DEFERRED COMPENSATION CONTRIBUTIONS(5)	DEFERRED DIVIDENDS(6)	TOTAL OTHER COMPENSATION	TOTAL ALL OTHER COMPENSATION
T. M. Knavish	$102,941	$14,670	$—	$117,611	$38,500	$186,750	$—	$225,250	$342,861
V. J. Morales	$—	$14,670	$—	$14,670	$34,949	$96,888	$—	$131,837	$146,507
A. M. Foulkes	$—	$14,670	$—	$14,670	$30,692	$71,745	$—	$102,438	$117,108
K. H. Bergström	$—	$—	$191,499	$191,499	$—	$—	$—	$—	$191,499
K. D. Braun	$—	$14,670	$—	$14,670	$37,647	$46,303	$—	$83,950	$98,620
(1)The amounts in this column reflect the aggregate incremental cost to PPG of personal use of corporate aircraft. The aggregate incremental cost to PPG is determined on a per flight basis and includes the cost of fuel, a pro rata share of repairs and maintenance, landing and storage fees, crew-related expenses and other miscellaneous variable costs. A portion of this value attributable to personal use of corporate aircraft (as calculated in accordance with Internal Revenue Service guidelines) is included as compensation on the W-2 of Mr. Knavish.
(2)The amounts in this column reflect the cost of financial counseling services paid by PPG.
(3)PPG provides expatriate benefits to employees, including the named executive officers, who transfer from a home to a host country on an assignment. The expatriate benefits that are typically provided include relocation assistance, housing subsidy, family assistance, cultural/language assistance, income tax equalization, reimbursements and tax filing services, among other benefits. For Mr. Bergström, the amount in this column includes housing-related expenses $113,550, education expenses $63,861, automotive-related expenses $12,827, and tax preparation expenses $1,262 (all other compensation paid in CHF and converted to USD using the December 31, 2025 exchange rate of 1.26167).
(4)The amounts in this column reflect company contributions under the PPG Industries Employee Savings Plan.
(5)The amounts in this column reflect company contributions under the Deferred Compensation Plan in lieu of Company contributions that could not be made under the PPG Industries Employee Savings Plan because of the Internal Revenue Code limitations.
(6)The amounts in this column represent dividend equivalents on the TSR award that would have been paid during 2025 if these awards had paid out.
Grants of Plan Based Awards (2025)

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS				ALL OTHER OPTION AWARDS:		ALL OTHER STOCK AWARDS:
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)		NUMBER OF SECURITIES UNDERLYING (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)(2)	NUMBER OF SECURITIES UNDERLYING (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(3)
T. M. Knavish	N/A	$208,000	$2,080,000	$4,388,800
	25-Feb-25								111,348	$114.39		$3,666,690
	25-Feb-25				5,343	32,055	64,110	U				$3,666,771
	25-Feb-25				16,028	32,055	64,110	T				$3,666,771
V. J. Morales	N/A	$84,800	$848,000	$1,789,280
	25-Feb-25								34,417	$114.39		$1,133,352
	25-Feb-25				1,651	9,908	19,816	U				$1,133,376
	25-Feb-25				4,954	9,908	19,816	T				$1,133,376
A. M. Foulkes	N/A	$61,650	$616,500	$1,300,815
	25-Feb-25								16,196	$114.39		$533,334
	25-Feb-25				777	4,663	9,326	U				$533,401
	25-Feb-25				2,332	4,663	9,326	T				$533,401
K. H. Bergström	N/A	$58,441	$584,406	$1,233,097
	25-Feb-25								12,147	$114.39		$400,001
	25-Feb-25				583	3,497	6,994	U				$400,022
	25-Feb-25				1,749	3,497	6,994	T				$400,022
K. D. Braun	N/A	$47,120	$471,200	$973,028
	25-Feb-25								12,147	$114.39		$400,001
	25-Feb-25				583	3,497	6,994	U				$400,022
	25-Feb-25				1,749	3,497	6,994	T				$400,022
U – PBRSUs. Estimated future payouts relate to the performance period of 2025 through 2027. For additional information concerning the material terms of these PBRSU grants, see pages 66 through 67.
T – TSR Shares. Estimated future payouts relate to the performance period of 2025 through 2027. For additional information concerning the material terms of these TSR grants, see pages 65 through 66.
(1)The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our annual incentive award program. For additional information concerning our annual incentive award program, see pages 62 through 66.
(2)The exercise price of option awards is the closing sale price of PPG common stock reported for the date of grant on the New York Stock Exchange. Option awards vest on the third anniversary of the date of grant. For additional information concerning stock option awards, see pages 66 through 67.
(3)Refer to Note 19 to our Financial Statements for the year ended December 31, 2025, which is located in our Annual Report on Form 10-K, for the relevant assumptions used to determine the valuation of stock-based compensation awards.

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Outstanding Equity Awards at Fiscal Year-End (2025)

	OPTION AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION VEST DATE	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS NOT VESTED (#)(1)(2)		PERFORMANCE PERIOD	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS NOT VESTED ($)(3)
T. M. Knavish	14,814		$109.74	20-Feb-22	19-Feb-29	21,663	U	2024-2026	$2,219,591
	21,278		$119.52	19-Feb-23	18-Feb-30	32,055	U	2025-2027	$3,284,355
	19,929		$136.60	17-Feb-24	16-Feb-31	10,224	T	2024-2026	$1,047,551
	25,554		$151.87	16-Feb-25	15-Feb-32	16,028	T	2025-2027	$1,642,229
		67,115	$125.74	1-Jan-26	31-Dec-32
		66,551	$142.65	21-Feb-27	20-Feb-34
		111,348	$114.39	25-Feb-28	24-Feb-35
V. J. Morales	5,200		$95.00	17-Feb-19	16-Feb-26	7,675	U	2024-2026	$786,381
	12,600		$101.50	15-Feb-20	14-Feb-27	9,908	U	2025-2027	$1,015,174
	17,072		$116.32	14-Feb-21	13-Feb-28	3,622	T	2024-2026	$371,110
	19,259		$109.74	20-Feb-22	19-Feb-29	4,954	T	2025-2027	$507,587
	30,397		$119.52	19-Feb-23	18-Feb-30
	26,193		$136.60	17-Feb-24	16-Feb-31
	27,380		$151.87	16-Feb-25	15-Feb-32
		26,605	$131.04	15-Feb-26	14-Feb-33
		23,578	$142.65	21-Feb-27	20-Feb-34
		34,417	$114.39	25-Feb-28	24-Feb-35
A. M. Foulkes	12,159		$119.52	19-Feb-23	18-Feb-30	3,962	U	2024-2026	$405,947
	12,527		$136.60	17-Feb-24	16-Feb-31	4,663	U	2025-2027	$477,771
	10,952		$151.87	16-Feb-25	15-Feb-32	1,870	T	2024-2026	$191,600
		12,874	$131.04	15-Feb-26	14-Feb-33	2,332	T	2025-2027	$238,937
		12,170	$142.65	21-Feb-27	20-Feb-34
		16,196	$114.39	25-Feb-28	24-Feb-35
K. H. Bergström	4,430		$105.39	17-Apr-20	16-Apr-27	2,229	U	2024-2026	$228,383
	4,200		$109.74	20-Feb-22	19-Feb-29	3,497	U	2025-2027	$358,303
	4,350		$119.52	19-Feb-23	18-Feb-30	1,052	T	2024-2026	$107,788
	3,600		$136.60	17-Feb-24	16-Feb-31	1,749	T	2025-2027	$179,203
	3,650		$151.87	16-Feb-25	15-Feb-32	544	(4)		$55,738
		5,600	$131.04	15-Feb-26	14-Feb-33
		6,846	$142.65	21-Feb-27	20-Feb-34
		12,147	$114.39	25-Feb-28	24-Feb-35
K. D. Braun	4,000		$109.74	20-Feb-22	19-Feb-29	2,229	U	2024-2026	$228,383
	3,650		$119.52	19-Feb-23	18-Feb-30	3,497	U	2025-2027	$358,303
	3,600		$136.60	17-Feb-24	16-Feb-31	1,052	T	2024-2026	$107,788
	3,650		$151.87	16-Feb-25	15-Feb-32	1,749	T	2025-2027	$179,203
		5,150	$131.04	15-Feb-26	14-Feb-33
		6,846	$142.65	21-Feb-27	20-Feb-34
		12,147	$114.39	25-Feb-28	24-Feb-35
U – PBRSUs. For additional information concerning the material terms of these PBRSU grants, see pages 68 through 69.
T – TSR shares. For additional information concerning the material terms of these TSR grants, see pages 67 through 68.
(1)Included in this item are PBRSUs for all NEOs granted on February 21, 2024 and February 25, 2025 that will vest if earned, upon final certification of results in the first quarters of 2027 and 2028, respectively, based on the financial performance conditions of PPG's three-year earnings per share growth and cash flow return on capital, subject to Committee approval.
Based on PPG's performance in fiscal year 2025 relative to the performance criteria, our current period to date results for the 2024-2026 and 2025-2027 performance periods the target number of PBRSUs granted in 2024 and 2025 are included above.
(2)Included in this item are: TSR share awards granted to all NEOs on February 21, 2024 and February 25, 2025 that will vest if earned, upon final certification of results in February 2027 and February 2028, respectively, based on PPG's three-year cumulative TSR performance relative to the S&P 500.
Based on PPG's performance through the end of fiscal year 2025 relative to the performance criteria. Our current period to date results for the 2024 - 2026 and 2025 - 2027 ongoing performance period is below threshold, as such the threshold number of TSR shares granted in 2024 and 2025 is included above.
(3)Payout value is based on the $102.46 closing sale price of PPG common stock reported on December 31, 2025 on the New York Stock Exchange.
(4)Time-based restricted stock unit vests on August 12, 2027.

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Option Exercises and Stock Vested (2025)

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON RSU VESTING (#)(2)	NUMBER OF SHARES ACQUIRED ON TSR VESTING (#)(3)	VALUE REALIZED ON VESTING ($)(4)
T. M. Knavish	1,056	$123,330	25,408	—	$2,603,304
V. J. Morales	—	$—	10,054	—	$1,030,133
A. M. Foulkes	—	$—	4,865	—	$498,468
K. H. Bergström	—	$—	3,621	—	$388,796
K. D. Braun	—	$—	1,830	—	$187,502
(1)The amounts in this column are calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the common stock on the date of exercise and the exercise price of the options.
(2)The amounts in this column are the number of shares acquired upon the vesting of PBRSU awards granted in 2023. Payout of 2023 PBRSU awards is described on pages 68 through 69. This column also includes for Mr. Bergström the vesting of 1,635 time-based RSUs in 2025.
(3)The amounts in this column represent the number of shares earned upon the vesting of TSR awards granted in 2023. Payout for the TSR award granted in 2023 was 0%. As described on pages 67 through 68, when paid, TSR awards are paid 50% in shares of PPG common stock and 50% in cash.
(4)The amounts in this column are calculated by multiplying (a) the number of PPG shares acquired upon vesting of the PBRSU awards and (b) the number of TSR shares of PPG common stock earned upon vesting by $102.46, the closing stock price of PPG common stock reported on December 31, 2025 on the New York Stock Exchange. The amounts in the column include the TSR cash portion of the award calculated based on the average PPG stock closing price during the month of December 2025, which was $102.31.
Pension Benefits
For certain longer-serving, U.S.-based, salaried employees we maintain both a tax-qualified defined benefit pension plan, called Retirement Plan F, and a non-qualified defined benefit pension plan, called the Non-Qualified Retirement Plan. Employees hired on or after January 1, 2006 as well as any employee hired prior to January 1, 2006 but who had fewer than 60 points (a combination of age and service with PPG) as of December 31, 2011 were not eligible to participate (or continue to participate) in these plans. For those employees with 60 or more points as of December 31, 2011 who continued to participate in both plans, their future salary and service accruals were frozen as of December 31, 2020. Certain executive officers named in the Summary Compensation Table have a benefit in one or both of these plans, with the exception of Mr. Bergström. The table below shows the present value of the accumulated benefits payable to each eligible named executive officer as of December 31, 2025, including the number of years of service credited (as of the freeze date of the individual) as determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. The material terms of Retirement Plan F and the Non-Qualified Retirement Plan are described below.
Pension Benefits (2025)

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)
T. M. Knavish	Retirement Plan F	33.7	$950,250
	Non-Qualified Retirement Plan	33.7	$2,597,353	(1)
V. J. Morales	Retirement Plan F	36.0	$961,297
	Non-Qualified Retirement Plan	36.0	$2,624,856	(1)
A. M. Foulkes	Retirement Plan F	26.0	$871,061
	Non-Qualified Retirement Plan	26.0	$1,480,564	(1)
K. H. Bergström	Retirement Plan F	—	$—
	Non-Qualified Retirement Plan	—	$—
K. D. Braun	Retirement Plan F	30.6	$650,200
	Non-Qualified Retirement Plan	30.6	$390,927	(1)
(1)Following termination of employment, this officer would be required to commence their retirement benefit under the Non-Qualified Retirement Plan based on the officer's age as of December 31, 2025. As further described in the narrative discussion following this table, for the component eligible to be provided as a lump sum, the estimated present value under the Non-Qualified Pension Plan to which the officer would be entitled is as follows: Mr. Knavish $5,017,079; Mr. Morales $5,234,237; Ms. Foulkes $2,633,292; and Mr. Braun $899,504.

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The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits Table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2025, using the same actuarial factors and assumptions used for financial statement reporting purposes, except that retirement age is assumed to be normal retirement age as defined in the applicable plan. These assumptions are described under Note 14 to our Financial Statements for the year ended December 31, 2025, which is located in our Annual Report on Form 10-K. In accordance with Item 402(h) of Regulation S-K, the present value amounts are calculated using a 5.45% discount rate for Retirement Plan F and 5.34% discount rate for the Non-Qualified Retirement Plan. The lump-sum payment amounts for the Non-Qualified Retirement Plan are calculated in accordance with the relevant provisions of the Non-Qualified Pension Plan using the Pension Benefit Guaranty Corporation discount rate of 2.25% as in effect on December 31, 2025, rather than the 5.34% discount rate used for financial statement reporting purposes.
The benefit payable under Retirement Plan F is a function of the participant’s five-year average annual covered base compensation for the highest five consecutive years out of the final ten years immediately prior to retirement and credited years of service, frozen to future accruals as of December 31, 2020. In January 2011, Retirement Plan F (or its predecessor plan) and the Non-Qualified Retirement Plan were amended such that eligible employees with a combined age and service points of fewer than 60 and actively employed by the Company as of December 31, 2011 ceased to accrue benefits under Retirement Plan F and the Non-Qualified Retirement Plan as of December 31, 2011. Eligible employees with combined age and service points of 60 or more and actively employed by the Company as of December 31, 2011 ceased to accrue benefits under Retirement Plan F and the Qualified Retirement Plan upon the earlier of their retirement date or December 31, 2020. Eligible employees now earn retirement benefits through the PPG Industries Employee Savings Plan and the non-qualified Deferred Compensation Plan. The Non-Qualified Retirement Plan’s benefit is supplemental to the qualified Retirement Plan F benefit in that the Non-Qualified Retirement Plan provides a benefit that is substantially equal to the difference between the amount that would have been payable under the qualified Retirement Plan F, in the absence of legislation limiting the compensation covered by the plan, and the amount payable under Retirement Plan F. The frozen Non-Qualified Retirement Plan also includes a benefit based on bonus awards for certain U.S. management bonus program participants which occurred prior to the freeze date of the individual. The benefit payable under the Non-Qualified Retirement Plan is determined in the same manner as for Retirement Plan F and uses the freeze date of the individual with respect to credited service and base salary above legislative limits; incentive payments are factored in by using the average of the highest five payments during the last ten years prior to the freeze date, of the individual employee.
Retirement Plan F contains the following material terms:
•The normal form of benefit is a life annuity for unmarried participants and a joint and 50% survivor annuity for married participants;
•A participant may elect out of the normal form of benefit and receive an actuarially-equivalent alternative form of benefit, including a single life annuity (for a married participant) or a joint and survivor annuity with a survivor benefit ranging from 1%-100%, as selected by the participant;
•There is no lump-sum benefit option;
•A participant may elect early retirement up to ten years prior to the participant’s normal retirement age, subject to reduction of the retirement benefit to reflect the early commencement of the benefit; and
•A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age.
The Non-Qualified Retirement Plan contains the following material terms:
•A participant is required to commence their distribution upon reaching the later of their early retirement date (as defined in the qualified plan) or the participant’s termination of employment;
•The normal form of payment for benefits at retirement for the group of participants that includes certain executive officers named in the Summary Compensation Table who participate in the plan consists of a monthly annuity payment and/or a lump-sum payment; and
•A participant has a fully vested benefit under the plan upon completing five years of service or reaching early retirement age, but their accrued benefit is subject to forfeiture if the participant engages in any competitive activity, or other activity that is deemed contrary or harmful to the interests of PPG.

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PPG Industries Employee Savings Plan and Deferred Compensation Plan
The PPG Industries Employee Savings Plan (the “Savings Plan”) covers substantially all employees in the U.S. All of the executive officers named in the Summary Compensation Table, with the exception of Mr. Bergström, participate in the Savings Plan. The Company makes matching contributions to the Savings Plan, at management’s discretion, based upon participants’ savings, subject to certain limitations. For most participants, Company-matching contributions are established each year at the discretion of the Company and are applied to participant savings up to a maximum of 6% of eligible participant compensation. Employees can contribute from 1% to 50% of eligible plan compensation to the Savings Plan, subject to certain Plan or legal limits that may apply. Employees are always 100% vested in any money employees contribute or the Company contributes to the Savings Plan as a matching contribution. Executive officers and certain other employees also receive additional Company contributions to the Savings Plan. These contributions are between 2% and 5% of a participant’s eligible plan compensation, based on age and years of service. If contributions made for the benefit of an executive are limited due to requirements of the Internal Revenue Code, we credit such excess contributions to the executive officer’s account in the Deferred Compensation Plan. These contributions vest upon completion of three years of service with the Company.
In the U.S., we maintain the Deferred Compensation Plan to allow participants, including each of the executive officers named in the Summary Compensation Table, with the exception of Mr. Bergström, to defer a portion of their compensation in a phantom PPG stock account or other phantom investment accounts. The amount deferred earns a return based on the investment options selected by the executive officer. Executive officers may elect to defer up to 50% of their base salary, and up to 100% of any incentive award, TSR share award and restricted stock unit award that the executive officer may be entitled to receive. All dividend equivalents earned on TSR share award grants are deferred into the Deferred Compensation Plan. We also may make certain additional contributions to the executive officer’s account. For example, if the executive officer’s contributions under the Savings Plan are limited due to requirements of the Internal Revenue Code, we will credit such excess contributions to the executive officer’s account under the Deferred Compensation Plan. The executive officer is always fully vested in compensation that he or she elects to have deferred into the plan and any contributions made on behalf of the executive officer related to the Savings Plan. Company contributions are invested proportionally into the investment options chosen by the employee.
The table below shows the Deferred Compensation Plan’s current investment options and their respective annual rate of return for the year ended December 31, 2025, as reported by the administrator of the plan.

INVESTMENT OPTION	RATE OF RETURN
PPG Stock Account	(11.85)%
Fidelity Growth Company Fund	24.34%
Fidelity Contrafund	21.75%
Fidelity US Equity Index Fund	17.86%
Fidelity Intermediate Bond Fund	6.88%
Fidelity Government Money Market	4.01%
The amount owed to executive officers under the Deferred Compensation Plan is an unfunded and unsecured general obligation of PPG. An executive officer receives a distribution of the balance in their plan account upon retirement, death, disability, termination of employment, a scheduled payment date, financial hardship (for amounts deferred prior to January 1, 2005) or unforeseeable emergency (for amounts deferred after December 31, 2004). Distributions can be in the form of a lump sum or installments. Payment can commence at the time of separation or, in certain situations, can be deferred until a later point in time. Compensation deferred prior to January 1, 2005 and related earnings are distributed according to the executive officer’s election. Compensation deferred after December 31, 2004 and related earnings are distributed according to the executive officer’s election only in the case of retirement (no earlier than six months following retirement). In the case of disability or termination, the distribution is made in a lump sum on the date that is the later of (i) the first day of the first quarter of a plan year that is six months and ten days following the separation or (ii) January 1 of the year following the separation. In the case of death, a distribution is made to the executive officer’s beneficiary as soon as administratively possible. Distributions from the PPG stock account are in the form of PPG common stock and distributions from all other investment options are in cash.

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Non-Qualified Deferred Compensation (2025)

NAME	Plan⁽¹⁾	EXECUTIVE CONTRIBUTIONS ($)⁽²⁾	REGISTRANT CONTRIBUTIONS ($)(3)	AGGREGATE EARNINGS ($)(4)	AGGREGATE BALANCE ($)(5)
T. M. Knavish	DCP	$39,000	$186,750	$(61,921)	$2,805,033
V. J. Morales	DCP	$1,036,562	$96,888	$(7,559)	$5,217,641
A. M. Foulkes	DCP	$20,492	$71,745	$53,725	$521,205
K. H. Bergström	DCP	$—	$—	$—	$—
K. D. Braun	DCP	$11,732	$46,303	$13,219	$365,729
(1)Only U.S. employees are eligible for the Deferred Compensation Plan.
(2)The amounts in this column are reported as compensation in the "Salary" and "All Other Compensation" columns of the Summary Compensation Table.
(3)The amounts in this column are reported in the "All Other Compensation" column of the Summary Compensation Table.
(4)None of the amounts in this column are included as compensation in the Summary Compensation Table.
(5)The aggregate amounts are reported in the Summary Compensation Table.
Compensatory Arrangements with Certain Executive Officers
K. Henrik Bergström. K. Henrik Bergström currently serves as Senior Vice President, Global Architectural Coatings. In 2022, Mr. Bergström and PPG agreed to the following compensatory arrangement:
•A starting base salary of 550,000 CHF per year;
•A target bonus percentage 65% of Mr. Bergström salary;
•A long-term incentive target of $650,000;
•A grant of time-based restricted stock units with an aggregate value of $400,000 on the grant date pursuant to PPG’s Amended and Restated Omnibus Incentive Plan with a vesting schedule of: $200,000 in 2024 and $200,000 in 2025; and
•Relocation assistance, including a relocation premium of one-month’s salary, a housing allowance, a healthcare allowance, an education allowance for Mr. Bergström’s children, a leased car and tax assistance.
Potential Payments Upon Termination or Change in Control
The tables below reflect the amount of compensation to each of our currently serving executive officers named in the Summary Compensation Table in the event of termination of such executive’s employment under certain circumstances. The amounts shown assume that such termination was effective as of December 31, 2025, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from PPG.
Potential Payments and Benefits Upon Termination
Salaried Severance Plan
Certain salaried employees participate in in the Salaried Severance Plan, which provides a lump-sum severance payment and extended benefit coverage if an eligible participant is terminated due to job elimination due to a reorganization or lack of work, facility closure, long-term disability or certain performance-related actions. Limitations apply in the case of, among others, divestitures, outsourcing arrangements, voluntary resignation and employee misconduct. In the event of a qualifying termination under the Salaried Severance Plan, the Chief Executive Officer is entitled to receive two times his or her base salary at the time of the termination. Other executive officers are entitled to receive one and one-half times his or her base salary at the time of the termination. In addition, these executives are eligible to continue participation for six months in medical, dental, basic life insurance and basic AD&D insurance if they pay the applicable portion of the premium for any contributory benefits, and they may be eligible for outplacement services.
Executive Officer Cash Severance Policy
In 2024, the Board of Directors adopted the PPG Industries, Inc. Executive Officer Cash Severance Policy. Under this policy, PPG will not enter into any new agreement with, or establish a new severance plan or policy with respect to, our executive officers that provides for cash severance payments that exceed 2.99 times the sum of the officer’s base

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salary and target annual bonus opportunity without seeking shareholder ratification or advisory approval. Vesting of equity awards, deferred compensation, retirement benefits, earned but unpaid annual incentive awards, and non-cash benefits (such as health and welfare plan coverage) are excluded from the 2.99 times limit.
Voluntary, Involuntary or Death Termination
The first column of the table below sets forth the payments to which the officer would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the officer’s employment for any reason by the officer, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The second column of the table reflects payments that would be due in the event of the officer’s termination of employment by PPG under the Salaried Severance Plan, and assuming such termination occurred prior to, or did not otherwise arise in connection with, a change in control of PPG. The third column of the table reflects payments that would be due in the event of the officer’s death prior to a change in control of PPG. In any of these events, we are not obligated to provide accelerated vesting of equity compensation or tax gross-ups to the officers.
Voluntary, Involuntary or Death Termination (2025)

	VOLUNTARY TERMINATION		INVOLUNTARY TERMINATION		DEATH
T. M. Knavish
Non-Qualified Pension	$—	(1)	$—	(1)	$3,375,870	(2)
Severance	$—		$2,600,000		$—
Financial Counseling	$7,335		$7,335		$—
Total	$7,335		$2,607,335		$3,375,870
V. J. Morales
Non-Qualified Pension	$—	(1)	$—	(1)	$3,323,383	(2)
Severance	$—		$1,272,000		$—
Financial Counseling	$7,335		$7,335		$—
Total	$7,335		$1,279,335		$3,323,383
A. M. Foulkes
Non-Qualified Pension	$—	(1)	$—	(1)	$1,413,972	(2)
Severance	$—		$1,027,500		$—
Financial Counseling	$7,335		$7,335		$—
Total	$7,335		$1,034,835		$1,413,972
K. H. Bergström
Non-Qualified Pension	$—		$—		$—
Severance	$—		$1,134,172		$—
Financial Counseling	$—		$—		$—
Total	$—		1,134,172		$—
K. D. Braun
Non-Qualified Pension	$—	(1)	$—	(1)	$676,423	(2)
Severance	$—		$883,500		$—
Financial Counseling	$7,335		$7,335		$—
Total	$7,335		$890,835		$676,423
(1)This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2025 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table.
(2)This officer’s beneficiary is eligible to commence a beneficiary retirement benefit under the Non-Qualified Pension Plan based on the officer’s age as of December 31, 2025 upon the officer’s termination of employment due to death. The amount reflected in this column for this officer is not a present value amount, but the estimated aggregate payments over the lifetime of the eligible beneficiary of the officer, assuming payments commenced following the officer’s termination of employment as a result of death on December 31, 2025.

Potential Payments and Benefits Upon Termination Following, or in Connection with, a Change in Control of PPG
We have entered into change in control agreements with our executive officers named in the Summary Compensation Table and with certain other officers. The change in control agreements have three-year terms, which terms are automatically extended for one year upon each anniversary unless a notice not to extend is given by PPG. If a “change in control” occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period.

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The agreements provide generally that the officer’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change in control of PPG. The change in control agreements also contain non-competition provisions and confidentiality provisions prohibiting the officer from divulging or communicating, without our prior consent or except as required by law, any confidential information, knowledge or data relating to PPG or its business during the officer’s employment and at all times thereafter.
Termination For Cause or Other Than For Good Reason. Under the change in control agreements, in the event of an officer’s termination of employment by PPG for cause or by the officer other than for good reason during the three-year period following a change in control, the officer will receive payment only of their accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs.
Termination Without Cause or For Good Reason. If PPG terminates the officer’s employment (other than for cause, death or disability) or the officer terminates their employment for good reason during the three-year period following a change in control, and upon certain terminations prior to a change in control or in connection with or in anticipation of a change in control, the officer is generally entitled to receive the following payments and benefits:
•a pro-rata bonus for the year of the date of termination based on the officer’s highest annual bonus during the three years prior to the change in control or the annual bonus for the most recent fiscal year after the change in control, whichever is higher (such higher amount referred to herein as the “highest annual bonus”);
•three times the officer’s annual base salary;
•three times the officer’s highest annual bonus or target annual bonus depending on the version of the change in control agreement signed by the officer;
•a lump-sum payment equal to the present value of any employer contributions the executive would have received or accrued under PPG’s defined contribution retirement plans and arrangements (whether qualified or non-qualified) in which the executive participates if the executive’s employment continued for an additional three years in respect of retirement benefits provided in the form of a defined contribution retirement plan, program or arrangement, but excluding any salary or pay deferral contributions to such plans or arrangements that are deemed to be employer contributions under applicable law; and
•continued medical, dental coverage and life insurance benefits for three years and continued age and service credit for purposes of determining the officer’s eligibility for post-retirement retiree medical benefits.
Consistent with best practices, PPG’s change in control agreements include:
•a “conditional” payment limitation, which provides for a reduction in change of control payments if such payments would trigger an excise tax, unless a larger amount would be received on an after-tax basis without a payment reduction. No tax payments are “grossed-up;”
•a definition of Retirement and the associated benefits related to retirement designed to ensure that all applicable provisions are applied properly for executives who only participated in the former PPG Defined Contribution Retirement Plan and non-U.S. executives who do not participate in either Retirement Plan F or the former Defined Contribution Retirement Plan; and
•a provision designed to prevent double payments under other PPG severance provisions or statutory requirements and the change in control agreement.
The table below sets forth the amounts each executive officer named in the Summary Compensation Table would be entitled to receive, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive officer’s employment by PPG without cause or by the executive officer for good reason following or in connection with a change in control of PPG.

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Change in Control
Involuntary or Good Reason Termination (2025)

	INVOLUNTARY OR GOOD REASON TERMINATION
T. M. Knavish
Financial Counseling	$47,886
Lump Sum Payment	$—
Base Salary	$3,900,000
Bonus	$6,240,000
Health & Welfare Benefits	$63,525
Accelerated Vesting of LTI	$10,883,301
Total	$21,134,712	(1)
V. J. Morales
Financial Counseling	$23,165
Lump Sum Payment	$—
Base Salary	$2,544,000
Bonus	$2,544,000
Health & Welfare Benefits	$9,801
Accelerated Vesting of LTI	$3,609,837
Total	$8,730,803	(1)
A. M. Foulkes
Financial Counseling	$23,165
Lump Sum Payment	$—
Base Salary	$2,055,000
Bonus	$1,849,500
Health & Welfare Benefits	$9,667
Accelerated Vesting of LTI	$1,744,587
Total	$5,681,919	(1)
K. H. Bergström
Financial Counseling	$27,365
Lump Sum Payment	$—
Base Salary	$2,191,521
Bonus	$1,753,217
Health & Welfare Benefits	$284,079
Accelerated Vesting of LTI	$1,216,303
Total	$5,472,485
K. D. Braun
Financial Counseling	$47,886
Lump Sum Payment	$—
Base Salary	$1,767,000
Bonus	$1,413,600
Health & Welfare Benefits	$82,209
Accelerated Vesting of LTI	$1,160,565
Total	$4,471,260	(1)
(1)This officer is eligible to commence a retirement benefit under the Non-Qualified Pension Plan based on the officer’s age and years of service as of December 31, 2025 upon any termination of the officer’s employment. The estimated lump-sum present value under the Non-Qualified Pension Plan to which this officer would be entitled is presented in the Pension Benefits Table, which is located on page 75.

2026 Proxy Statement	81

Proposal 2: Advisory Vote on Approval of the Compensation of the Named Executive Officers

Equity Acceleration
In the event of a change in control of PPG, the Company stock plans and award agreements provide that an executive must be terminated (or have a substantial diminution of job duties) to be entitled to full vesting acceleration of unvested stock options, TSR awards and restricted stock units. The table below reflects the calculation of the aggregate dollar values related to acceleration of vesting of the incentive equity awards held by the executive officers named in the Summary Compensation Table in the event of a termination following a change in control, and the total is reflected in the “Accelerated Vesting of LTI” row for each officer in the table above. The stock option value was calculated by multiplying the number of unvested shares by the difference between the grant price and the closing stock price on December 31, 2025, $102.46. If any stock options were underwater as of December 31, 2025, no value was assigned to such options. The TSR share and restricted stock unit value was calculated by multiplying the target number of unvested shares by the closing stock price on December 31, 2025, except as otherwise noted.
Change in Control
Accelerated Vesting of Outstanding Equity (2025)

		RESTRICTED STOCK UNITS			TOTAL SHAREHOLDER RETURN SHARES
EXECUTIVE	STOCK OPTIONS ($)	2024 - 2026 PERFORMANCE PERIOD ($)(1)	2025 - 2027 PERFORMANCE PERIOD ($)(1)	TIME VESTED ($)	2024 - 2026 PERFORMANCE PERIOD ($)(2)	2025 - 2027 PERFORMANCE PERIOD ($)(2)	TOTAL ($)
T. M. Knavish	$—	$2,219,591	$3,284,355	$—	$2,095,000	$3,284,355	$10,883,301
V. J. Morales	$50,888	$786,381	$1,015,174	$—	$742,220	$1,015,174	$3,609,837
A. M. Foulkes	$—	$405,947	$477,771	$—	$383,098	$477,771	$1,744,587
K. H. Bergström	$—	$228,383	$358,303	$55,738	$215,576	$358,303	$1,216,303
K. D. Braun	$—	$228,383	$358,303	$—	$215,576	$358,303	$1,160,565
(1)The PBRSUs for the 2024 - 2026 performance period reflect an estimated payout of 100%. The PBRSUs for the 2025 - 2027 performance period reflect an estimated payout of 100%.
(2)The TSRs for the 2024 - 2026 performance period reflect an estimated payout of 100%. The TSRs for the 2025 - 2027 performance period reflect an estimated payout of 100%.

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PAY RATIO
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires most companies with publicly traded stock in the United States to identify the median total compensation of their worldwide employee population (other than the Chief Executive Officer) and to compare that amount with the total compensation of their Chief Executive Officer. Total compensation amounts are required to be calculated using the Securities and Exchange Commission’s compensation disclosure rules applicable to reporting compensation in the Summary Compensation Table of the Proxy Statement. Median employee compensation used to calculate the pay ratio is required to be the total compensation paid to an actual employee of the Company. We may identify our median employee for purposes of providing pay ratio disclosure once every three years to calculate and disclose total compensation for that employee each year as long as there was no material change in the employee population or employee compensation during the last completed fiscal year and we reasonably believe would not result in a significant change to the prior year’s CEO pay ratio disclosure. We identified our median employee using our total employee population as of October 1, 2025 by applying a consistently applied compensation measure across our global employee population. For our consistently applied compensation measure, we used annual base salary as it represents the primary compensation component paid to all of our employees. As a result, annual base salary provides an accurate depiction of total earnings for the purpose of identifying our median employee. We then calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table. We did not use any material estimates, assumptions, adjustments or statistical sampling to determine the worldwide median employee. Note that each employee's total annual compensation can be comprised of different compensation elements and is dependent on where the employee works globally.
Our median employee’s total 2025 compensation was $47,032. The median employee’s base salary was comparable to the base salary of median employee used in last year's pay ratio calculation. However, the median employee's compensation decreased year over year because the newly-identified median employee is on a fixed bonus plan whereas the former median employee was on a sales bonus plan with a higher potential payout. Each individual’s total annual compensation can be comprised of different compensation elements and is dependent on the employee's occupation and where the employee works globally. Mr. Knavish served as our Chairman and Chief Executive Officer in 2025. Mr. Knavish’s 2025 total compensation was $14,885,022, as reported in the Summary Compensation Table. Accordingly, our 2025 Chief Executive Officer to Median Employee Pay Ratio was 352:1.
Please keep in mind that under Securities and Exchange Commission’s rules and guidance, there are numerous ways to determine the compensation of a company’s median employee, including the employee population sampled, the elements of pay and benefits used, any assumptions made and the use of statistical sampling. In addition, no two companies have identical employee populations or compensation programs, and pay, benefits and retirement plans differ by country even within the same company. As such, our pay ratio may not be comparable to the pay ratio reported by other companies.

2026 Proxy Statement	83

PAY VERSUS PERFORMANCE
Securities and Exchange Commission rules adopted in 2022 pursuant to the Dodd-Frank Act require most companies with publicly traded stock in the United States to describe the relationship between compensation actually paid (“CAP”) to their named executive officers, as calculated in accordance with the Securities and Exchange Commission’s rules, and the Company’s performance represented by total shareholder return (“TSR”), net income and a Company-selected financial performance measure. For a discussion of how the Company views its executive compensation structure, including alignment with Company performance, see “Compensation Discussion and Analysis” beginning on page 53.
The use of the term “compensation actually paid” (CAP) is required by the Securities and Exchange Commission’s rules rules. Neither CAP nor the total amount reported in the Summary Compensation Table (“SCT”) (see page 72) reflect the amount of compensation actually paid, earned, or received during the applicable year. To calculate CAP for the principal executive officer (“PEO”) and non-PEO named executive officers (“non-PEO NEOs”) in a given year, companies are required to make certain adjustments to the total executive compensation reported in the SCT for pension and equity awards that are calculated in accordance with U.S. GAAP.
•For the pension adjustment, the aggregate change in the pension value as reflected in the summary compensation table is deducted and the service cost and prior service cost for the year is included.
•For equity awards, the grant date value as reported in the summary compensation table is subtracted and a new value is added, which is calculated as follows: the year-end fair value of awards granted in the current fiscal year plus or minus the annual change in fair value as of the year-end for any unvested awards or as of vesting for awards vested in the current year.
The Pay Versus Performance table below presents this information for PPG. The significant decrease in the compensation actually paid for 2025 is due to (a) the Company’s stock price at December 31, 2025 versus December 31, 2024 and (b) the Company’s TSR share payout percentage for the three performance periods outstanding at December 31, 2025 compared to the fair value of these awards when granted. The TSR shares for the 2023-2025 performance period reflect a payout of zero percent.
Pay Versus Performance Table (2021-2025)

			AVERAGE SUMMARY COMP. TABLE TOTAL FOR NON-PEO NAMED EXECUTIVE OFFICERS(2)	AVERAGE COMP. ACTUALLY PAID TO NON-PEO NAMED EXECUTIVE OFFICERS(2)	VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:			COMPANY SELECTED MEASURE: ADJUSTED EARNINGS PER DILUTED SHARE(4)
YEAR	SUMMARY COMP. TABLE TOTAL FOR PEO(1)	COMP. ACTUALLY PAID TO PEO(1)			TOTAL SHAREHOLDER RETURN	PEER GROUP(3) TOTAL SHAREHOLDER RETURN	NET INCOME (in millions)(4)
2025	$14,885,022	$6,644,608	$3,380,551	$1,906,723	$78	$129	$1,571	$7.58
2024	$11,724,469	$3,687,813	$2,792,842	$1,144,265	$98	$138	$1,344	$7.87
2023	$12,472,955	$15,222,098	$4,903,304	$6,491,421	$120	$122	$1,223	$7.42
2022	$8,867,377	$238,659	$2,280,483	$(26,911)	$99	$102	$1,007	$5.84
2021	$13,199,616	$22,568,453	$3,035,088	$5,267,224	$133	$135	$1,420	$6.77
(1)    The principal executive officer was Mr. McGarry for years 2001-2022 and the principal executive officer for years 2023-2025 was Mr. Knavish.
(2)    The non-principal executive officer named executive officers were Mr. Morales, Mr. Knavish, Ms. Liebert and Ms. Foulkes for years 2021-2022. For 2023, the non-principal executive officer named executive officers were Mr. McGarry, Mr. Morales, Ms. Foulkes and Mr. Vadlamannati. Ms. Ericson was included as a non-principal executive officer named executive officer for 2023. For 2024, the non-principal executive officer named executive officers were Mr. Morales, Ms. Foulkes, Mr. Bergström, Mr. Vadlamannati, and Mr. Hagerty. For 2025, the non-principal executive officer named executive officers were Mr. Morales, Ms. Foulkes, Mr. Bergström, and Mr. Braun.
(3)    The peer group consists of: 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co. See Exhibit 13.1 of our Form 10-K for the year ended December 31, 2025.
(4)    From continuing operations. Recast to exclude the divested architectural coatings United States and Canada business for years 2022 and 2023. For the calculation of adjusted earnings per diluted share for the company performance component of the annual incentive award, an adjustment of $0.01 for currency translation was applied.

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Pay Versus Performance
A reconciliation of PEO SCT total compensation to CAP is provided in the following table.
PEO SCT Total Compensation to CAP Reconciliation (2021-2025)

YEAR	SCT TOTAL FOR PEO	MINUS SCT CHANGE IN PENSION VALUE	PLUS PENSION VALUE SERVICE COST	MINUS SCT EQUITY	PLUS EOY FAIR VALUE OF EQUITY AWARDS GRANTED DURING YEAR THAT ARE OUTSTANDING AND UNVESTED AT EOY	PLUS CHANGE FROM BOY TO EOY IN FAIR VALUE OF AWARDS GRANTED IN ANY PRIOR YEAR THAT ARE OUTSTANDING AND UNVESTED AT EOY	PLUS CHANGE IN FAIR VALUE FROM BOY TO VESTING DATE OF AWARDS GRANTED IN ANY PRIOR YEAR THAT VESTED DURING THE YEAR	PEO CAP
2025	$14,885,022	$-317,929	$—	$(11,000,232)	$5,128,970	$(1,628,214)	$(423,009)	$6,644,608
2024	$11,724,469	$59,721	$—	$(8,750,401)	$5,380,791	$(3,833,975)	$(892,792)	$3,687,813
2023	$12,472,955	$-312,592	$—	$(7,499,749)	$9,111,166	$744,589	$705,729	$15,222,098
2022	$8,867,377	$4,368,862	$—	$(10,000,026)	$7,834,096	$(4,197,554)	$(6,634,096)	$238,659
2021	$13,199,616	$218,598	$—	$(9,400,002)	$10,917,328	$4,275,913	$3,357,000	$22,568,453
"EOY" = end of Year; "BOY" = Beginning of Year
A reconciliation of average non-PEO SCT total compensation to CAP is provided in the following table.
Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation (2021-2025)

YEAR	SCT TOTAL FOR NON-PEO NEOs	MINUS SCT CHANGE IN PENSION VALUE	PLUS PENSION VALUE SERVICE COST	MINUS SCT EQUITY	PLUS EOY FAIR VALUE OF EQUITY AWARDS GRANTED DURING YEAR THAT ARE OUTSTANDING AND UNVESTED AT EOY	PLUS CHANGE FROM BOY TO EOY IN FAIR VALUE OF AWARDS GRANTED IN ANY PRIOR YEAR THAT ARE OUTSTANDING AND UNVESTED AT EOY	PLUS CHANGE IN FAIR VALUE FROM BOY TO VESTING DATE OF AWARDS GRANTED IN ANY PRIOR YEAR THAT VESTED DURING THE YEAR	MINUS FAIR VALUE AT BOY OF AWARDS GRANTED IN PRIOR YEAR THAT WERE FORFEITED DURING THE YEAR	NON-PEO NEOs CAP
2025	$3,380,551	$(98,828)	$—	$(1,850,083)	$862,613	$(289,442)	$(98,088)	$—	$1,906,723
2024	$2,792,842	$19,362	$—	$(1,500,219)	$922,505	$(701,109)	$(389,116)	$—	$1,144,265
2023	$4,903,304	$(245,779)	$—	$(2,279,917)	$2,546,286	$753,488	$814,038	$—	$6,491,421
2022	$2,280,483	$846,793	$—	$(1,970,003)	$1,253,448	$(546,994)	$(815,908)	$(1,074,730)	$(26,911)
2021	$3,035,088	$105,473	$—	$(1,724,948)	$2,003,403	$1,388,365	$459,843	$—	$5,267,224
"EOY" = end of Year; "BOY" = Beginning of Year
The three items listed below represent the most important financial performance measures used by PPG to link compensation actually paid to our named executive officers for 2025 to the Company’s performance:

MOST IMPORTANT PERFORMANCE MEASURES

Adjusted earnings per diluted share
Cash flow return on capital
Total shareholder return
Please see “Annual Compensation” and “Long-Term Incentive Compensation” on pages 62 through 69 for a description of how these metrics are used in our executive compensation program.
The following graph compares the yearly percentage changes in the cumulative total shareholder value return of the company’s common stock with the cumulative total return of a defined peer group, for the three-year period beginning December 31, 2022 and the six-year period beginning December 31, 2018 and ending December 31, 2025. This graph assumes that the investment in the company’s common stock and the peer group was $100 on December 31, 2018 and 2022 and that all dividends were reinvested.

2026 Proxy Statement	85

Pay Versus Performance

The peer group consists of: 3M Co., Akzo Nobel N.V., Axalta Coatings Systems Ltd., Dow, Inc., Dupont de Nemours, Inc., Eastman Chemical Co., Masco Corp., RPM International Inc., and The Sherwin-Williams Co.

As shown in the chart below, the PEO and other NEOs’ CAP amounts are aligned with the Company’s TSR. This is due primarily to the Company’s use of equity incentives, which are tied directly to stock price in addition to the Company’s financial performance.

CAP versus Total Shareholder Return
Total Shareholder Return (TSR)
Value of Initial Fixed $100 Investments
$140
$120
$100
$80
$60
$40
$20
$0
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
Compensation Actually Paid (CAP)
$000s
$22,568
$133
$5,267
$239
$(27)
$99
$15,222
$120
$6,491
$3,688
$1,144
$98
$6,645
$1,907
$78
2021
2022
2023
2024
2025
CAP for PEO
Average CAP for non-PEO NEOs
TSR

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Pay Versus Performance
As shown in the chart below, the PEO and other NEOs’ CAP amounts are aligned with the Company’s net income. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes in stock price. In addition, the Company does not use net income to determine compensation levels or incentive plan payouts.

CAP versus Net Income
Net Income ($ millions)
Compensation Actually Paid (CAP) $000s
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
$22,568
$1,420
$5,267
$239
$1,007
$(27)
$15,222
$1,223
$6,491
$3,688
$1,344
$1,144
$6,645
$1,571
$1,907
2021
2022
2023
2024
2025
CAP for PEO
Average CAP for non-PEO NEOs
Net Income

The chart below compares the PEO and the other non-PEO NEOs’ CAP to PPG’s company-selected measure, adjusted earnings per diluted share, which indicates there is a very strong relationship between adjusted earnings per diluted share and CAP. This is due primarily to the Company’s use of equity incentives, which are tied directly to earnings per share in addition to the Company’s stock price and cash flow performance.

CAP versus CSM: Adjusted Earnings per Diluted Share
CSM: Adjusted Earnings per Diluted Share
Compensation Actually Paid (CAP) $000s
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
$25,000
$20,000
$15,000
$10,000
$5,000
$0
-$5,000
$22,568
$5,627
$6.77
$239
$(27)
$5.84
$15,222
$6,491
$7.42
$3,688
$1,047
$7.87
$6,645
$1,907
$7.58
2021
2022
2023
2024
2025
CAP for PEO
Average CAP for non-PEO NEOs
CSM: Adjusted Earnings per Diluted Share

2026 Proxy Statement	87

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.
It is intended that the shares represented by each proxy will be voted, in the discretion of the persons appointed as proxies, FOR the ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the appointment of the Company’s independent registered public accounting firm. Even if the selection of PricewaterhouseCoopers LLP is ratified by our shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and engage another firm if the committee determines such action to be necessary or desirable.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.
Vote Required
The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 will require the affirmative vote of more than one half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

Audit Committee Pre-approval Policy
The pre-approval policy describes the permitted audit, audit-related, tax and other services that PricewaterhouseCoopers LLP may perform and lists a range of fees for these services (referred to as the Service List). The services listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by PricewaterhouseCoopers LLP is not included in the Service List, the committee must specifically pre-approve it. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve engagements has been delegated to the committee chair to accommodate time sensitive service proposals. Any pre-approval decisions made by the chair must be communicated to the full committee at the next scheduled meeting.
Service Fees Paid to the Independent Registered Public Accounting Firm
In 2024 and 2025, we retained PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. In 2024 and 2025, PricewaterhouseCoopers LLP provided services in the following categories and amounts:

	MILLIONS OF DOLLARS
	2024	2025
Audit fees(1)	$14.5	$10.9
Audit-related fees(2)	$0.1	$0.1
Tax fees(3)	$1.5	$0.9
All other fees(4)	$1.4	$0.4
Total All Fees	$17.5	$12.3
(1)Fees related to the audit of the consolidated financial statements and internal control over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002, comfort letters, statutory and regulatory audits, consents, quarterly reviews and consultations concerning financial accounting and reporting standards arising during the audits. Fees in 2024 also include $4.1 million for audits of carve-out financial statements and other audit procedures associated with the sales of the Company’s architectural coatings business in the U.S. and Canada and the silicas products business.

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Proposal 3: Ratification of Independent Registered Public Accounting Firm
(2)Fees related to non-recurrent projects, including certain agreed-upon procedures.
(3)Fees related to tax compliance, planning and advice.
(4)Fees related to seminars and the use of accounting research and reporting tools.
The services performed by PricewaterhouseCoopers LLP in 2025 were pre-approved in accordance with the Audit Committee’s pre-approval policy and procedures described above. Additional services were approved during the year as needed, in accordance with the committee’s policy. In so doing, the committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence. In 2025, no services were provided by PricewaterhouseCoopers LLP that were approved by the committee after such services were performed.
AUDIT COMMITTEE REPORT TO SHAREHOLDERS
The primary role of the Audit Committee is to oversee and review on behalf of the Board of Directors PPG’s processes to provide for the reliability and integrity of the Company’s financial reporting, including the Company’s disclosure practices, risk management processes and internal controls. The Audit Committee operates under a written charter adopted by the Board of Directors.
The Audit Committee is responsible for the appointment of the independent registered public accounting firm and PPG’s lead internal auditor, the Director of Corporate Audit Services. In addition, the Audit Committee led the appointment and retention of PricewaterhouseCoopers LLP as PPG’s independent registered public accounting firm for 2025. For the work performed on the 2025 audit, the Audit Committee discussed and evaluated PricewaterhouseCoopers’ performance, which included an evaluation by the Company’s management of PricewaterhouseCoopers’ performance. The Audit Committee is responsible for the compensation of the independent registered public accounting firm and has reviewed and approved in advance all services performed by PricewaterhouseCoopers.
The Audit Committee discussed with, and received regular status reports from, the Director of Corporate Audit Services and PricewaterhouseCoopers on the overall scope and plans for their audits, their plans for evaluating the effectiveness of PPG’s internal control over financial reporting and the coordination of efforts between them. The Audit Committee reviewed and discussed the key risk factors used in developing PPG’s internal audit and PricewaterhouseCoopers’ audit plans. The Audit Committee also reviewed with the Company’s management PPG’s risk management practices and an assessment of significant risks.
The Audit Committee met separately with the Vice President and Controller, the Director, Corporate Audit Services and PricewaterhouseCoopers, with and without management present, to discuss the results of their examinations, their audits of PPG’s financial statements and internal control over financial reporting and the overall quality of PPG’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer and with the Company’s Senior Vice President and General Counsel. The Audit Committee annually reviews its performance and receives feedback on its performance from the Company’s management and PricewaterhouseCoopers, when appropriate.
The Company’s management is responsible for the preparation and accuracy of PPG’s financial statements. The Company is also responsible for establishing and maintaining adequate internal control over financial reporting. In 2025, PPG’s independent registered public accounting firm, PricewaterhouseCoopers, was responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of PPG’s internal control over financial reporting.
In carrying out its responsibilities, the Audit Committee discussed and reviewed with the Company’s management the process to assemble the financial statements, including the Company’s internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.
The Audit Committee reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2025 and management’s report on internal control over financial reporting with management and with PricewaterhouseCoopers. The Audit Committee also discussed with PricewaterhouseCoopers the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit Committee has received the written independence disclosures and letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers its independence. In addition, the Audit Committee considered whether PricewaterhouseCoopers’ provision of non-audit services to PPG is compatible with maintaining its independence.

2026 Proxy Statement	89

Proposal 3: Ratification of Independent Registered Public Accounting Firm
Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.
The Audit Committee:
Kathy L. Fortmann
Michael T. Nally
Christopher N. Roberts III
Catherine R. Smith (Chair)
Leon J. Topalian
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report to Shareholders shall not be incorporated by reference into any such filings.

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PROPOSAL 4: APPROVAL OF THE PPG INDUSTRIES, INC. 2026 OMNIBUS INCENTIVE PLAN

Approval of the 2026 Omnibus Incentive Plan
We are seeking approval of the PPG Industries, Inc. 2026 Omnibus Incentive Plan (the “2026 Omnibus Plan”) and to authorize 1.5 million additional shares for issuance under the 2026 Omnibus Plan, bringing the total number of shares authorized for awards under the 2026 Omnibus Plan to 6,903,753 shares. The 2026 Omnibus Plan will replace PPG's current equity compensation plan, the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan (the "2016 Plan"), which expires by its terms on April 21, 2026.
On February 19, 2026, the Board of Directors, upon the recommendation of the Human Capital Management and Compensation Committee, adopted, subject to shareholder approval, the 2026 Omnibus Plan. The 2026 Omnibus Plan would supersede the 2016 Plan and apply to awards granted on or after April 21, 2026.
The 2026 Omnibus Plan maintains many of the governance practices and features of the 2016 Plan, including:
•The exclusion of our stock option/stock appreciation rights recycling feature;
•The prohibition on repricing stock options and stock appreciation rights; and
•The prohibition on the payment of dividends on unearned restricted stock units and on stock options.
Why shareholders should approve the 2026 Omnibus Plan
We believe that the 2026 Omnibus Plan is a well-designed equity program serves to strengthen the alignment of employees’ long-term economic interests with those of shareholders while not causing unreasonable dilution to shareholders. Without shareholder approval, PPG will lose a critical shareholder alignment feature of our compensation framework. PPG is seeking shareholder approval of the 2026 Omnibus Plan to ensure that our compensation program continues to be aligned with the interests of our shareholders.
Summary of the 2026 Omnibus Plan
The description of the 2026 Omnibus Incentive Plan, as proposed, in this Proxy Statement is qualified in its entirety by reference to the complete 2026 Omnibus Plan, which is attached as Appendix B to this Proxy Statement.
Background and Summary
Q:    What is the 2026 Omnibus Plan?
A:    The 2026 Omnibus Plan will be the only stock-based award program for covered employees and directors. The 2026 Omnibus Plan will provide the Company with the flexibility to grant a wide variety of stock and stock-based awards, as well as dollar-denominated performance-based awards. The 2026 Omnibus Plan will replace the Company’s current equity compensation plan, the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan, which expires by its terms on April 21, 2026.
Q:    What Am I Voting On?
A:    The Company is seeking shareholder approval of the 2026 Omnibus Plan. Subject to certain equitable and other adjustments as set forth in the plan and as further described below, the 2026 Omnibus Plan will allow the Company to issue up to 6,903,753 shares of common stock (less one share for every one share granted under the 2016 Plan, after December 31, 2025 and prior to the effective date of the 2026 Omnibus Plan in the form of equity and equity-based compensation to certain eligible employees, consultants and directors.
Q:    Has the 2026 Omnibus Plan Been Approved and Adopted by the Company’s Board of Directors?
A:    Yes, but subject to shareholder approval. The 2026 Omnibus Plan was approved by the Human Capital Management and Compensation Committee and further approved and adopted by the Board of Directors in February

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2026, subject to shareholder approval. Under Securities and Exchange Commission and New York Stock Exchange rules, the Company is required to submit the 2026 Omnibus Plan to a vote of the shareholders.
Q:    Why Did the Board of Directors Approve the 2026 Omnibus Plan?
A:    The Board of Directors believes that stock-based and performance-based awards are an important component of the Company’s compensation programs. The 2026 Omnibus Plan will give the Human Capital Management and Compensation Committee, which will administer the 2026 Omnibus Plan, the flexibility to grant a wide variety of either service-based or performance-based awards. Furthermore, the 2016 Plan expires by its own terms on April 21, 2026. Therefore, the Board of Directors and the Human Capital Management and Compensation Committee approved the 2026 Omnibus Plan in order to provide access to a new pool of equity awards pursuant to a plan that aligns with current market standards. The goal of the 2026 Omnibus Plan is to make the most appropriate award depending upon various factors and to promote the interests of the Company and its shareholders by attracting, retaining, motivating and rewarding employees who render services that benefit the Company, its subsidiaries and affiliates and aligning the interests of these employees with the Company’s shareholders.
Q:    What Criteria May the Human Capital Management and Compensation Committee Use to Specify Performance Goals for Awards Made Under the 2026 Omnibus Plan?
A:    The Human Capital Management and Compensation Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition to awards being granted or becoming exercisable or settleable. Performance may be measured over a period of any length specified by the Human Capital Management and Compensation Committee; accordingly, annual incentive awards or longer-term incentive awards may be granted as 2026 Omnibus Plan awards. The Human Capital Management and Compensation Committee can determine the business criteria to apply to these awards, in its discretion, and can specify subjective performance measures as well. In the past, the Human Capital Management and Compensation Committee has designated earnings per share, earnings before interest and taxes, cash flow return on capital, total shareholder return, organic growth, working capital and sales volume growth as performance goals.
If more than one performance measures are selected by the Human Capital Management and Compensation Committee for a plan year, the performance measures will be weighted by the Human Capital Management and Compensation Committee to reflect their relative importance to the Company in the applicable plan year. Performance measures may differ from participant to participant and from award to award.
The performance targets may include such goals related to the performance of that Company or, where relevant, any one or more of its affiliates or divisions and/or the performance of a participant as may be established by the Committee. The performance targets established by the Committee may vary for different award periods and need not be the same for each participant receiving a performance award in an award period.
The Committee, under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement. The Committee has the authority to adjust any performance goal, performance target or other performance-based criteria established with respect to any Award if circumstances occur (including unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such performance goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee.
Q:    What Impact Will the Amendment Have on the Company’s Equity Compensation Plan Run Rate?
A:    Run rate, a means of measuring annual stock dilution, shows how rapidly a company is deploying its shares reserved for issuance under its equity compensation plans. Run rate is calculated as the number of shares of common stock subject to awards granted in a given year divided by the number of shares of common stock outstanding. As shown in the following table, in the last three fiscal years, the Company’s average annual run rate has been 0.29%. If the shareholders approve and adopt the 2026 Omnibus Plan, the Company estimates its future run rates will be similar to the current rate.

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	Options/SARs Granted ('000)	Aggregate Full Value Awards Granted ('000)	Weighted Average Basic Common Shares Outstanding ('000)	Annual Run Rate

Fiscal Year
2025	$542,263	$364,865	$226,273,820	0.28%
2024	$426,389	$245,499	$233,800,000	0.29%
2023	$410,001	$321,045	$236,000,000	0.31%
3-Year Average Run Rate				0.29%

Q:    What is the Company’s Dilution or Overhang and How Many Shares are Available for Grant Under Its Current Equity Compensation Plans?
A:    Overhang is an analysis of potential dilution to shareholders from the equity being transferred to employees via equity incentive plans. Overhang is calculated by dividing (a) the number of shares of common stock issued and options granted but unexercised under the Company’s equity compensation plans plus the number of shares of common stock available for future grant under the Company’s equity compensation plans by (b) the number of shares described in clause (a) above plus the total number of shares of common stock outstanding. As of December 31, 2025, the Company’s overhang was approximately 4.95%. The 2016 Plan is currently the only plan under which the Company can make equity grants, and the only plan under which we have outstanding awards. The total number of shares of common stock available for future issuance under the 2016 Plan as of December 31, 2025 was:

	Outstanding Unexercised Options/SARs	Weighted Average Exercise Price	Weighted Average Remaining Term	Outstanding Full Value Awards(1)	Shares Available for Grant(2)

Plan:
PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan	3,768,513	$124.47	5.52 Years	894,388	5,403,753
(1) Full value awards have been valued based on the achievement of target level performance.
(2) No further grants will be made under the 2016 Plan upon shareholder approval of the 2026 Omnibus Plan. If we grant equity awards under the 2016 Plan between December 31, 2025 and the time at which the 2026 Omnibus Plan becomes effective, the number of shares reserved under the 2026 Omnibus Plan will be reduced by the number of shares subject to those equity awards.
Q:    Will the Company Make Any Further Awards Under the 2016 Plan?
A:    If the Company’s shareholders approve the 2026 Omnibus Plan at the Annual Meeting, no further awards may be made under the 2016 Plan as of that date. The 2016 Plan will expire by its terms on April 21, 2026. If we grant equity awards under the 2016 Plan between December 31, 2025 and the time at which the 2026 Omnibus Plan becomes effective, the number of shares reserved under the 2026 Omnibus Plan will be reduced by the number of shares subject to those equity awards.
Q:    Does the 2026 Omnibus Plan Provide for the Repricing of Options?
A:    The Company has never repriced options or granted options at less than fair market value. The 2026 Omnibus Plan expressly prohibits repricing options or stock appreciation rights, whether directly, by lowering the exercise price of an outstanding option or stock appreciation right, or indirectly, such as by repurchasing for cash or canceling an outstanding option or stock appreciation right at a time when its exercise price is greater than the Fair Market Value of the underlying Common Stock in exchange or substitution for another Award.
Q:    What Vote Is Required to Approve and Adopt the 2026 Omnibus Plan?
A:    More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the annual meeting must vote to approve the 2026 Omnibus Plan for it to be adopted. Abstentions and broker non-votes, however, are not counted as present for determining whether this proposal has been approved and have no effect on its outcome.
Q:    Where Can I Find the Text of the 2026 Omnibus Plan?
A:    A copy of the 2026 Omnibus Plan is attached to this Proxy Statement as Appendix B.

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Highlights of Certain Provisions of the 2026 Omnibus Plan
Administration, Eligibility and Participation
Q:    Who Administers the 2026 Omnibus Plan?
A:    The 2026 Omnibus Plan is administered by the Human Capital Management and Compensation Committee. The Board of Directors has discretion and authority to assume the administration of the 2026 Omnibus Plan. Each member of the Human Capital Management and Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The Human Capital Management and Compensation Committee’s authority under the 2026 Omnibus Plan includes, but is not limited to, the authority to: (i) select the employees who will participate in the 2026 Omnibus Plan; (ii) determine the amounts and types of awards; (iii) determine the terms and conditions of awards in a manner consistent with the 2026 Omnibus Plan; (iv) construe and interpret the 2026 Omnibus Plan, all award agreements, and any other agreements or instruments entered into under the plan; (v) establish, amend, or waive rules and regulations for the 2026 Omnibus Plan’s administration; and (vi) amend the terms and conditions of any outstanding award and applicable award agreement to the extent that such terms and conditions are within the discretion of the Human Capital Management and Compensation Committee, subject to the provisions of the 2026 Omnibus Plan and any applicable law. Further, the Human Capital Management and Compensation Committee may make all other determinations that may be necessary or advisable for the administration of the 2026 Omnibus Plan. The Human Capital Management and Compensation Committee may delegate authority to fulfill certain administrative duties regarding our compensation programs to the Company’s Compensation and Employee Benefits Committee, a committee comprised of members of senior management.
Q:    Who Is Eligible to Participate in the 2026 Omnibus Plan?
A:    The Human Capital Management and Compensation Committee, from time to time and in its sole and exclusive discretion, determines those employees of the Company and its subsidiaries and affiliates who are eligible for awards. Approximately 800 employees are currently eligible to receive awards under the 2026 Omnibus Plan, and non-employee directors are also eligible to receive awards under the 2026 Omnibus Plan. Although the Company does not typically grant awards to consultants, certain consultants providing services to the Company are eligible to receive awards under the 2026 Omnibus Plan
Q:    What Does the Company Receive for Granting Awards Under the 2026 Omnibus Plan?
A:    The 2026 Omnibus Plan furthers the growth and financial success of the Company by aligning interests of key employees and our directors more closely with the interests of the Company’s shareholders and by providing them with an additional incentive to excel in performing services for the Company and its affiliates. The 2026 Omnibus Plan provides flexibility to the Company and its affiliates in attracting, motivating and retaining key employees and directors.
Q:    How Long May Awards Be Made Under the 2026 Omnibus Plan?
A:    Subject to approval by the Company’s shareholders, the 2026 Omnibus Plan will become effective on April 21, 2026. Subject to the Board of Directors’ discretion to terminate the 2026 Omnibus Plan at an earlier date, awards may be granted through April 21, 2036; however, any awards that are outstanding under their terms at the time the 2026 Plan expires will remain outstanding until fully vested or exercised, or otherwise terminate pursuant to the terms of such awards.
Share and Award Limitations
Q:    What is the Source of the Common Stock That May Be Awarded Under the 2026 Omnibus Plan?
A:    The Company awards authorized and unissued or treasury shares of common stock under the 2026 Omnibus Plan.
Q:    How Many Shares of Common Stock May Be Issued Under the 2026 Omnibus Plan?
A:    Up to 6,903,753 shares of common stock may be issued with respect to awards under the 2026 Omnibus Plan, less one share for every one share granted under the 2016 Plan, after December 31, 2025 and prior to the effective date of the 2026 Omnibus Plan. After the effective date of the 2026 Omnibus Plan, no awards may be granted under the 2016 Plan.
Q:    Are There Limits on Grants to Individual Participants?

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A:    Yes, the 2026 Plan contains annual compensation limits with respect to non-employee directors, which include the value of equity awards under the plan and cash compensation. The maximum number of shares subject to Awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $800,000 in total value, subject to certain exceptions solely limited to directors other than an executive chair of the Board and only if the impacted director does not participate in any related decision-making.
Q:    Are Shares Which Are No Longer Issuable Pursuant to Awards Charged Against the 2026 Omnibus Plan’s Share and Award Limitations?
A:    Shares covered by an award (or after December 31, 2025, an award granted under the 2016 Plan) that is forfeited or shares that remain unpurchased or undistributed upon termination or expiration of any such award may be used for future awards to the same or other participants. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right or, after December 31, 2025, an award other than an option or stock appreciation right under the 2016 Plan are satisfied by the tendering or withholding of shares, the shares so tendered or withheld will be added to the shares available for Awards under the plan on a one-for-one basis. However, the 2026 Omnibus Plan does not add back to the number of shares available under the 2026 Omnibus Plan any shares that are used to pay for the exercise price of an option or stock appreciation right, any shares used to cover tax withholding obligations with respect to options or stock appreciation rights, shares subject to a stock appreciation right that are not issued in connection with its stock settlement on exercise, or shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options (in each such case, the same prohibitions apply to shares subject to awards granted under the 2016 Plan).
Types of Awards
Q:    What Types of Awards May Be Granted Under the 2026 Omnibus Plan?
A:    The 2026 Omnibus Plan provides for several types of cash and stock-based awards. These are stock options and stock appreciation rights, shares of restricted stock, restricted stock units, performance shares, and shares of unrestricted stock. In addition, dividend equivalents may also be awarded with respect to restricted stock, restricted stock units and performance shares. Awards may be linked to other awards (e.g., stock appreciation rights linked to options). Each award is contingent upon a participant’s execution of an award agreement prescribed by the Human Capital Management and Compensation Committee.
Q:    What Are Performance Awards?
A:    Performance awards are a right to receive a specified number of shares of common stock and/or a cash amount determined by reference to the fair market value of a specified number of shares of common stock in the future conditioned upon the attainment of specified performance goals and such other conditions, restrictions and contingencies as the Human Capital Management and Compensation Committee may determine. The performance goals may include such goals related to the performance of the Company or, where relevant, any one or more of its affiliates or divisions and/or the performance of a participant as may be established by the Human Capital Management and Compensation Committee. The performance targets established by the Human Capital Management and Compensation Committee may vary for different award periods and need not be the same for each participant receiving a performance award in an award period. (See also, “What Criteria May the Human Capital Management and Compensation Committee Use to Specify Performance Goals for Awards Made Under the 2026 Omnibus Plan?” above.)
Q:    What is Restricted Stock?
A:    Restricted stock is an award of shares of common stock that are currently issued to a participant subject to forfeiture, transfer or other restrictions that will cease to apply at a future date or dates when specified conditions provided in the award agreement have been satisfied. Grants of restricted stock may be performance-based or have their restrictions lapse by the passage of time. The Human Capital Management and Compensation Committee may provide that restrictions lapse upon death, disability, retirement or job elimination, including due to a divestiture of a business by the Company.
Q:    What Are Restricted Stock Units?
A:    Restricted stock units represent a promise to issue shares of common stock or pay the cash equivalent to a participant in the future when specified conditions provided in the award agreement have been satisfied. The Human Capital Management and Compensation Committee may provide that restricted stock unit awards vest upon death, disability, retirement or job elimination, including due to a divestiture of a business by the Company.
Q:    What is The Difference Between Restricted Stock and Restricted Stock Units?

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A:    Unlike restricted stock, restricted stock units do not provide the participant-holder with the rights of a shareholder prior to lapse of the restrictions. Thus, recipients of restricted stock awards have shareholder rights (other than the right to dividends) while recipients of restricted stock unit awards do not. With respect to unvested shares of restricted stock, any dividends issued with respect to the shares will be accumulated and deferred and eligible to be paid contingently upon vesting, subject to the same risks of forfeiture as the underlying Award.
Q:    What Are Dividend Equivalents?
A:    Dividend equivalents are rights to be paid an amount equal to the dividends paid on a specified number of shares of common stock. Dividend equivalents are based on the number of shares of common stock subject to an award (other than stock options or stock appreciation rights) under the 2026 Omnibus Plan. For any awards that are unvested, any dividend equivalents associated with the award will be accumulated and deferred and eligible to be paid contingently upon vesting of the award, subject to the same risks of forfeiture as the underlying Award. Dividends and dividend equivalents may not be awarded with respect to stock options or stock appreciation rights and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such options or stock appreciation rights.
Q:    What Types of Stock Options May Be Awarded?
A:    Only nonqualified stock options that are not intended to meet the requirements for favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) may be issued under the 2026 Omnibus Plan.
Q:    How is the Exercise Price of Stock Options Determined?
A:    The exercise price will not be less than the fair market value of a share of common stock on the date the option is granted multiplied by the number of shares subject to the option. As of February 26, 2026, the fair market value of a share of the Company’s common stock was $123.48 based on the closing stock price of PPG stock on the New York Stock Exchange.
Q:    When Are Stock Options Exercisable?
A:    Stock options are exercisable at such time or times provided in the applicable award agreement but, in any event, before their expiration or termination. A performance-based stock option may provide that it will become exercisable, if at all, only upon achievement of one or more performance goals. The Human Capital Management and Compensation Committee may provide that a stock option becomes exercisable upon death, disability, retirement or job elimination, including due to a divestiture of a business by the Company.
Q:    When Does an Option Terminate?
A:    The 2026 Omnibus Plan provides that options shall not have a term of more than 10 years. The Human Capital Management and Compensation Committee may impose a shorter term under the applicable award agreement.
Q:    What is a Stock Appreciation Right?
A:    A stock appreciation right ("SAR”) may be free-standing or supplemental to a stock option. Upon exercise, the holder of a SAR is entitled to the amount by which the fair market value of a share of common stock on the date of exercise exceeds the exercise price multiplied by the number of SARs exercised. The exercise price of a SAR is the fair market value of a share of common stock on the date of grant unless the Human Capital Management and Compensation Committee specified a higher exercise price when the SARs were granted. If a supplemental SAR is granted, the holder of the SAR is entitled to an amount under the SAR in addition to the proceeds of the stock option provided that the holder purchases shares under the stock option.
Q:    When do SARs Terminate?
A:    The 2026 Omnibus Plan provides that the Human Capital Management and Compensation Committee will impose an expiration date under the applicable SAR award agreement. SARs have a maximum term of 10 years.
Q    What Form of Payment to the Participant Is Required When a SAR is Exercised?
A:    Upon exercise, any payment due to the participant upon exercise of their SARs may be distributed in cash, shares of common stock or a combination of the two, as the Human Capital Management and Compensation Committee may determine.
Participant Rights

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Q:    Do Participants Have Shareholder Rights?
A:    Recipients of restricted stock will ordinarily have shareholder rights, including voting rights. As an exception, dividends for any unvested shares of restricted stock will be accumulated and deferred and will be eligible to be paid contingently upon vesting of the shares. Recipients of restricted stock unit awards, performance awards, SARs and options ordinarily will not have shareholder rights unless and until shares of common stock are distributed to the recipient pursuant to those awards.
Q:    May Participants Transfer Their 2026 Omnibus Plan Interests?
A:    Generally, no. All awards are non-transferable and may be exercised only by the grantee and may not be transferred other than by will, by the laws of descent and distribution or by beneficiary designation. Non-transferable awards are exercisable during a participant’s lifetime only by the participant or, as permitted by applicable law, the participant’s guardian or other legal representative. Other than pursuant to a permitted transfer, no award may be assigned, pledged, hypothecated or otherwise alienated or encumbered (whether by operation of law or otherwise) and any attempts to do so will be null and void. In no event will an award of options be transferred to a third party financial institution for value.
Q:    What Happens to Awards Upon Termination of Employment?
A:    Generally, awards are forfeited upon a participant’s termination of employment unless the award agreement applicable to the award provides otherwise. For example, certain of the Company’s current awards continue to vest if the holder retires after the first year of the award’s vesting period or becomes disabled. The Human Capital Management and Compensation Committee has discretion to provide otherwise that: (1) awards become non-forfeitable, fully-earned and payable; and (2) stock options and SARs become exercisable, on the date of termination of employment or as a result of a specific event of termination of employment such as retirement, death or disability.
Impact of Major Corporate Events
Q:    What Happens if There is a Change in the Company’s Capital Structure?
A:    The 2026 Omnibus Plan provides that in the event of any change in the shares of common stock by virtue of a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change, the number of shares reserved for issuance and future grant under the 2026 Omnibus Plan, the exercise prices of and number of shares subject to outstanding options and SARs, and the number of shares subject to other outstanding awards, will be proportionately adjusted.
Q:    What Happens if There is a Change in Control of the Company?
A:    The treatment of outstanding awards upon a change in control depends on whether or not the Company remains the surviving entity following the change in control. In general, a change in control will be deemed to have occurred under the 2026 Omnibus Plan if: (i) the Company consummates a reorganization, merger or consolidation; (ii) the Company consummates a sale of all or substantially all of its assets; (iii) a person or group acquires 20% or more of the voting power of the Company (excluding certain purchases by the Company, its affiliates or its benefit plans); or (iv) the Company experiences a turn-over (not approved by majority of the Company’s directors) of a majority of its directors.
Upon the occurrence of a change in control, any or all outstanding awards may be assumed or replaced by the successor corporation or the successor corporation may substitute equivalent awards or provide substantially similar consideration to participants as was provided to shareholders. The successor corporation may also issue, in place of outstanding shares or awards held by the participant, substantially similar shares or other property subject to restrictions not materially less favorable to the participant. Unless otherwise provided by the Human Capital Management and Compensation Committee in the applicable award agreement, all such awards that are assumed by the successor corporation or any award issued by the successor corporation as a replacement or substitute for any such award shall provide for full and immediate vesting and payment, as applicable, in the event of a participant’s termination by the Company (including a successor) without cause in connection with or within two years following the date of a change in control.
In the event such successor or acquiring corporation refuses to assume, convert, replace or substitute awards, pursuant to a change in control, then notwithstanding any other provision in the 2026 Omnibus Plan to the contrary, such awards shall have their vesting accelerate as to all shares subject to such award (and any applicable right of repurchase fully lapse) immediately prior to the change in control unless otherwise determined by the Board and then such awards will terminate (with calculation for awards subject to performance goals to be determined as set forth in the award agreement or as determined by the Human Capital Management and Compensation Committee. In such event, the Human Capital Management and Compensation Committee will notify the participant that such award will

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be exercisable for a period of time determined by the Human Capital Management and Compensation Committee in its sole discretion, and such award will terminate upon the expiration of such period. In the event of a change in control, the vesting of all awards granted to non-employee directors will accelerate and such awards will become exercisable (as applicable) in full immediately prior to and subject to the consummation of such event at such times and on such conditions as the Human Capital Management and Compensation Committee determines.
Federal Taxation
Q:    What Are the U.S. Federal Income Tax Consequences of Awards for the Company and Participants?
A:    The Company has been advised that under current law certain of the income tax consequences under the laws of the United States to participants and the Company should generally be as set forth in the following summary. This summary only addresses U.S. federal income tax consequences for participants and the Company.
Tax withholding requirements may be satisfied on a mandatory or elective basis, as determined by the Human Capital Management and Compensation Committee. With respect to cash distributions, the Company will withhold up to the minimum required federal, state and local withholding taxes, including payroll taxes. With respect to stock distributions, the Company generally will sell the fewest number of shares necessary for the proceeds to equal the minimum required federal, state and local income tax liability arising from the distributions.
There are no federal income tax consequences to a participant or the Company upon the grant of stock options and SARs. When a stock option or SAR is exercised, the participant realizes taxable compensation (ordinary income) at that time equal to, for a stock option, the difference between the aggregate option exercise price and the fair market value of the stock on the date of exercise and, for a SAR, the aggregate amount of cash and fair market value of any shares received upon exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. Upon the exercise of a stock option or SAR, the 2026 Omnibus Plan requires the participant to pay to the Company any amount necessary to satisfy applicable federal, state or local tax withholding requirements. The participant’s tax treatment upon a disposition of shares acquired through the exercise of a stock option is dependent upon the length of time the shares have been held.
Generally, no taxes are due upon a grant of restricted stock, restricted stock units, or performance shares. An award of restricted stock or performance shares becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid at ordinary income rates on the value of the restricted stock or performance shares when the restrictions lapse, and then at capital gain rates with respect to any further gain (or loss) when the shares are sold. In the case of restricted stock units, the participant has taxable ordinary income upon receipt of payment. In all cases, the Company has a tax deduction when the participant recognizes ordinary income subject to other applicable limitations and restrictions. The taxation of restricted stock may be accelerated by an “83(b) election” under Section 83 of the Code, if permitted by the applicable award agreement.
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code.
New Plan Benefits
A new plan benefits table for the 2026 Omnibus Plan, and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2026 Omnibus Plan if the 2026 Omnibus Plan was then in effect, each as described in the Securities and Exchange Commission’s proxy rules, are not provided because all awards made under the 2026 Omnibus Plan will be made at the Human Capital Management and Compensation Committee's discretion, subject to the terms and conditions of the 2026 Omnibus Plan, after shareholder approval of the 2026 Omnibus Plan at the annual meeting. Therefore, the benefits and amounts that will be received or allocated under the 2026 Omnibus Plan are not determinable at this time.
Registration with the Securities and Exchange Commission
The Company intends to file a registration statement on Form S-8 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the issuance of shares of common stock under the 2026 Omnibus Plan as soon as practicable after approval of the 2026 Omnibus Plan by the Company’s shareholders.

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THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PPG INDUSTRIES, INC. 2026 OMNIBUS INCENTIVE PLAN.
Vote Required
Approval of the PPG Industries, Inc. 2026 Omnibus Incentive Plan will require the affirmative vote of more than one half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

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PROPOSAL 5: SHAREHOLDER PROPOSAL FOR AN INDEPENDENT BOARD CHAIR

Mr. John Chevedden, the owner of 36 shares of PPG stock, has advised us that he intends to present the shareholder proposal below for action at the Annual Meeting. The shareholder proposal and the supporting statement are presented exactly as received from the proponent in accordance with the rules of the Securities and Exchange Commission, and we disclaim any responsibility for their content.
Shareholder Proposal
Proposal 5 - Independent Board Chair
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.
The Chairman of the Board shall be an Independent Director. A Lead Director shall not be a substitute for an independent Board Chairman.
The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now.
An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.
This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.
Now could be a rip [sic] time for this policy since PPG Industries stock was at $183 in 2021 and at only $98 late in 2025 despite a robust stock market.
Plus unfavorable news reports regarding PPG emerged in 2025.
In July 2025, PPG missed Wall Street's expectations for its second-quarter profit. This was primarily attributed to recent divestitures and softer demand in some key markets. Financial analysts noted that as of September 2025, PPG's shares had fallen 23% over the prior 52 weeks. PPG stock underperformed the broader S&P 500 index during this period.
Financial reports revealed specific areas of underperformance during the second quarter of 2025. For instance, the Global Architectural Coatings segment saw a 5% decrease in net sales. The Industrial Coatings segment also experienced a 5% drop in net sales, affected by divestitures and weaker automotive manufacturing demand in the U.S. and Europe.
In October 2025, analysts at Bank of America lowered their price target for PPG, citing a negative macroeconomic environment and inconsistent industrial end markets. Analyst reports from late October 2025 indicated that the market expected PPG to report a year-over-year decline in earnings for the quarter ending in September.

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Proposal 5: Shareholder Proposal for an Independent Board Chair
In October 2025, a fan was critically injured after falling from an upper level at PPG Paints Arena in Pittsburgh, an incident that was covered by local news. While not related to the company's business operations, the negative publicity was connected to a venue bearing the company's name.
Please vote yes:
Independent Board Chairman - Proposal 5

Board of Directors’ Statement in Opposition to the Shareholder Proposal
PPG’s Board believes that the interests of its shareholders are best served when the Board retains the flexibility to determine PPG’s leadership structure.
Under the Company's Corporate Governance Guidelines, the Board has the authority to determine whether the positions of Chair of the Board and Chief Executive Officer should be held by the same or different persons. The shareholder proposal seeks an "enduring policy" that would mandate one rigid leadership structure for all circumstances and would prevent our directors from determining the most appropriate leadership structure for PPG’s Board at any given time. The Board believes that the Company and its shareholders are best served when the Board retains the ability to determine its own leadership structure depending on the circumstances. The Board’s deep knowledge of the Company’s strategic goals, the unique opportunities and challenges the Company faces, and the various strengths and capabilities of our directors and senior management best positions the Board to determine the most effective leadership structure for PPG. For example, in our most recent Chief Executive Officer transition in 2023, the independent members of our Board determined that it was in the best interest of the Company and its shareholders for our former Chief Executive Officer, Michael McGarry, to remain on the Board as Executive Chairman following Mr. Knavish’s appointment as Chief Executive Officer to support the leadership transition.
The Board believes that the appropriate leadership structure at this time is for Mr. Knavish to serve as Chairman and Chief Executive Officer.
In light of the decision-making speed and agility required to drive PPG’s enterprise growth strategy, the Board has determined that the appropriate structure for the Board at this time is for Mr. Knavish, our Chairman and Chief Executive Officer, to continue serving as Chairman of the Board, while also providing for the counterbalance of a strong independent Lead Director, fully independent Board committees, and other good governance practices as described below and elsewhere in this Proxy Statement.
The Board believes that Mr. Knavish is the best person to serve as Chairman at this time. He is most closely involved with PPG’s enterprise growth strategy, and he enhances the alignment between PPG management and the Board in implementing this strategy. He is also intimately familiar with our business and industry, so he is best positioned to identify strategic opportunities and communicate these to the Board. The Board also believes that Mr. Knavish’s service as Chairman creates a highly effective bridge between the Board and management and provides the leadership to execute our business strategy and create shareholder value. In addition, having one person serve as both Chairman and Chief Executive Officer demonstrates to our employees, shareholders, customers, suppliers and other stakeholders that PPG has strong leadership setting the tone and having the responsibility for managing our operations.
PPG has strong corporate governance practices that provide for accountability and effective oversight of the Company.
At least annually, the Board reexamines our corporate governance policies and Board leadership structure to ensure that it provides the optimal structure for PPG given the circumstances at the time. While the Board believes that the combined role of the Chair and Chief Executive Officer strikes an appropriate balance that does not constrain independent oversight of the Company, the Board recognizes that in the future there may be circumstances under which an independent Board Chair would be appropriate.
PPG’s Board has implemented robust governance structures and practices that provide for accountability, strong independent leadership and effective independent oversight of the Company.
•The Board has appointed an independent Lead Director with broad responsibilities that are clearly defined in our Corporate Governance Guidelines, including:
◦gathering feedback from the other directors and holding a debriefing meeting with the Chairman and Chief Executive Officer after each Board meeting;
◦presiding at all meetings where the Chairman and Chief Executive Officer is not present;

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Proposal 5: Shareholder Proposal for an Independent Board Chair
◦facilitating communications and serving as a liaison between the independent directors and the Chairman and Chief Executive Officer;
◦calling meetings of the independent directors;
◦communicating to the Chairman and Chief Executive Officer any suggestions, views or concerns expressed by the independent directors and consulting with the Chairman and Chief Executive Officer about the concerns of the Board;
◦advising the Chairman and Chief Executive Officer as to the information necessary or appropriate for the independent directors to effectively and responsibly perform their duties and providing feedback on the quality, quantity and timeliness of information submitted by management;
◦approving Board meeting agendas and other types of information sent to the Board;
◦approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
◦communicating with major shareholders as appropriate;
◦participating in the identification and evaluation of director candidates and facilitating director development;
◦acting as a resource and advisor to the Chairman and Chief Executive Officer;
◦unless otherwise directed by the Board, serving as the independent directors’ representative in extraordinary matters such as significant corporate transactions and crisis situations;
◦recommending to the Board the formation and membership of ad-hoc committees of the Board to oversee extraordinary matters such as significant corporate transactions and crisis situations;
◦authorizing the retention of outside advisors and consultants who report directly to the Board on Board-wide issues;
◦actively participating in the Board’s review of acquisition opportunities and the management succession process; and
◦performing such other duties as the Board may from time to time designate.
Through these responsibilities, the Lead Director provides independent oversight of management and meaningful coordination between our Chairman and our independent directors.
PPG's Board has also implemented these robust governance structures:
•With the exception of Mr. Knavish, the Board is comprised entirely of independent directors, as determined under the rules of the New York Stock Exchange and the categorical independence standards adopted by the Board in PPG’s Corporate Governance Guidelines. Our independent directors collectively bring to the Board vast leadership experience, industry expertise, and other critical skills, and they have individually demonstrated the willingness to think and act independently on behalf of our shareholders.
•The Board continually reviews its composition with a focus on refreshing necessary skill sets to oversee management’s execution of the Company’s strategy, and we have added eight new independent directors since the end of 2017.
•Each of the Audit Committee, Nominating and Governance Committee, Human Capital Management and Compensation Committee and Sustainability and Innovation Committee is comprised solely of independent directors. This means only the independent directors oversee critical matters such as the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; corporate governance; the performance and compensation of our executive officers, including our Chairman and Chief Executive Officer; the nomination of directors; the evaluation of the Board and its committees; and our sustainability initiatives.
•Our directors are elected annually. Our Bylaws provide that if an incumbent director is not elected by majority vote in an “uncontested election” (where the number of nominees does not exceed the number of directors to be elected), the director must offer to tender his or her resignation to our Board of Directors.
•As required by our Corporate Governance Guidelines, our independent directors meet separately, without management present, at each meeting of the Board. In addition, our Board committees meet in executive session on a regular basis without the presence of management.

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Proposal 5: Shareholder Proposal for an Independent Board Chair
•All directors have the ability to suggest items for inclusion on the agenda and may raise at any Board meeting subjects that are not on the agenda for that meeting. All directors also have complete access to management, and the Board and its committees have the authority to retain legal, accounting and other outside consultants to advise the Board or committees as they deem appropriate.
Because of these strong governance practices, the Board does not believe that an "enduring policy" mandating an independent Chair is necessary to achieve effective independent leadership and management oversight.
It is instructive that approximately 60% of S&P 500 companies do not have policies requiring an independent chair of the board as required by the shareholder proposal. In fact, according to the Spencer Stuart U.S. Board Index 2025, only 42% of S&P 500 companies currently have an independent chair of the board (available at https://www.spencerstuart.com/research-and-insight/us-board-index).
Given the strong independent Board oversight of the Chairman and Chief Executive Officer and management and the Company’s robust corporate governance structures, including an empowered and effective independent Lead Director and effective Board oversight of PPG’s strategy and performance, the Board does not believe that a fixed policy requiring an independent Chair is in the best interests of the Company and its shareholders.
PPG’s shareholders have considered this proposal twice in the last five years and have rejected it both times.
At the Company’s 2021 and 2023 Annual Meetings, similar shareholder proposals requiring the appointment of an independent Chair were not approved by the Company’s shareholders.
For these reasons, PPG’s Board of Directors does not believe that approval of the shareholder proposal is in the best interests of PPG and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING.
Vote Required
Adoption of the shareholder proposal for an independent Board chair will require the affirmative vote of more than one half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting.

2026 Proxy Statement	103

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2025 regarding the number of shares of PPG common stock that may be issued under PPG’s equity compensation plans:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)(2)
Equity compensation plans approved by security holders(1)	3,976,219	$125.15	7,357,509
Equity compensation plans not approved by security holders(3)	—	$—	—
Total	3,976,219	$125.15	7,357,509
(1)All securities were granted under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan.
(2)Represents securities remaining available for future issuance under the PPG Industries, Inc. Amended and Restated Omnibus Incentive Plan and includes securities that represent the incremental increase above target for a maximum payout.
(3)Excluded from the information presented here are common stock equivalents held under the PPG Industries, Inc. Deferred Compensation Plan and the PPG Industries, Inc. Deferred Compensation Plan for Directors, neither of which are equity compensation plans. As supplemental information, there were 284,147 common stock equivalents held under such plans as of December 31, 2025.

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BENEFICIAL OWNERSHIP
Beneficial Ownership Tables
As of the close of business on the record date, February 20, 2026, there were outstanding 223,798,650 shares of PPG common stock, par value $1.66⅔ per share. Set forth below is certain information concerning the beneficial owners of more than 5% of PPG’s outstanding shares:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF SHARES OUTSTANDING
BlackRock, Inc. and/or certain other entities 55 East 52nd Street New York, NY 10055	19,546,603	(1)	8.7%
State Street Corporation and/or certain other entities One Congress Street, Suite 1 Boston, MA 02114	11,719,387	(2)	5.2%
The Vanguard Group, Inc. and/or certain other entities 100 Vanguard Boulevard Malvern, PA 19355	28,611,578	(3)	12.8%
Wellington Management Company LLP and/or certain other entities 280 Congress Street, Boston, MA 02210	15,159,770	(4)	6.8%
(1)Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2024, BlackRock, Inc. and/or certain affiliated entities reported aggregate beneficial ownership of 19,546,603 shares of PPG common stock as of December 31, 2023. Blackrock, Inc. reported that it possessed sole voting power over 17,500,937 shares and sole dispositive power over 19,546,603 shares. BlackRock, Inc. also reported that it did not possess shared voting or shared dispositive power over any shares beneficially owned.
(2)Based solely on a Schedule 13G filed with the Securities and Exchange Commission on October 17, 2024, State Street Corporation and/or certain affiliated entities reported aggregate beneficial ownership of 11,719,387 shares of PPG common stock as of September 30, 2024. State Street Corporation reported that it possessed sole voting power over 0 shares, sole dispositive power over 0 shares, shared dispositive power over 11,717,499 shares and shared voting power over 7,515,845 shares.
(3)Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on November 12, 2024, The Vanguard Group and/or certain affiliated entities reported aggregate beneficial ownership of 28,611,578 shares of PPG common stock as of September 30, 2024. The Vanguard Group reported that it possessed sole voting power over 0 shares, sole dispositive power over 27,569,340 shares, shared dispositive power over 1,042,238 shares and shared voting power over 282,593 shares.
(4)Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on November 12, 2025, Wellington Management Company LLP and/or certain affiliated entities reported aggregate beneficial ownership of 15,159,770 shares of PPG common stock as of September 30, 2025. Wellington Management Company reported that it possessed sole voting power over 0 shares, sole dispositive power over 0 shares, shared dispositive power over 15,159,770 shares and shared voting power over 13,952,204 shares.

2026 Proxy Statement	105

Beneficial Ownership
The following table sets forth all shares of PPG common stock beneficially owned, as of February 20, 2026, by each director and each executive officer named in the Summary Compensation Table, as well as all directors and all executive officers of the Company as a group.

	SHARES OF BENEFICIALLY OWNED COMMON STOCK AND COMMON STOCK EQUIVALENTS(1)
NAME OF BENEFICIAL OWNER	BENEFICIALLY OWNED COMMON STOCK(2)	COMMON STOCK EQUIVALENTS(3)	TOTAL(4)
Kathy L. Fortmann	2,099	2,849	4,948
Melanie L. Healey	9,364	4,062	13,426
Gary R. Heminger	2,349	10,811	13,160
Timothy M. Knavish	210,984	12,289	223,273
Michael W. Lamach	2,849	13,984	16,833
Kathleen A. Ligocki	1,955	6,891	8,846
Michael T. Nally	2,133	8,361	10,494
Guillermo Novo	2,123	10,444	12,567
Christopher N. Roberts III	1,949	2,123	4,072
Todd M. Schneider	532	—	532
Catherine R. Smith	9,506	—	9,506
Leon J. Topalian	1,310	16	1,326
K. Henrik Bergstrom	40,537	—	40,537
Kevin D. Braun	32,689	826	33,515
Anne M. Foulkes	70,665	757	71,422
Vincent J. Morales	89,260	27,500	116,760
All Directors and Executive Officers as a Group(5)	625,771	102,801	728,572
(1)Each of the named beneficial owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses and children and (ii) the common stock equivalents shown in the second column, and described more fully below, which have no voting power.
(2)Shares of common stock considered to be “beneficially owned” include both common stock actually owned and shares of common stock as to which there is a right to acquire ownership on, or within 60 days after, February 20, 2026. These amounts reflect shares subject to options exercisable within 60 days of February 20, 2026: as follows: Mr. Knavish, 148,690; Mr. Bergström, 20,230; Mr. Braun, 20,050; Ms. Foulkes, 48,512; and Mr. Morales, 83,578. These amounts also include shares held in the PPG Industries Employee Savings Plan as of February 20, 2026 as follows: Mr. Knavish, 5,389; Mr. Braun, 4,886; and Ms. Foulkes, 6,512. In April 2025, each independent director, other than Messrs. Topalian and Schneider, received 1,849 time-based restricted stock units. Mr. Topalian, who became a director on July 16, 2025, received 1,210 time-based restricted stock units, and Mr. Schneider, who became a director on January 14, 2026, received 432 time-based restricted stock units. The directors’ restricted stock units granted in 2025 (or in 2026 in the case of Mr. Schneider) vest on April 15, 2026 and are included in the table because these restricted stock units vest within 60 days of February 20, 2026. To the Company’s knowledge, none of the shares reflected in the table have been pledged.
(3)Certain directors hold common stock equivalents in their accounts in the Deferred Compensation Plan for Directors, which is described under “Deferred Compensation.” Certain executive officers hold common stock equivalents in their accounts in the Deferred Compensation Plan, which is described under “PPG Industries Employee Savings Plan and Deferred Compensation Plan.” Common stock equivalents are hypothetical shares of common stock having a value on any given date equal to the value of a share of common stock. Common stock equivalents earn dividend equivalents that are converted into additional common stock equivalents, but carry no voting rights or other rights afforded to a holder of common stock. Upon leaving the Company or the Board, as the case may be, the common stock equivalents are made available for distribution, and all distributions are made in the form of one share of PPG common stock for each common stock equivalent credited to the person’s deferred account.
(4)This is the sum of the beneficially owned common stock and the common stock equivalents as shown in the previous two columns. None of the identified beneficial owners holds more than 1.0% of the voting securities of PPG outstanding. The beneficial owners as a group hold less than 1.0% of the voting securities of PPG outstanding.
(5)The group consists of 22 persons: the directors and executive officers named in this Proxy Statement and PPG’s remaining executive officers: Alisha E. Bellezza, Amy R. Ericson, Joseph R. Gette, Chancey R. Hagerty, Juliane M. Hefel and Robert L. Massy.
DELINQUENT SECTION 16(a) REPORTS
Section 16 of the Securities Exchange Act of 1934, as amended, requires the directors and executive officers of PPG to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission. As a practical matter, PPG assists its directors and executive officers by monitoring transactions and completing and filing such reports on their behalf. To PPG's knowledge, for the fiscal year ended December 31, 2025, the required filings of all such directors and executive officers were timely filed, except for the filing by the Company of a Form 3 on behalf of Robert L. Massy, PPG's Senior Vice President and Chief Human Resources Officer, and the filing by the Company of a Form 3 of behalf of Alisha E. Bellezza, PPG's Senior Vice President, Automotive Coatings, both due to delays in obtaining EDGAR codes.

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GENERAL MATTERS
When and where is the Annual Meeting?
The Annual Meeting will be held on Thursday, April 16, 2026, at 11:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual shareholders meeting held via the Internet which you can attend by visiting www.virtualshareholdermeeting.com/PPG2026. There will be no physical location for in-person attendance at the Annual Meeting.
Why am I receiving these proxy materials?
In connection with the solicitation of proxies by our Board of Directors to be voted at the 2026 Annual Meeting of Shareholders, these materials have been made available to you on the Internet or, upon your request or under certain other circumstances, have been delivered to you by mail in printed form.
If your shares were registered directly in your name with our transfer agent, Computershare Investor Services, as of the close of business on February 20, 2026, you are considered a shareholder of record, and we have sent you these proxy materials.
If your shares were held in the name of a bank, brokerage account or other nominee as of the close of business on February 20, 2026, you are considered a beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you these proxy materials. You should direct your bank, broker or other nominee on how to vote your shares, and we encourage you to make such direction. If you do not make a direction with respect to Proposals 1, 2, 4 or 5, your bank, broker or other nominee will not be able to vote your shares on your behalf with respect to such proposals.
What is included in these materials?
These proxy materials include:
•Our Notice of Annual Meeting and Proxy Statement for the 2026 Annual Meeting; and
•Our 2025 Annual Report to shareholders, which includes our audited consolidated financial statements.
If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.
Why did I receive a notice in the mail or by email regarding the Internet availability of proxy materials instead of printed proxy materials?
In accordance with the rules of the Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to our shareholders, we have elected to furnish these materials by providing access to these documents over the Internet. Accordingly, on or about March 5, 2026, we sent a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders have the ability to access the proxy materials on a website referred to in the Notice of Internet Availability.
What does it mean if I receive more than one set of proxy materials or more than one email?
It means you have multiple accounts at the transfer agent or with banks, brokers or other nominees. If you received more than one Notice of Internet Availability, you may need to enter separate electronic control voting numbers when voting by the Internet to ensure that all of your shares have been voted. If you received more than one proxy card, vote instruction form or email, please complete and provide your voting instructions for all proxy cards, vote instruction forms and emails that you receive.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability provides you with instructions regarding how to (1) view our proxy materials for the Annual Meeting on the Internet; (2) vote your shares after you have viewed our proxy materials; and (3) request a printed copy of the proxy materials.
Our proxy materials are also available online at investor.ppg.com.

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General Matters
What am I voting on?
You are voting on five proposals. Details of each proposal are included in this Proxy Statement.
•Proposal 1: To elect as directors the 12 nominees named in this Proxy Statement as directors to serve a one-year term until the 2027 Annual Meeting and until their successors are elected and qualified or their earlier retirement or resignation;
•Proposal 2: To vote on a nonbinding resolution to approve the compensation of the Company’s named executive officers on an advisory basis;
•Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026;
•Proposal 4: To vote on approval of the PPG Industries, Inc. 2026 Omnibus Incentive Plan; and
•Proposal 5: To vote on a shareholder proposal to adopt a policy requiring an independent board chair.
What are the Board’s recommendations on how I should vote my shares?
The Board of Directors recommends that you vote your shares as follows:
•Proposal 1: FOR the election of 12 directors to serve until the 2027 Annual Meeting;
•Proposal 2: FOR the approval of the compensation of the Company’s named executive officers on an advisory basis;
•Proposal 3: FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026;
•Proposal 4: FOR the approval of the PPG Industries, Inc. 2026 Omnibus Incentive Plan; and
•Proposal 5: AGAINST the shareholder proposal to adopt a policy requiring an independent board chair.
What are my choices when voting?
•Proposal 1: You may cast your vote in favor of or against election of each of the nominees or you may elect to abstain from voting your shares. Abstentions and broker non-votes will not be taken into account to determine the outcome of the election of directors.
•Proposals 2, 3, 4 and 5: You may cast your vote in favor of or against each proposal, or you may elect to abstain from voting your shares. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
What vote is needed for the proposals to be adopted?
As of the record date, February 20, 2026, there were 223,798,650 shares of PPG common stock issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held.
•Quorum: In order to conduct the Annual Meeting, more than one-half of the outstanding shares must be present or be represented by proxy. This is referred to as a quorum. If you vote by Internet or by telephone, or submit a properly executed proxy card or vote instruction form, you will be considered part of the quorum. Abstentions and broker non-votes on any proposal to be acted on by shareholders will be treated as present at the Annual Meeting for purposes of a quorum.
•Proposal 1: Each director nominee who receives a majority of the votes cast (the number of shares voted “for” the director must exceed 50% of the votes cast with respect to that director) at the Annual Meeting will be elected as a director.
•Proposal 2: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for the proposal for it to be adopted. The advisory vote on this proposal is nonbinding. However, the Human Capital Management and Compensation Committee will take into account the outcome of the vote on this proposal when making future decisions about the Company's executive compensation arrangements, policies and procedures. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

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General Matters
•Proposals 3, 4 and 5: More than one-half of the shares present, either in person or by proxy, and entitled to vote and voting (excluding abstentions) at the Annual Meeting must vote for each proposal for it to be adopted. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
How do I vote?
You may vote your shares by any one of the following methods:
•By Internet: Log onto the website indicated in the Notice of Internet Availability or on the proxy card or vote instruction form or click the link in the email you receive.
•By telephone: Call the toll-free number shown on the proxy card or vote instruction form and follow the voice prompts.
•By mail: Mark your votes, sign and return the proxy card or vote instruction form in the postage-paid envelope provided.
•By ballot: Attend the Annual Meeting virtually and vote online during the meeting.
If you vote by the Internet or by telephone, you do not need to send in a proxy card or vote instruction form. The deadline for Internet and telephone voting will be 11:59 p.m., Eastern Time, on April 15, 2026.
What happens if I do not give specific voting instructions?
The Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the Annual Meeting in the manner you direct. If you (1) choose the “submit your vote” option without voting on each individual proposal when voting on the Internet or by telephone or (2) if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by our Board on all matters presented in this Proxy Statement.
If your shares are held by a broker, bank or other nominee, the broker, bank or nominee will ask you how you want to vote your shares. If you give the broker, bank or nominee instructions, your shares will be voted as you direct. If you do not give instructions, your broker, bank or nominee may vote your shares in its discretion for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 (Proposal 3), but your broker, bank or nominee will not vote your shares at all with respect to any of the other proposals. We encourage you to provide instructions to your bank, broker or nominee by carefully following the instructions provided. This will ensure that your shares are voted at the Annual Meeting as you direct.
How can I change or revoke my vote after I have voted?
You have the right to change your vote or revoke your proxy before it is exercised at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the virtual Annual Meeting and voting online during the meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Please note that any re-votes by mail or proxy revocations must be received by our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 prior to the Annual Meeting in order to be effective.
How will shares in employee benefit plans be voted?
This Proxy Statement is being used to solicit voting instructions from you with respect to shares of PPG common stock that you own, but which are held by the trustees of a retirement or savings plan for the benefit of you and other plan participants. Shares held in the benefit plans that are entitled to vote will be voted by the trustees pursuant to your instructions. Shares held in any employee benefit plan that you are entitled to vote, but do not vote, will not be voted by the trustees. You must instruct the trustees to vote your shares by utilizing one of the voting methods described above.
Who will count and certify the votes?
An independent inspector of election and the staff of our corporate secretary and Investor Relations offices will count the votes and certify the election results. The results will be publicly filed with the Securities and Exchange Commission on a Form 8-K within four business days after the Annual Meeting.

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General Matters
How can I attend the virtual Annual Meeting?
This year’s Annual Meeting will be held in a virtual format through a live webcast which you can attend by visiting www.virtualshareholdermeeting.com/PPG2026.
Shareholders of PPG as of the close of business on February 20, 2026, the record date, or those that hold a valid proxy for the meeting, are entitled to participate in and ask questions at the Annual Meeting. All shareholders wishing to participate in the virtual Annual Meeting by voting or asking questions must pre-register no later than 5:00 p.m., Eastern Time, on April 15, 2026.
Shareholders of record as of the record date may participate in the Annual Meeting by visiting the website www.virtualshareholdermeeting.com/PPG2026 to pre-register. Please have your proxy card or Notice of Internet Availability containing your 16-digit control number available and follow the instructions to enter the meeting. A listen-only, live webcast of the virtual Annual Meeting will also be available to all shareholders and guests who do not pre-register at www.virtualshareholdermeeting.com/PPG2026.
We encourage you to access the virtual Annual Meeting 15 to 30 minutes before it begins. Online check-in will start at approximately 10:30 a.m. Eastern Time on April 16, 2026. If you have difficulty accessing the meeting, please follow the instructions contained in the reminder email you will receive the evening before the meeting. We will have technicians available to assist you.
How can I ask questions at the virtual Annual Meeting?
We will have a question and answer session during the Annual Meeting. To ask a question during the Annual Meeting, you must be a shareholder and pre-register for the Annual Meeting as discussed above under “How can I attend the virtual Annual Meeting.” During the question and answer session, PPG management will answer questions submitted live during the Annual Meeting. Questions may be submitted during the Annual Meeting on the Annual Meeting website and shareholders may be limited to two questions. Substantially similar questions will be answered once to avoid repetition and to allow more time for other questions. Questions pertinent to meeting matters will be answered during the Annual Meeting, subject to time constraints. If there are questions pertinent to meeting matters that are not answered during the meeting due to time constraints, management will post answers to a representative set of such questions on our Investor Relations website at investor.ppg.com. These questions and answers will be available as soon as practicable after the meeting.
How do I obtain a copy of materials related to corporate governance?
Our Corporate Governance Guidelines, charters of each standing committee of our Board of Directors, Global Code of Ethics, Code of Ethics for Senior Financial Officers and other materials related to our corporate governance are published on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance.
Who is soliciting my vote and what are the solicitation expenses?
This solicitation is being made on behalf of our Board of Directors, but may also be made without additional compensation by our directors, officers or employees by telephone, facsimile, e-mail or personal interview. We will bear the expense of the preparation, printing and mailing of the Notice of Internet Availability and these proxy materials. We have hired D.F. King & Company to help us send out the proxy materials and to solicit proxies for the Annual Meeting, the estimated cost of which is approximately $17,500 plus reimbursement of certain additional out of pocket expenses. We will request brokers, banks and other nominees who hold shares of PPG common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse these brokers, banks and nominees for their reasonable out of pocket expenses incurred in forwarding solicitation materials to such beneficial owners.
How can I submit a proposal for consideration at the 2027 Annual Meeting of Shareholders?
To be considered for the 2027 Annual Meeting, shareholder proposals must be submitted in writing to our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 or by email to CorporateSecretary@ppg.com. No proposal can be included in our Proxy Statement for the 2027 Annual Meeting unless it is received by our corporate secretary on or before November 5, 2026. The proposal must also comply with the rules of the Securities and Exchange Commission relating to shareholder proposals.
Any shareholder whose proposal is not included in our Proxy Statement relating to the 2027 Annual Meeting and who intends to present business for consideration at the 2027 Annual Meeting must give notice to our corporate secretary

110	investor.ppg.com

General Matters
in accordance with Section 1.5 of our Bylaws (which are available on the Corporate Governance section of our website at www.ppg.com/about-ppg/en-US/governance) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2027 Annual Meeting of Shareholders is held on April 15, 2027, then the notice must be received by our corporate secretary on or before January 15, 2027.
How can I recommend someone as a candidate for director?
A shareholder who wishes to recommend or nominate a candidate for director of PPG may write to the chair of the Nominating and Governance Committee of the Board of Directors, in care of our corporate secretary at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272 or by email to CorporateSecretary@ppg.com.
To be effective for consideration at the 2027 Annual Meeting, the recommendation or nomination must be received by our corporate secretary by the deadlines set forth in our Bylaws and must include information required under our Bylaws, including information about the nominating shareholder and information about the nominee that would be required to be included in a Proxy Statement under the rules of the Securities and Exchange Commission. Director nominations submitted pursuant to PPG’s proxy access Bylaw for consideration at the 2027 Annual Meeting must be received by PPG no earlier than October 6, 2026 and no later than November 5, 2026. For additional information regarding the nomination procedure, see “Corporate Governance—Shareholder Recommendations or Nominations for Director and Proxy Access.”
OTHER INFORMATION
Householding Information
PPG and some banks, brokers and other nominees are participating in the practice of “householding” proxy materials. This means that shareholders who share the same address may not receive separate copies of proxy materials, unless we have received instructions to the contrary. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of the proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your bank, broker or other nominee if your shares are held in a brokerage account or us if you hold registered shares. We will promptly deliver an additional copy of the proxy materials to you, without charge, if you write to Investor Relations at PPG Industries, Inc., One PPG Place, Pittsburgh, Pennsylvania 15272, or call us at (412) 434-3318.
Other Matters
So far as is known, no matters other than those described herein are expected to come before the Annual Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters that may properly come before the Annual Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters.
Pittsburgh, Pennsylvania
March 5, 2026

2026 Proxy Statement	111

ANNEX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
PPG believes investors’ understanding of the Company’s performance is enhanced by the disclosure of net income from continuing operations and earnings per diluted share from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the Company’s ongoing performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Net income from continuing operations and earnings per diluted share from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and should not be considered a substitute for net income and earnings per diluted share or other financial measures as computed in accordance with U.S. GAAP. In addition, adjusted net income and adjusted earnings per diluted share from continuing operations may not be comparable to similarly titled measures as reported by other companies.
Net income from continuing operations (attributable to PPG) and earnings per share – assuming dilution (attributable to PPG) are reconciled to adjusted net income from continuing operations (attributable to PPG) and adjusted earnings per share – assuming dilution below:

	2025		2024		2023		2022		2021
FOR THE YEAR-ENDED	NET INCOME		NET INCOME		NET INCOME		NET INCOME		NET INCOME
(MILLIONS, EXCEPT PER SHARE AMOUNTS)	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)	$	EPS(1)
Net income from continuing operations (attributable to PPG)	$1,571	$6.92	$1,344	$5.72	$1,223	$5.16	$1,007	$4.24	$1,420	$5.93
Acquisition-related amortization expense	94	0.41	100	0.42	115	0.48	110	0.46	130	0.55
Business restructuring-related costs, net(2)	40	0.18	324	1.39	33	0.14	54	0.23	20	0.08
Portfolio optimization(3)	(2)	(0.01)	65	0.28	58	0.24	12	0.05	69	0.29
Income from legal settlements(4)	(9)	(0.04)	—	—	—	—	—	—	(17)	(0.07)
Resolution of tax matter(5)	14	0.06	—	—	—	—	—	—	—	—
Legacy environmental remediation charges(6)	12	0.05	18	0.07	17	0.07	—	—	26	0.11
Insurance recoveries(7)	(4)	(0.02)	(3)	(0.01)	(12)	(0.05)	—	—	—	—
Impairment and other related charges, net(8)	6	0.03	—	—	160	0.67	202	0.86	12	0.05
Pension settlement charges(9)	—	—	—	—	144	0.61	—	—	36	0.15
Argentina currency devaluation losses(10)	—	—	—	—	24	0.10	—	—	—	—
Net tax charge related to UK statutory rate change	—	—	—	—	—	—	—	—	22	0.09
Expenses incurred due to natural disasters	—	—	—	—	—	—	—	—	13	0.06
Change in allowance for doubtful accounts related to COVID-19	—	—	—	—	—	—	—	—	(11)	(0.05)
Asbestos-related claims reserve adjustment	—	—	—	—	—	—	—	—	(101)	(0.42)
Adjusted net income from continuing operations (attributable to PPG)(11)	$1,722	$7.58	$1,848	$7.87	$1,762	$7.42	$1,385	$5.84	$1,619	$6.77
(1)Earnings per diluted share is calculated based on unrounded numbers. Figures in the table may not recalculate due to rounding.
(2)Business restructuring-related costs, net include business restructuring charges, offset by releases related to previously approved programs, which are included in Business restructuring, net on the consolidated statement of income, accelerated depreciation of certain assets, which is included in Depreciation on the consolidated statement of income, and other restructuring-related costs, which are included in Cost of sales, exclusive of depreciation and amortization, Selling, general and administrative and Other charges/(income), net on the consolidated statement of income. Business restructuring-related costs, net also includes the fourth quarter 2024 recognition of accumulated foreign currency translation losses of $110 million related to the company's exit of its Argentina operations in connection with a restructuring program, which are included in Other charges/(income), net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 recognition of the accumulated foreign currency translation losses.
(3)Portfolio optimization includes gains and losses related to the sale of certain assets, which are included in Other charges/(income), net on the consolidated statement of income, including the gain of $129 million on the sale of the Company's silicas products business in the fourth quarter 2024, and the losses on the sales of the Company's traffic solutions business in Argentina in the second quarter 2024, the Company's European and Australian Traffic Solutions businesses in the fourth quarter 2023 and the Company's legacy industrial Russian operations in the third quarter 2023. Portfolio optimization includes advisory, legal, accounting, valuation, other professional or consulting fees and certain internal costs directly incurred to effect acquisitions, as well as similar fees and other costs to effect divestitures and other portfolio optimization exit actions. These costs are included in Selling, general and administrative expense on the consolidated statement of income. Portfolio optimization also includes an impairment charge of $146 million recognized during the fourth quarter 2024 when the Company's remaining operations in Russia were classified as held for sale, which is included in Impairment and other related charges, net on the consolidated statement of income. No tax benefit was recorded on the fourth quarter 2024 impairment charge.
(4)In the fourth quarter 2025, the Company settled a legal matter related to a legacy business that it no longer operates. The related gain is included in Other charges/(income), net on the consolidated statement of income.
(5)In the fourth quarter 2025, the Company recorded a net charge related to the anticipated resolution of an outstanding tax matter. The Company expects to pay incremental income taxes and non-income taxes in the impacted taxing jurisdiction related to the matter. The portion of the charge related to non-income taxes is included in Other charges/(income), net on the consolidated statement of income. In connection with this matter, the Company reduced its provision for uncertain tax positions, the impact of which is included in income tax expense on the consolidated statement of income.
(6)Legacy environmental remediation charges represent environmental remediation costs at certain non-operating PPG manufacturing sites. These charges are included in Other charges/(income), net in the consolidated statement of income.

2026 Proxy Statement	A-1

Annex B
(7)In the first quarter 2025, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2021. In the fourth quarter 2024 and the fourth quarter 2023, the Company received reimbursement for previously approved insurance claims under policies covering legacy asbestos-related matters. In the first quarter 2023, the Company received reimbursement under its insurance policies for damages incurred at a southern U.S. factory from a winter storm in 2020. These insurance recoveries are included in Other charges/(income), net on the consolidated statement of income.
(8)In the third quarter 2025, the Company recorded net impairment and other related charges related to a consolidated joint venture in the Performance Coatings segment. In the fourth quarter 2023, the Company recorded impairment and other related charges due to a non-cash goodwill impairment recognized for the Traffic Solutions reporting unit as a result of its annual goodwill impairment test. The fair value of the Traffic Solutions reporting unit decreased primarily due to increases in the cost of capital (discount rate assumption) and declines in the reporting unit’s long-term forecast driven by challenges at its operations in Argentina due to the highly inflationary environment and changes to the reporting unit’s global footprint, including the fourth quarter 2023 divestiture of its European and Australian businesses. In 2022, the Company recorded impairment and other related charges due to the wind down of the Company’s operations in Russia. In 2021 impairment charges were recorded for the write-down of certain assets related to the previously planned sale of certain smaller entities in non-strategic regions.
(9)In the first quarter 2023, PPG purchased group annuity contracts that transferred pension benefit obligations for certain of the Company’s retirees in the U.S. to third-party insurance companies, resulting in a non-cash pension settlement charge.
(10)In December 2023, the central bank of Argentina adjusted the official foreign currency exchange rate for the Argentine peso, significantly devaluing the currency relative to the United States dollar. Argentina currency devaluation losses represent foreign currency translation losses recognized during December 2023 related to the devaluation of the Argentine peso, which is included in Other charges/(income), net in the consolidated statement of income.
(11)As discussed within the "Compensation Discussion and Analysis" section of the 2025 Proxy Statement, full year 2025, 2024 and 2023 adjusted net income and adjusted earnings per share from continuing operations as calculated for purposes of determining incentive compensation excludes one half of the full year earnings impact of foreign currency translation versus the Company’s plan, which represented an exclusion of $30 million and $0.13 per share, respectively, for 2025, $2 million and $0.01 per share, respectively, for 2024 and $43 million and $0.17 per share, respectively, for 2023.

A-2	investor.ppg.com

ANNEX B
PPG INDUSTRIES, INC. 2026 OMNIBUS INCENTIVE PLAN
ARTICLE I
PURPOSE AND ADOPTION OF THE PLAN
1.01. Purposes. The purposes of the PPG Industries, Inc. 2026 Omnibus Incentive Plan (the “Plan”) are to assist the Company and its Affiliates in attracting and retaining highly competent employees, directors and consultants, to act as an incentive in motivating selected employees, directors and consultants of the Company and its Affiliates and to achieve long-term corporate objectives.
1.02. Adoption and Term. The Plan shall become effective on April 21, 2026 (the “Effective Date”), if approved by the Shareholders at the Company’s 2026 Annual Meeting of Shareholders. The Plan shall remain in effect until terminated by action of the Board; provided, however, that no Awards may be granted hereunder after the 10th anniversary of the Effective Date.
ARTICLE II
DEFINITIONS
For the purpose of the Plan, capitalized terms shall have the following meanings:
2.01. Affiliate means any corporation or any other entity (including, but not limited to, a partnership, limited liability company, joint venture, or Subsidiary) controlling, controlled by, or under common control with the Company.
2.02. Award means any one or a combination of Options or Stock Appreciation Rights described in Article VI, Restricted Stock or Restricted Stock Units described in Article VII, Performance Awards described in Article VIII, other stock-based Awards described in Article IX or any other Award made under the terms of the Plan.
2.03. Award Agreement means a written agreement between the Company and a Participant or a written acknowledgment or other written or electronic notification from the Company to a Participant specifically setting forth the terms and conditions, if any, of an Award.
2.04. Award Period means, with respect to an Award, the period of time, if any, set forth in the Award Agreement during which specified target performance goals must be achieved or other conditions set forth in the Award Agreement must be satisfied.
2.05. Beneficiary means an individual, trust or estate who or which, by a written designation of the Participant filed with the Company, or if no such written designation is filed, by operation of law, succeeds to the rights and obligations of the Participant under the Plan and the Award Agreement upon the Participant’s death.
2.06. Board means the Board of Directors of the Company.
2.07. Cause, unless otherwise defined in the applicable Award Agreement, shall have the same meaning as that term is defined in a Participant’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, as determined by the Committee in its sole discretion: (i) engaging in any act, or failing to act, or misconduct that is injurious to the Company or its Affiliates; (ii) gross negligence or willful misconduct in connection with the performance of duties; (iii) conviction of (or entering a plea of guilty or nolo contendere to) a criminal offense (other than a minor traffic offense) or commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States (whether or not convicted); (iv) fraud, embezzlement or misappropriation of funds or property of the Company or an Affiliate; (v) material breach of any term of any agreement between the Participant and the Company or an Affiliate relating to employment, consulting or other services, confidentiality, intellectual property or non-competition, or breach or violation of the Company’s Code of Ethics or other policies or of any statutory or other duty owed to the Company or an Affiliate; (vi) the entry of an order duly issued by any regulatory agency (including federal, state and local regulatory agencies and self-regulatory bodies) having jurisdiction over the Company or an Affiliate requiring the removal from any office held by the Participant with the Company or an Affiliate or prohibiting or materially limiting the Participant from participating in the business or affairs of the Company or any Affiliate; or (vii) the willful or repeated failure or refusal by the Participant to substantially perform the Participant’s duties to the Company or an Affiliate or to follow lawful instructions from the person or body to which the Participant

2026 Proxy Statement	B-1

Annex B
reports (other than any such failure resulting from incapacity due to physical or mental illness), that, if subject to cure, remains uncured for a period of more than two (2) days following receipt of a demand for substantial performance by the Company or an Affiliate. A Termination of Service by the Company or an Affiliate for Cause shall be deemed to include a determination by the Committee or its designee following a Participant’s Termination of Service that circumstances existing prior to such Termination of Service would have entitled the Company or an Affiliate to have terminated the Participant’s service for Cause. All rights a Participant has or may have under the Plan or the Prior Plan shall be suspended automatically during the pendency of any investigation by the Committee or its designee, or during any negotiations between the Committee or its designee and the Participant, regarding any actual or alleged act or omission by the Participant of the type described in the applicable definition of Cause.
2.08. Change in Control means, and shall be deemed to have occurred upon the occurrence of, any one of the following events (unless a different definition of Change in Control is specified in the applicable Award Agreement):
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then Outstanding Common Stock or (ii) the combined voting power of the then outstanding Company Voting Securities; provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section 2.08; or
(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Incumbent Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(c) Consummation of a reorganization, Merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:
(i) All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Company Voting Securities, as the case may be;
(ii) No Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and
(iii) At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or at the time of the action taken by the Incumbent Board approving such Business Combination; or
(d) Approval by the Shareholders of a complete liquidation or dissolution of the Company.
2.09. Code means the Internal Revenue Code of 1986.
2.10. Committee means the Human Capital Management and Compensation Committee (or any successor thereto) of the Board.
2.11. Company means PPG Industries, Inc., a Pennsylvania corporation, and its successors.

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Annex B
2.12. Common Stock means, as of any date, the Company’s authorized voting common stock as of such date.
2.13. Company Voting Securities means the combined voting power of all issued and outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board.
2.14. Date of Grant means the date on which the Committee approves an Award or, if later, the date specified by the Committee.
2.15. Dividend Equivalent Account means an account established in accordance with Section 10.08.
2.16. Effective Date shall have the meaning given to such term in Section 1.02.
2.17. Exchange Act means the Securities Exchange Act of 1934.
2.18. Exercise Price means, with respect to an Option, the amount established by the Committee in the Award Agreement in accordance with Section 6.01(b) which is required to purchase each Share upon exercise of the Option, or with respect to a Stock Appreciation Right, the amount established by the Committee in the Award Agreement in accordance with Section 6.02(b) which is to be subtracted from the Fair Market Value on the date of exercise in order to determine the amount of the payment to be made to the Participant.
2.19. Fair Market Value means, on any date, the closing sale price of the Common Stock reported for such date on the New York Stock Exchange or, if there is no sale on such date, for the nearest preceding date upon which such a sale took place.
2.20. Merger means any merger, reorganization, consolidation, exchange, transfer of assets or other transaction having similar effect involving the Company.
2.21. Options means all options to purchase Common Stock granted under Article VI of the Plan. All such Options shall be non-qualified stock options that are not subject to Code Section 422.
2.22. Outstanding Common Stock means, at any time, the issued and outstanding Shares.
2.23. Participant means a person designated to receive an Award in accordance with Section 5.01.
2.24. Performance Awards means Awards granted in accordance with Article VIII.
2.25. Plan shall have the meaning given to such term in Section 1.01.
2.26. Prior Plan means the PPG Industries, Inc. Omnibus Incentive Plan, as amended and restated effective April 21, 2016.
2.27. Restricted Stock means Common Stock subject to restrictions imposed in connection with Awards granted under Article VII.
2.28. Restricted Stock Unit means a unit representing the right to receive Common Stock (or cash equivalent value) in the future subject to restrictions imposed in connection with Awards granted under Article VII.
2.29. Rule 16b-3 means Rule 16b-3 of the Exchange Act.
2.30. Section 409A means Code Section 409A.
2.31. Securities Act means the Securities Act of 1933.
2.32. Share means a share of Common Stock.
2.33. Shareholder means a shareholder of the Company.
2.34. Stock Appreciation Rights means stock appreciation rights granted in accordance with Article VI.
2.35. Subsidiary means a subsidiary of the Company within the meaning of Code Section 424(f).
2.36. Substitute Award means any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

2026 Proxy Statement	B-3

Annex B
2.37. Termination of Service means the voluntary or involuntary termination of a Participant’s service as an employee, director or consultant with the Company or an Affiliate for any reason or no reason, with or without Cause, including due to death, disability or retirement or as the result of the divestiture of the Participant’s employer or any similar transaction in which the Participant’s employer ceases to be the Company or one of its Affiliates; provided that, a Participant whose status changes from employee to director or consultant (or vice versa) shall not be considered to have experienced a Termination of Service due to such status change unless determined otherwise by the Committee. Whether entering military or other government service shall constitute Termination of Service, or whether and when a Termination of Service shall occur as a result of disability, shall be determined in each case by the Committee.
ARTICLE III
ADMINISTRATION
3.01. Committee. The Plan shall be administered by the Committee. The Committee shall have the sole and final discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate and to take such steps in connection with the Plan and Awards as it may deem necessary or advisable. All actions, determinations and decisions by the Committee under the Plan, any Award or any Award Agreement shall be in the Committee’s sole discretion and shall be final, binding and conclusive. The Committee may delegate such of its powers and authority under the Plan to another committee of the Board and/or a subcommittee of the Committee, or otherwise, as the Committee deems appropriate. In addition, the full Board may exercise any of the powers and authority of the Committee under the Plan. In the event of any delegation of authority by the Committee or any exercise of authority by the Board, references in the Plan to the Committee shall be deemed to refer, as appropriate, to the delegate of the Committee or to the Board. Actions taken by the Committee or its delegate or the Board pursuant to this Section 3.01 shall comply with Section 16(b) of the Exchange Act as applicable.
3.02. Indemnification. Each person who is or shall have been a member of the Board or the Committee, or of any subcommittee or other committee to which authority was delegated in accordance with the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, conferred in a separate agreement with the Company, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE IV
SHARES
4.01. Number of Shares. Subject to adjustment as provided in Section 10.07 and below in Section 4.02, a total of 6,903,753 Shares shall be authorized for Awards granted under the Plan, less one (1) Share for every one (1) Share granted under the Prior Plan, after December 31, 2025 and prior to the effective date of the Plan. After the effective date of the Plan, no awards may be granted under the Prior Plan.
4.02. Share Counting.
(a) If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award, or (ii) after December 31, 2025, any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award, then in each such case the Shares subject to the Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis.

B-4	investor.ppg.com

Annex B
(b) In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2025, an award other than an option or stock appreciation right under the Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan on a one-for-one basis. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.01: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2025, an option under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or, after December 31, 2025, options or stock appreciation rights under the Prior Plan, (iii) Shares subject to a Stock Appreciation Right or, after December 31, 2025, a stock appreciation right under the Prior Plan that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2025, options under the Prior Plan.
(c) Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.
(d) Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Sections 4.02(a) and 4.02(b). Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Sections 4.02(a) and 4.02(b)); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors prior to such acquisition or combination.
ARTICLE V
PARTICIPATION
5.01. Eligible Participants.
(a) General. Participants in the Plan shall be such employees, directors and consultants (with respect to consultants, who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act) of the Company and its Affiliates as the Committee may designate from time to time. The Committee’s designation of a Participant in any year shall not require the Committee to designate such person to receive Awards in any other year. The designation of a Participant to receive Awards under one portion of the Plan does not require the Committee to include such Participant under other portions of the Plan. The Committee shall consider such factors as it deems pertinent in selecting Participants and in determining the type and amount of their respective Awards.
(b) Director Award Limits. The maximum number of Shares subject to Awards granted during a single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during the fiscal year, shall not exceed $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided, however, that the Board, in its sole discretion, may make exceptions to such limit for Awards made to any member of the Board other than the executive chair of the Board if such member does not participate in the decision to grant such Award. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit for the year in which it was first earned, and not when paid or settled if later.
ARTICLE VI
OPTIONS AND STOCK APPRECIATION RIGHTS
6.01. Option Awards.
(a) Grant of Options. The Committee may grant, to such Participants as the Committee may select, Options entitling the Participant to purchase Shares from the Company in such number, at such Exercise Price, and on such terms and subject to

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such conditions, not inconsistent with the terms of the Plan, as may be established by the Committee. The terms of each Option shall be set forth in an Award Agreement.
(b) Exercise Price of Options. The Exercise Price of each Share which may be purchased upon exercise of any Option shall be determined by the Committee; provided, however, that in all cases the Exercise Price shall be equal to or greater than the Fair Market Value on the Date of Grant of the Shares subject to the Option.
(c) Designation of Options. All Options shall be designated as non-qualified stock options that are not intended to be governed by Code Section 422. Such designation shall be set forth in the Award Agreement.
6.02. Stock Appreciation Rights.
(a) Stock Appreciation Right Awards. The Committee is authorized to grant to any Participant one or more Stock Appreciation Rights. Upon exercise of a Stock Appreciation Right with respect to a Share, the Participant shall be entitled to receive an amount equal to the excess, if any, of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price of such Stock Appreciation Right established in the Award Agreement, which amount shall be payable as provided in Section 6.02(c).
(b) Exercise Price. The Exercise Price of any Stock Appreciation Right shall be determined by the Committee; provided, however, that in all cases the Exercise Price shall be equal to or greater than the Fair Market Value on the Date of Grant of the Shares subject to the Stock Appreciation Right.
(c) Payment of Incremental Value. Any payment which may become due from the Company by reason of a Participant’s exercise of a Stock Appreciation Right may be paid to the Participant as determined by the Committee (i) all in cash, (ii) all in Common Stock or (iii) in any combination of cash and Common Stock. In the event that all or a portion of the payment is made in Common Stock, the number of Shares delivered in satisfaction of such payment shall be determined by dividing the amount of such payment or portion thereof by the Fair Market Value on the Exercise Date. No fractional Share shall be issued to make any payment in respect of Stock Appreciation Rights; if any fractional Share would be issuable, the combination of cash and Common Stock payable to the Participant shall be adjusted as directed by the Committee to avoid the issuance of any fractional Share.
6.03. Terms of Options and Stock Appreciation Rights.
(a) Conditions on Exercise. An Award Agreement with respect to Options and/or Stock Appreciation Rights may contain such waiting periods, exercise dates and conditions or restrictions on exercise, whether based on performance standards, periods of service, retention by the Participant of ownership of specified Shares or other criteria, as may be determined by the Committee.
(b) Duration of Options and Stock Appreciation Rights. Options and Stock Appreciation Rights shall terminate upon the first to occur of the following events:
(i) Expiration of the Option or Stock Appreciation Right as provided in the Award Agreement; or
(ii) Termination of the Award in the event of a Participant’s Termination of Service as provided in the Award Agreement; or
(iii) 10 years from the Date of Grant.
(c) Extension of Exercise Time. The Committee shall have the right (but shall not be obligated), exercisable on or at any time after the Date of Grant, to extend the exercise period of an Option or Stock Appreciation Right beyond the termination or expiration of the Option or Stock Appreciation Right under the terms of the Award Agreement; provided, in no event shall the exercise period be extended beyond the date set forth in Section 6.03(b)(iii).
(d) Rights as a Shareholder. A Participant shall have no rights as a Shareholder with respect to Common Stock covered by any Options or Stock Appreciation Rights until such Participant shall have become the owner of record of any such Shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Common Stock for which the record date is prior to the date on which such Participant shall have become the owner of record of any such Shares; provided, however, that Participants are entitled to Share adjustments to reflect capital changes under Section 10.07.

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6.04. Exercise Procedures. Each Option and Stock Appreciation Right shall be exercised prior to the close of business on the expiration date of the Option or Stock Appreciation Right by such method as provided in the Award Agreement or such other method as the Committee may establish or approve from time to time. The Exercise Price of Shares purchased upon exercise of an Option shall be paid by the Participant in cash or by any other method approved by the Committee or as otherwise set forth in the applicable Award Agreement.
ARTICLE VII
RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.01 Award of Restricted Stock and Restricted Stock Units. The Committee may grant to any Participant an Award of Restricted Stock consisting of a specified number of Shares issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified Shares or other criteria, as the Committee shall establish. The Committee may also grant Restricted Stock Units representing the right to receive Shares in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service, retention by the Participant of ownership of specified Shares or other criteria, as the Committee shall establish. The terms of any Restricted Stock and Restricted Stock Unit Awards shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan.
7.02 Restricted Stock.
(a) Issuance of Restricted Stock. As soon as practicable after the Date of Grant of an Award of Restricted Stock by the Committee, the Company shall cause to be transferred on the books of the Company Shares, registered on behalf of the Participant, evidencing the Restricted Stock covered by the Award. All Shares covered by Awards under this Article VII shall be subject to the restrictions, terms and conditions contained in the Plan and the applicable Award Agreement in respect of any such Awards. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock, any share certificates representing such Restricted Stock may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7.02(d), one or more share certificates, registered in the name of the Participant, for an appropriate number of Shares as provided in Section 7.02(d), free of any restrictions set forth in the Plan and the related Award Agreement shall be delivered to the Participant.
(b) Shareholder Rights. Beginning on the Date of Grant of a Restricted Stock Award, and except as otherwise provided in the applicable Award Agreement, the Participant shall become a Shareholder with respect to all Shares subject to the Award Agreement and shall have all of the rights of a Shareholder, including the right to vote, provided, however, that no dividends or other dividend equivalent right entitling the Participant to compensation measured by dividends paid with respect to Common Stock will be paid in respect of any unvested Award of Restricted Stock, unless and until such Shares vest. Notwithstanding the foregoing, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the unvested Restricted Stock, in accordance with Section 10.08. For the avoidance cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any unvested Restricted Stock Award shall either (i) not be paid or credited or (ii) be accumulated, and in all cases shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Restricted Stock Award.
(c) Restriction on Transferability. Restricted Stock may not be assigned or transferred (other than by will or the laws of descent and distribution or to an inter vivos trust with respect to which the Participant is treated as the owner under Code Sections 671 through 677), pledged or sold prior to the lapse of the restrictions applicable thereto.
(d) Delivery of Shares Upon Vesting. Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under Section 7.04, the restrictions applicable to the Restricted Stock shall lapse. As promptly as administratively feasible thereafter, the Company shall deliver to the Participant or, in case of the Participant’s death, to the Participant’s Beneficiary, one or more share certificates for the appropriate number of Shares, free of all such restrictions, except for any restrictions that may be imposed by law.
(e) Forfeiture of Restricted Stock. Subject to Section 7.04, Restricted Stock shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Stock shall terminate unless the Participant continues in the service of the Company or an Affiliate until the expiration of the forfeiture period for such Restricted Stock and satisfies any and all other conditions set forth in the Award Agreement. The Committee shall determine the forfeiture

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period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Stock Award.
7.03 Restricted Stock Units.
(a) Settlement of Restricted Stock Units. Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Committee has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred. Payments to Participants with respect to Restricted Stock Units shall be made in the form of Common Stock, or cash or a combination of both, as the Committee may determine. The amount of any cash to be paid in lieu of Common Stock shall be determined on the basis of the Fair Market Value of the Common Stock on the date any such payment is processed. As to Shares which constitute all or any part of such payment, the Committee may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award Agreement or as the Committee may otherwise determine, provided such determination is made on or before the date certificates for such Shares are first delivered to the applicable Participant.
(b) Shareholder Rights. Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no Shares shall be issued in respect of such Awards and no Participant shall have any rights as a Shareholder with respect to the Shares covered by such Award of Restricted Stock Units.
(c) Dividend Equivalents. For any Restricted Stock Unit, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Restricted Stock Unit, in accordance with Section 10.08.
(d) Deferral of Payment. If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Restricted Stock Units in accordance with the Deferred Compensation Plan or Directors’ Deferred Compensation Plan, as applicable.
ARTICLE VIII
PERFORMANCE AWARDS
8.01. Performance Awards.
(a) Award Periods and Calculations of Potential Incentive Amounts. The Committee may grant Performance Awards to Participants. A Performance Award shall consist of the right to receive a payment (measured by the Fair Market Value of a specified number of Shares, increases in such Fair Market Value during the Award Period and/or a fixed cash amount) contingent upon the extent to which certain predetermined performance targets have been met during an Award Period. The Award Period shall be determined by the Committee. The Committee may permit Participants to receive Performance Awards after an Award Period has commenced.
(b) Performance Targets. The performance targets may include such goals related to the performance of the Company or, where relevant, any one or more of its Affiliates or divisions and/or the performance of a Participant as may be established by the Committee. The performance targets established by the Committee may vary for different Award Periods and need not be the same for each Participant receiving a Performance Award in an Award Period. The Committee, under extraordinary circumstances as determined by the Committee, may change any prior determination of performance targets for any Award Period at any time prior to the final determination of the Award when events or transactions occur to cause the performance targets to be an inappropriate measure of achievement.
(c) Earning Performance Awards. The Committee, at or as soon as practicable after the Date of Grant, shall prescribe a formula to determine the percentage of the Performance Award to be earned based upon the degree of attainment of the applicable performance targets.
(d) Payment of Earned Performance Awards. Payments of earned Performance Awards shall be made in cash or Common Stock, or a combination of cash and Common Stock, in the discretion of the Committee. The Committee may define, and set forth in the applicable Award Agreement, such terms and conditions with respect to the payment of earned Performance Awards as it may deem desirable.
(e) Dividend Equivalents. For any Performance Award, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Performance Award, in accordance with Section 10.08.

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(f) Deferral of Payment. If approved by the Committee and set forth in the applicable Award Agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Performance Award in accordance with the Deferred Compensation Plan or Directors’ Deferred Compensation Plan, as applicable.
8.02. Termination of Service. Subject to Section 8.03, in the event of a Participant’s Termination of Service during an Award Period, the Participant’s Performance Awards shall be forfeited except as may otherwise be provided in the applicable Award Agreement.
ARTICLE IX
OTHER STOCK-BASED AWARDS
9.01. Grant of Other Stock-Based Awards. Other stock-based awards, consisting of Substitute Awards, stock purchase rights, Awards of Common Stock or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards. Subject to the provisions of the Plan, the Committee shall determine the persons to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards and all other conditions of the Awards. Any such Award may be confirmed by an Award Agreement executed by the Committee and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.
9.02. Terms of Other Stock-Based Awards. In addition to the terms and conditions specified in the Award Agreement, Awards made pursuant to this Article IX shall be subject to the following:
(a) Any Common Stock subject to Awards made under this Article IX may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses;
(b) For any such Award, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a related Dividend Equivalent Account, in accordance with Section 10.08;
(c) Any Award Agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of a Termination of Service prior to the exercise, realization or payment of such Award, with such provisions to take account of the specific nature and purpose of the Award; and
(d) If approved by the Committee and set forth in any applicable Award Agreement, a Participant may elect to defer the amount payable to the Participant’s Award under this Article IX in accordance with the Deferred Compensation Plan or Directors’ Deferred Compensation Plan, as applicable.
ARTICLE X
TERMS APPLICABLE GENERALLY TO AWARDS
10.01. Plan Provisions Control Award Terms. The terms of the Plan shall govern all Awards, and in no event shall the Committee have the power to grant any Award which is contrary to any of the provisions of the Plan. In the event any provision of any Award conflicts with any term in the Plan as constituted on the Date of Grant of such Award, the term in the Plan as constituted on the Date of Grant of such Award shall control.
10.02. Award Agreement. No person shall have any rights under any Award unless and until the Company and the Participant to whom such Award shall have been granted shall have executed and delivered an Award Agreement or the Participant to whom such Award shall have been granted shall have received a written or electronic Award acknowledgement or other notification authorized by the Committee and expressly granting the Award to such Participant and containing such provisions setting forth the terms of the Award as the Committee shall determine.
10.03. Modification of Award After Grant. Except as provided in Section 10.07, no Award granted to a Participant may be modified (unless such modification does not materially decrease the value of the Award) after the Date of Grant except by the express written agreement of the Company and the Participant; provided, however, that any such change (a) shall not be inconsistent with the terms of the Plan and (b) shall be approved by the Committee.
10.04. Limitation on Transfer. Except as provided in Section 7.02(c) in the case of Restricted Stock, a Participant’s rights and interest under the Plan may not be assigned or transferred other than by will or the laws of descent and distribution, and

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during the lifetime of a Participant, only the Participant personally (or the Participant’s personal representative) may exercise rights under the Plan. The Participant’s Beneficiary may exercise the Participant’s rights to the extent they are exercisable under the Plan following the death of the Participant. Notwithstanding the foregoing, the Committee may grant Options that are transferable, without payment of consideration by the Participant, to immediate “family members” (as such term is used in the instructions to Form S-8 under the Securities Act) of the Participant or to trusts or partnerships solely for the benefit of such family members, and the Committee may also amend outstanding Options to provide for such transferability. In no event shall an award of Options be transferred to a third party financial institution for value.
10.05. Taxes. Subject to compliance with all applicable legal requirements, the Company shall be entitled to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or Shares issuable under such Participant’s Award, and the Company may defer payment or issuance of the cash or Shares upon exercise or settlement of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Company and, in the Company’s sole discretion, such withholding obligation shall be satisfied by (a) having the Company withhold from such Award that number of Shares, rounded down to the next whole Share, whose aggregate Fair Market Value on the date such Shares are withheld equals the amount of withholding taxes due (provided that the number of such Shares may not have a Fair Market Value greater than the minimum required statutory withholding liability unless determined by the Committee not to result in adverse accounting consequences), (b) by direct payment by the Participant to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (c) by a combination of (a) and (b).
10.06. Surrender of Awards. Any Award may be surrendered to the Company for cancellation on such terms as agreed upon by the Committee and the Participant. With the consent of the Participant, the Committee may substitute a new Award in connection with the surrender by the Participant of an equity compensation award previously granted under the Plan, the Prior Plan or any other plan sponsored by the Company; provided, however, that no such substitution shall be permitted without the approval of the Shareholders if such approval is required by the rules of any applicable stock exchange.
10.07. Adjustments to Reflect Capital Changes.
(a) Recapitalizations, Restructuring and Similar Changes. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, or in the event of any other change in corporate structure affecting the Shares or the value thereof, then (i) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 4.01, (ii) the Exercise Prices of and number of Shares subject to outstanding Options and Stock Appreciation Rights, and (iii) the number of Shares subject to other outstanding Awards shall be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
(b) Change in Control.
(i) In the event of a Change in Control any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to shareholders (after taking into account the existing provisions of the Awards). Any such consideration shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control (provided that the timing of such payment shall comply with Section 409A). The successor corporation may also issue, in place of outstanding Shares or Awards held by the Participant, substantially similar shares or other property subject to restrictions not materially less favorable to the Participant. Unless otherwise provided by the Committee in the applicable Award Agreement, all such Awards that are assumed by the successor corporation or any award issued by the successor corporation as a replacement or substitute for any such Award shall provide for full and immediate vesting and payment, as applicable, in the event of a Participant’s Termination of Service by the Company or an Affiliate (including a successor) without Cause in connection with or within two years following the date of a Change in Control (with calculation for Awards subject to performance goals to be determined as set forth in the Award Agreement or as determined by the Committee).
(ii) In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Change in Control, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Change in Control unless otherwise determined by the Board

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and then such Awards will terminate (with calculation for Awards subject to performance goals to be determined as set forth in the Award Agreement or as determined by the Committee). In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Change in Control, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Change in Control. Notwithstanding anything to the contrary herein, if the intrinsic value of an Option or Stock Appreciation Right is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Awards without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or Stock Appreciation Right for which the Exercise Price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control without payment of consideration therefor).
(iii) The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.
(iv) Notwithstanding any provision to the contrary herein, in the event of a Change in Control, the vesting of all Awards granted to non-employee member of the Board shall accelerate and such Awards shall become exercisable (as applicable) in full immediately prior to and subject to the consummation of such event at such times and on such conditions as the Committee determines.
10.08. Dividend Equivalents. For any Award granted under Article VII, VIII or IX, the Committee shall have the discretion, upon the Date of Grant or thereafter, to establish a Dividend Equivalent Account with respect to the Award, and the applicable Award Agreement or an amendment thereto shall confirm such establishment. If a Dividend Equivalent Account is established, the following terms shall apply:
(a) Terms and Conditions. Dividend Equivalent Accounts shall be subject to such terms and conditions as the Committee shall determine and as shall be set forth in the applicable Award Agreement. Such terms and conditions may include for the Participant’s Dividend Equivalent Account to be credited as of the record date of each cash dividend on the Common Stock with an amount equal to the cash dividends which would be paid with respect to the number of Shares then covered by the related Award if such Shares had been owned of record by the Participant on such record date and for such dividend credits to be transferred to and administered in accordance with the Deferred Compensation Plan or Directors’ Deferred Compensation Plan, as applicable.
(b) No Dividends on Options and Stock Appreciation Rights. In no event shall dividends or Dividend Equivalents be granted in connection with an Option or Stock Appreciation Right.
(c) Unfunded Obligation. Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.
(d) Vesting and Forfeiture. Notwithstanding any provision of this Section 10.08 or the Plan to the contrary, amounts credited to a Participant’s Dividend Equivalent Account with respect to any unvested portions of an Award shall be subject to the same vesting and forfeiture restrictions as the Shares or units underlying the Award to which such dividend equivalents relate.
10.09 No Right to Continued Service. No person shall have any claim of right to be granted an Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the service of the Company or any of its Affiliates.

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10.10. Awards Not Includable for Benefit Purposes. Payments received by a Participant pursuant to the provisions of the Plan shall not be included in the determination of benefits under any pension, group insurance or other benefit plan applicable to the Participant which is maintained by the Company or any of its Affiliates, except as may be provided under the terms of such plans or determined by the Board.
10.11. Governing Law. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the Commonwealth of Pennsylvania, other than the conflict of laws provisions thereof. For purposes of resolving any dispute that arises directly or indirectly in connection with the Plan, each Participant, by virtue of receiving an Award, shall be deemed to have submitted to and consented to the exclusive jurisdiction of the Commonwealth of Pennsylvania and to have agreed that any related litigation shall be conducted solely in the courts of Allegheny County, Pennsylvania or the federal courts for the United States for the Western District of Pennsylvania, where the Plan is made and/or to be performed, and no other courts.
10.12. No Strict Construction. No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, any Award, Award Agreement or any rule or procedure established by the Committee.
10.13. Compliance with Rule 16b-3 and Section 409A.
(a) Rule 16b-3. Notwithstanding any provision of the Plan to the contrary, it is intended that, unless the Committee determines otherwise, Awards be eligible for exemption under Rule 16b-3. The Board is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, and to make any other such amendments or modifications as it deems necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.
(b) Section 409A.
(i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any Beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For purposes of Section 409A, each of the payments that may be made in respect of any Award is designated as a separate payment.
(ii) Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A and that would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.
(iii) Unless the Committee determines otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A) would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A or (B) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “disability” pursuant to Section 409A.
10.14. Severability. Whenever possible, each provision in the Plan and each Award and Award Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Award or Award Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of the Plan and each Award and Award Agreement shall remain in full force and effect.

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10.15. Amendment and Termination.
(a) Amendment. The Committee shall have complete power and authority to amend the Plan at any time; provided, however, that the Committee shall not, without the requisite approval of the Shareholders, make any amendment which requires Shareholder approval under the Code or under any other applicable law or rule of any stock exchange which lists Common Stock or Company Voting Securities. No termination or amendment of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, adversely affect the right of such individual under such Award. Notwithstanding any provision of the Plan to the contrary, the repricing of Options or Stock Appreciation Rights is prohibited without prior approval of the Shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or Stock Appreciation Right at a time when its Exercise Price is greater than the Fair Market Value of the underlying Common Stock in exchange or substitution for another Award, unless the exchange or substitution occurs in connection with a change in capitalization or similar change under Section 10.07. Such exchange or substitution as described in clause (iii) of the preceding sentence would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant. By way of clarification and not limitation, except in connection with a corporate transaction involving the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the original Options or Stock Appreciation Rights without Shareholder approval.
(b) Termination. The Board shall have the right and the power to terminate the Plan at any time. No Award shall be granted after the termination of the Plan, but the termination of the Plan shall not have any other effect and any Award outstanding at the time of the termination of the Plan may be exercised or settled after termination of the Plan at any time prior to the expiration date of such Award to the same extent such Award would have been exercisable or settleable had the Plan not terminated.
10.16. Foreign Qualified Awards. Awards may be granted to such employees, directors and consultants of the Company and its Affiliates residing in foreign jurisdictions as the Committee may determine from time to time. The Committee may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.
10.17. Adjustment of Performance Goals and Targets. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to adjust any performance goal, performance target or other performance-based criteria established with respect to any Award if circumstances occur (including unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such performance goal, performance target or performance-based criteria to be inappropriate in the judgment of the Committee.
10.18. Legality of Issuance. Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, the Committee may impose such conditions, restrictions and limitations (including suspending exercises of Options or Stock Appreciation Rights and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to any Award unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act (or the Committee has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.
10.19. Restrictions on Transfer. Regardless of whether the offering and sale of Common Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Common Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.

2026 Proxy Statement	B-13

Annex B
10.20. Recovery of Compensation. Notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, if the Board determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, a Participant shall be required to reimburse the Company for any amounts earned or payable with respect to an Award to the extent required by and otherwise in accordance with applicable law and any Company policies. Without limitation of the preceding sentence, any amounts or benefits received or outstanding under the Plan shall be subject to potential clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms or conditions of any applicable Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. A Participant’s acceptance of an Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Participant, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Participant’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.
In addition, if at any time during the term of an Award or during the one-year period following the delivery of shares upon exercise or settlement of any Award a Participant engages in any activity in competition with any activity of the Company or any of its Affiliates, or contrary or harmful to the interests of the Company or any of its Affiliates, including, but not limited to: (a) conduct related to the Participant’s employment for which either criminal or civil penalties against the Participant may be sought; (b) violation of Company (or Affiliate) Code of Ethics or similar policy; (c) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in competition with or acting against the interests of the Company or any of its Affiliates, including employing or recruiting any present, former or future employee of the Company or any of its Affiliates; (d) disclosing or misusing any confidential information or material concerning the Company or any of its Affiliates; or (e) participating in a hostile takeover attempt, then the Award shall terminate effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of the Plan or the Award, and any “Award Gain” realized by the Participant shall be paid by the Participant to the Company. “Award Gain” shall mean the cash and the Fair Market Value of any Common Stock delivered to the Participant pursuant to such Award on the date of such delivery times the number of shares so delivered minus the Exercise Price or any other purchase price paid for such shares.
10.21. Book Entry. Notwithstanding any provision of the Plan to the contrary, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book entry.
10.22. Data Protection. A Participant’s acceptance of an Award shall be deemed to constitute the Participant’s acknowledgement of and consent to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data shall include data about participation in the Plan and Shares offered or received, purchased or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.
10.23. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company or an Affiliate, on the one hand, and a Participant or other person, on the other hand. No provision of the Plan or any Award or Award Agreement shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.
10.24. Plan Construction. In the Plan, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”; (c) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (d) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively; (e) all references to articles, sections, paragraphs and clauses (and the like) are to articles, sections, paragraphs and clauses (and the like) in the Plan; (f) all words

B-14	investor.ppg.com

Annex B
used shall be construed to be of such gender or number as the circumstances and context require; (g) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions; (h) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (i) all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

2026 Proxy Statement	B-15

PPG INDUSTRIES, INC
ONE PPG PLACE, 40TH FLOOR
PITTSBURGH, PA 15272
ATTN: INVESTOR RELATIONS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PPG2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V84697-P44512

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PPG INDUSTRIES, INC.

The Board recommends that you vote FOR the following director nominees 1a through 1l:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kathy L. Fortmann	☐	☐	☐
1b. Melanie L. Healey	☐	☐	☐
1c. Gary R. Heminger	☐	☐	☐
1d. Timothy M. Knavish	☐	☐	☐
1e. Michael W. Lamach	☐	☐	☐
1f. Kathleen A. Ligocki	☐	☐	☐
1g. Michael T. Nally	☐	☐	☐
1h. Guillermo Novo	☐	☐	☐
1i. Christopher N. Roberts III	☐	☐	☐
1j. Todd M. Schneider	☐	☐	☐
1k. Catherine R. Smith	☐	☐	☐
1l. Leon J. Topalian	☐	☐	☐

The Board recommends that you vote FOR the following proposals 2, 3 and 4:	**For**	**Against**	**Abstain**
2. Approve the compensation of the Company's named executive officers on an advisory basis	☐	☐	☐
3. Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2026	☐	☐	☐
4. Approve the PPG Industries, Inc. 2026 Omnibus Incentive Plan	☐	☐	☐

The Board recommends that you vote AGAINST the following proposal 5:	**For**	**Against**	**Abstain**
5. Shareholder proposal to adopt a policy requiring an independent board chair, if properly presented	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V84698-P44512

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC. 2026 ANNUAL MEETING OF SHAREHOLDERS

The undersigned shareholder(s) appoint(s) Timothy M. Knavish, Vincent J. Morales and Joseph R. Gette, and each of them, with full power of substitution in each, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of common stock of PPG Industries, Inc. ("PPG") that are held by the undersigned as of February 20, 2026, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of PPG to be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/PPG2026 on April 16, 2026 at 11:00 a.m. (Eastern time), and at any adjournments or postponements thereof and in their discretion on such other matters as may properly come before the Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF AS DIRECTED BY THE SHAREHOLDER(S) HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE TWELVE NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, AND 4, AND AGAINST PROPOSAL 5.

Continued and to be signed on reverse side